UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Humana Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 7, 2011

Dear Fellow Stockholders:

We would like to invite you to attend the Annual Meeting of Stockholders of Humana Inc. to be held on Thursday, April 21, 2011, at 10:00 a.m., EDT at the Company’s headquarters, 500 West Main Street, 25th Floor Auditorium, Louisville, Kentucky and to be webcast via the Internet at the Investor Relations section of the Company’s website at www.humana.com, Investor Relations section. This Proxy Statement contains information about our Company and the five proposals to be voted upon by stockholders at the meeting. Please give this information your careful attention.

This year, we will once again be taking advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. These materials will be available on the Internet on or about March 7, 2011. We continue to believe that Internet delivery of our proxy materials allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

We hope you can attend the meeting. However, if you are unable to join us, we urge you to exercise your right as a stockholder and vote. The vote of every stockholder is important.

This Proxy Statement is being mailed or transmitted on or about March 7, 2011 to the Company’s stockholders of record as of February 25, 2011.

Sincerely,

Michael B. McCallister Chairman of the Board and Chief Executive Officer, and Significant Stockholder

Humana Inc.

March 7, 2011

Notice of Annual Meeting of Stockholders

Thursday, April 21, 2011

10:00 a.m., EDT

Humana Building

25th Floor Auditorium

500 West Main Street

Louisville, Kentucky 40202

AGENDA

1.	Elect ten (10) directors;

2.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011;

3.	Approve the Humana Inc. 2011 Stock Incentive Plan;

4.	To hold a non-binding, advisory vote with respect to the compensation of the Company’s Named Executive Officers;

5.	To hold a non-binding, advisory vote regarding the frequency of the voting with respect to the compensation of the Company’s Named Executive Officers; and

6.	Transact any other business properly brought before the meeting.

Stockholders of record at the close of business on February 25, 2011 will be entitled to vote.

Your vote is important so that as many Shares as possible will be represented. Please vote by one of the following methods:

•	BY INTERNET

•	BY TELEPHONE

•	BY RETURNING YOUR PROXY CARD (if you elected to receive printed materials)

(see instructions on proxy card or at the voting site).

By Order of the Board of Directors,

Joan O. Lenahan

Vice President and Corporate Secretary

Frequently Asked Questions	1

Corporate Governance	9

Proposal One: Election of Directors	19

Director Compensation	23

Stock Ownership Information	27

Compensation Discussion and Analysis	30

Organization & Compensation Committee Report	44

Executive Compensation	45

Certain Transactions with Management and Others	60

Equity Compensation Plan Information	61

Audit Committee Report	63

Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm	65

Proposal Three: Approval of the Humana Inc. 2011 Stock Incentive Plan	66

Proposal Four: Non-binding Advisory Vote With Respect to the Compensation of the Company’s Named Executive Officers	77

Proposal Five: Non-binding Advisory Vote Regarding the Frequency of the Voting With Respect to the Compensation of the Company’s Named Executive Officers	78

Incorporation by Reference	80

Additional Information	80

Appendix A: Humana Inc. 2011 Stock Incentive Plan	A-1

FREQUENTLY ASKED QUESTIONS

1. Q:	When will this Proxy Statement be transmitted to stockholders?

A:	This Proxy Statement is being transmitted on or about March 7, 2011 to stockholders of record as of February 25, 2011. Our Board of Directors has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies on behalf of the Company for use at our 2011 Annual Meeting of Stockholders.

2. Q:	When and where is the annual meeting?

A:	The Annual Meeting will be held on Thursday, April 21, 2011 at 10:00 a.m. EDT at 500 W. Main Street, Louisville, Kentucky 40202 at The Humana Building, 25th Floor Auditorium.

3. Q:	Who is entitled to vote?

A:	Anyone who owns Humana Inc. common stock, which we refer to as Shares, as of the close of business on February 25, 2011, which we refer to as the Record Date, is entitled to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

4. Q:	How many Shares are eligible to vote?

A:	As of the Record Date, February 25, 2011, 168,620,907 Shares were outstanding and entitled to vote. Every stockholder is entitled to one vote for each Share held.

5. Q:	What am I voting on?

A:	You are being asked to:

1)	Elect ten (10) individuals to serve on the Board of Directors of the Company, which we refer to as the Board or the Board of Directors;

2)	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011;

3)	Approve the Humana Inc. 2011 Stock Incentive Plan;

4)	Approve a non-binding, advisory vote with respect to the compensation of the Company’s Named Executive Officers; and

5)	Approve a non-binding, advisory vote on the frequency of voting with respect to the compensation of the Company’s Named Executive Officers.

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. However, if other matters are presented for a vote, the proxies will be voted for these matters in accordance with the judgment of the persons acting under the proxies.

6. Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:	Pursuant to rules adopted by the U.S. Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the Internet. We believe that Internet delivery of our proxy materials allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, to our stockholders and beneficial owners as of the Record Date. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by calling Broadridge Financial Solutions, Inc., or Broadridge, at 1-800-579-1639.

7. Q:	How can I get electronic access to the proxy materials?

A:	The Notice provides you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by e-mail.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our Annual Meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

8. Q:	How does the Board recommend I vote on each proposal?

A:	The Board recommends that you vote your Shares as follows:

Proposal 1 – FOR each of the director nominees;

Proposal 2 – FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011;

Proposal 3 – FOR the approval of the Humana Inc. 2011 Stock Incentive Plan;

Proposal 4 – FOR the approval of the non-binding, advisory vote with respect to the compensation of the Company’s Named Executive Officers; and

Proposal 5 – FOR ONE YEAR with respect to the frequency with which future non-binding, advisory stockholder votes on the compensation of the Company’s Named Executive Officers will be held.

All Shares that are represented at the Annual Meeting by properly executed proxies received before or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in the proxies.

9. Q:	How will my Shares be voted if I do not specify how they should be voted?

A:	If you sign and return your proxy card without indicating how you want your Shares to be voted, our representatives will vote your Shares as follows:

Proposal 1 – FOR each of the director nominees;

Proposal 2 – FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011;

Proposal 3 – FOR the approval of the Humana Inc. 2011 Stock Incentive Plan;

Proposal 4 – FOR the approval of the non-binding, advisory vote with respect to the compensation of the Company’s Named Executive Officers; and

Proposal 5 – FOR ONE YEAR with respect to the frequency with which future non-binding, advisory stockholder votes on the compensation of the Company’s Named Executive Officers will be held.

10. Q:	What if my Shares are not registered in my name?

A:	If you own your Shares in “street name,” meaning that your bank, broker or other nominee is actually the record owner, you should receive the Notice from your bank, broker or other nominee. In addition, stockholders may request, by calling Broadridge at 1-800-579-1639, to receive proxy materials in printed form by mail, or electronically by e-mail on an ongoing basis. When you own your Shares in street name, you are deemed a beneficial owner or holder for voting purposes.

If you hold Shares through an account with a bank, broker or other nominee and you do not provide voting instructions on your instructions form, your Shares may not be voted by the nominee with respect to certain proposals, including:

•	the election of directors;

•	the approval of the stock incentive plan;

•	the approval of a non-binding, advisory vote with respect to the compensation of the Company’s Named Executive Officers; or

•	the approval of a non-binding, advisory vote with respect to the frequency of the voting on the compensation of the Company’s Named Executive Officers.

Banks, brokers and other nominees have the authority under the regulations of the New York Stock Exchange, or the NYSE, to vote shares for which their customers do not provide voting instructions on certain “routine” matters, including the ratification of the appointment of the Company’s independent registered public accounting firm. However, the proposals listed above are not considered “routine” matters, and therefore your Shares will not be voted with respect to such proposals if you do not provide voting instructions on your instruction form.

11. Q:	What is a “broker non-vote”?

A:	A broker “non-vote” occurs when a nominee holding Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner, but does have discretionary voting power over other items and submits votes for those matters. As discussed above, if you hold Shares through a bank, broker or other nominee and do not provide voting instructions to your bank, broker or other nominee, your Shares may not be voted with respect to certain proposals, such as the proposals listed in Question 10. Therefore, we expect to have broker “non-votes” at the Annual Meeting with respect to:

•	Proposal 1 (election of the Company’s Board of Directors);

•	Proposal 3 (approval of the Humana Inc. 2011 Stock Incentive Plan);

•	Proposal 4 (approval of a non-binding advisory vote with respect to the compensation of the Company’s Named Executive Officers); and

•	Proposal 5 (approval of a non-binding advisory vote with respect to the frequency of the voting on the compensation of the Company’s Named Executive Officers).

We do not, however, expect to have any broker “non-votes” with respect to Proposal 2 (ratification of the appointment of PricewaterhouseCoopers LLP).

12. Q:	What is a “quorum”?

A:	A “quorum” is a majority of the outstanding Shares. Shares may be voted at the Annual Meeting by a signed proxy card, by telephone instruction, or electronically on the Internet. There must be a quorum for the Annual Meeting to be held. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists.

13. Q:	How do I vote?

A:	There are four ways that you can vote your Shares. Voting by any of these methods will supersede any prior vote you made regardless of how that vote was made. PLEASE CHOOSE ONLY ONE OF THE FOLLOWING:

1)	By Internet. The website for voting is http: //www.ProxyVote.com.

In order to vote on the Internet, you need the control number on your Notice card. Each stockholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. The Internet voting system is available 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on Wednesday, April 20, 2011.

Once you are logged on the Internet voting system, you can record and confirm (or change) your voting instructions. If you use the Internet voting system, you do not need to return your proxy card.

2)	By telephone. If you are a registered holder in the United States or Canada, you should call 1-800-690-6903. The telephone voting system is available 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on Wednesday, April 20, 2011.

In order to vote by telephone, you need the control number on your proxy card. Each stockholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting.

Once you are logged on the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions. If you use the telephone voting system, you do not need to return your proxy card.

3)	By mail. Mark your voting instructions, sign and date the proxy card and then return it in the postage-paid envelope provided. If you mail your proxy card, we must receive it before 10:00 a.m. Eastern Time on Thursday, April 21, 2011, the day of the Annual Meeting.

If you are returning your proxy card to Broadridge, they must receive it before 10:00 a.m. Eastern Time on Wednesday, April 20, 2011, the day before the Annual Meeting.

4)	In person. Attend the Annual Meeting. Mark your voting instructions and deliver to the Inspectors of Election. However, you can vote by methods 1, 2 or 3 above prior to the meeting and still attend the Annual Meeting. In all cases, a vote at the Annual Meeting will revoke any prior votes. Please note that if your Shares are held through a bank, broker or other nominee, you will need to bring proof of ownership to the Annual Meeting in order to vote.

14. Q:	How do I vote the share equivalent units held in the Humana Common Stock Fund of the Humana Retirement Savings Plan or the Humana Puerto Rico 1165(e) Retirement Plan?

A:	If you have an interest in the Humana Common Stock Fund of the Humana Retirement Savings Plan or the Humana Puerto Rico 1165(e) Retirement Plan on the Record Date, you may vote. Under the Humana Retirement Savings Plan and the Humana Puerto Rico 1165(e) Retirement Plan, your voting rights are based on your interest — the amount of money you and the Company have invested — in your Humana Common Stock Fund.

You may exercise these voting rights in almost the same way that stockholders may vote their Shares, but you have an earlier deadline, and you should provide your voting instructions to Broadridge. Broadridge will aggregate the votes of all participants and provide voting information to the Trustee. If your voting instructions are received by 11:59 p.m. EDT on Thursday, April 14, 2011, the Trustee will submit a proxy that reflects your instructions. If you do not give voting instructions (or give them late), the Trustee will vote your interest in the Humana Common Stock Fund in the same proportion as the Shares attributed to the Humana Retirement Savings Plan, or the Humana Puerto Rico 1165(e) Retirement Plan, as applicable, are actually voted by the other participants in the applicable plan.

You should provide your instructions to Broadridge by using the Internet, registered holder telephone number (1-800-690-6903) or mail methods described above. However, you cannot vote in person at the Annual Meeting. Your voting instructions will be kept confidential under the terms of the Humana Retirement Savings Plan or the Humana Puerto Rico 1165(e) Retirement Plan, as applicable.

15. Q:	How many votes are required to approve each proposal?

A:	Proposal 1:	A director nominee will be elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee. Shares not present at the meeting and Shares voting “abstain” or broker “non-votes” have no effect on the election of directors. Under the Company’s Majority Vote Policy adopted in January 2007, following election to our Board of Directors, a director is required to submit his or her irrevocable resignation to our Board of Directors conditioned upon (1) the director not achieving the requisite stockholder vote at any future meeting at which they face re-election, and (2) acceptance of the resignation by the Board of Directors following that election. The Board of Directors has 90 days after a director fails to achieve the requisite stockholder votes to determine whether or not to accept the director’s resignation and to report this information to our stockholders. Pursuant to current NYSE regulations, brokers do not have discretionary voting power over the election of directors.

	Proposal 2:	The affirmative vote of a majority of the votes cast on the proposal is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Shares not present at the meeting and Shares voting “abstain” or broker non-votes have no effect on the ratification of the appointment of PricewaterhouseCoopers LLP. Pursuant to current NYSE regulations, brokers have discretionary voting power over the ratification of the appointment of the Company’s independent registered public accounting firm.

	Proposal 3:	The affirmative vote of a majority of the votes cast on the proposal is required for the approval of the Humana Inc. 2011 Stock Incentive Plan. Shares not present at the meeting and Shares voting “abstain” or broker non-votes have no effect on the approval of the Humana Inc. 2011 Stock Incentive Plan. Pursuant to current NYSE regulations, brokers do not have discretionary voting power over the approval of stock incentive plans.

	Proposal 4:	The affirmative vote of a majority of the votes cast on the proposal is required for the approval of the non-binding, advisory vote with respect to the compensation of the Company’s Named Executive Officers. Shares not present at the meeting and Shares voting “abstain” or broker non-votes have no effect on the approval of this non-binding advisory vote. Pursuant to current NYSE regulations, brokers do not have discretionary voting power over the approval of the non-binding, advisory vote with respect to the compensation of the Company’s Named Executive Officers.

	Proposal 5:	The frequency (every one, two, or three years) receiving the highest number of votes will be deemed to be the choice of the stockholders with respect to the non-binding, advisory vote on the frequency of voting with respect to the compensation of the Company’s Named Executive Officers. Shares not present at the meeting and Shares voting “abstain” or broker non-votes have no effect on the approval of this non-binding advisory vote. Pursuant to current NYSE regulations, brokers do not have discretionary voting power over the approval of the non-binding, advisory vote on the frequency of voting with respect to the compensation of the Company’s Named Executive Officers.

16. Q:	Who will count the votes?

A:	Broadridge will tabulate the votes cast by proxy, whether by proxy card, Internet or telephone. Additionally, the Company’s Inspectors of Election will tabulate the votes cast at the Annual Meeting together with the votes cast by proxy.

17. Q:	How do I revoke my proxy?

A:	You have the right to revoke your proxy at any time before the meeting.

Your method of doing so will depend upon how you originally voted (a later vote will supersede any prior vote you made regardless of how that vote was made):

By Internet — simply log in and resubmit your vote — Broadridge will only count the last instructions;

By Telephone — simply sign in and resubmit your vote — Broadridge will only count the last instructions;

By Mail — you must give written notice of revocation to Broadridge, 51 Mercedes Way, Edgewood, NY 11717 or by fax at 1-515-254-7733, submit another properly signed proxy with a more recent date, or vote in person at the meeting. For written and fax notices, you must include the control number that is printed on the upper portion of the proxy card.

18. Q:	When are the stockholder proposals for inclusion in the Company’s proxy materials for the 2012 Annual Meeting due?

A:

Stockholder proposals as permitted by SEC regulations for inclusion in our proxy materials relating to the 2012 annual meeting of stockholders must be submitted to the Corporate Secretary in writing no later than November 14, 2011. Proposals should be submitted to Joan O. Lenahan, Vice President and Corporate Secretary, Humana Inc., 500 W. Main Street, 27th Floor, Louisville, KY 40202.

19. Q:	May a stockholder present a proposal not included in our Proxy Statement at the April 21, 2011 Annual Meeting?

A:	A stockholder can present a proposal at the annual meeting (a so-called “floor resolution”) only if certain notice requirements are met. The SEC does not directly regulate meeting conduct. State law imposes only limited requirements, so meetings are governed by procedures set forth in our Bylaws. Humana’s Bylaws require that a stockholder provide written notice of intent to bring a proposal no less than 60 days or more than 90 days prior to the scheduled date of the annual meeting of stockholders. If less than 70 days’ notice of the annual meeting is given, written notice by a stockholder would be deemed timely if made no later than the 10th day following such notice of the annual meeting. A proposal must also meet other requirements as to form and content set forth in our Bylaws. Stockholder proposals should be sent to Joan O. Lenahan, Vice President and Corporate Secretary, Humana Inc., 500 West Main Street, 27th Floor, Louisville, Kentucky 40202. A copy of our Bylaws is available on our website. From the www.humana.com website, click on “Investor Relations,” and then click on “Corporate Governance” on the left side of the page, and then click on the link entitled, “Bylaws” on the right side of the page.

20. Q:	How much did this proxy solicitation cost?

A:	D. F. King & Co., Inc. has been hired to assist in the distribution of proxy materials and solicitation of votes for approximately $15,000 plus expenses.

We have also engaged Broadridge to assist in the distribution of proxy materials and the accumulation of votes through the Internet, telephone and coordination of mail votes for approximately $190,000 plus expenses.

We will reimburse stockbrokers, other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to our stockholders.

21. Q:	How can I obtain additional information about the Company?

A:	Included with this Proxy Statement (either in printed form or on the Internet) is a copy of our Annual Report on Form 10-K for the year ended December 31, 2010, which also contains the information required in our Annual Report to Stockholders. Our Annual Report on Form 10-K and all other filings with the SEC also may be accessed via the Investor Relations section on our website at www.humana.com. We encourage you to visit our website. From the www.humana.com website, click on “Investor Relations,” and then click on the report you wish to review under the “SEC Filings & Financial Reports” subcategory on the left side of the page.

22. Q:	Where can I find voting results for this Annual Meeting?

A:	The voting results will be published in a current report on Form 8-K which will be filed with the SEC on or before April 27, 2011. The voting results will also be published on our website at www.humana.com at the same time. From the www.humana.com website, click on “Investor Relations,” and then click on “Corporate Governance” on the left side of the page, and then click on the link entitled “Voting Results of Annual Stockholders Meeting” on the left side of the page.

23. Q:	What is “householding”?

A:	“Householding” occurs when a single copy of our Annual Report, Proxy Statement or Notice is sent to any household at which two or more stockholders reside if they appear to be members of the same family. Although we do not “household” for registered stockholders, a number of brokerage firms have instituted householding for Shares held in street name. This procedure reduces our printing and mailing costs and fees. Stockholders who participate in householding will continue to receive separate proxy cards, and householding will not affect the mailing of account statements or special notices in any way. If you wish to receive separate copies of our Annual Report, Proxy Statement or Notice in the future, please contact the bank, broker or other nominee through which you hold your Shares.

CORPORATE GOVERNANCE

Humana is committed to having sound corporate governance principles and operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct, and assuring compliance with such responsibilities and standards. Sound corporate governance is essential to running our business effectively and to maintaining our reputation of integrity in the marketplace. Our Board of Directors has adopted Corporate Governance Guidelines, which we refer to as the Guidelines, intended to comply with the requirements of Section 303A.09 of the NYSE Listed Company Manual. The Guidelines may be viewed on our website at www.humana.com. From the www.humana.com website, click on “Investor Relations,” then click on “Corporate Governance” on the left side of the page, and then click on the link entitled “Corporate Governance Guidelines” on the right side of the page.

Independent Directors

The Guidelines contain independence standards to assist the Board in its determination of director independence. In addition, to qualify as independent under the Guidelines, the Board of Directors must affirmatively determine that a director has no material relationship with the Company, other than as a director.

Pursuant to the Guidelines, the Board undertakes an annual review of director independence. During this review, the Board considers transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including transactions or relationships which could have been reported under “Certain Transactions with Management and Others” in this Proxy Statement. As provided in the Guidelines, the purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that a director is independent.

In the course of this review for the current year, the Board specifically analyzed and discussed several matters:

(1)	a relationship between the Company and Pfizer Inc., or Pfizer, for which Frank A. D’Amelio, one of our current directors, serves as an executive officer;

(2)	a relationship between the Company and JAPC, Inc., or JAPC, which is owned by the father of David A. Jones, Jr., one of our current directors;

(3)	a relationship between the Company and Chrysalis Ventures, LLC, or Chrysalis, for which David A. Jones, Jr., one of our current directors, serves as Chairman and Managing Director; and

(4)	a relationship between the Company and Main Street Realty, Inc., or Main Street Realty, which is owned by the father of David A. Jones, Jr., one of our current directors.

Pfizer.    The relationship between the Company and Pfizer consists of a negotiated rebate based on the volume of prescriptions of Pfizer drugs obtained by Humana members, an amount that includes Humana claims paid and the co-payments paid by our members for Pfizer drugs. These rebate amounts are significant. However, these payments to Humana from Pfizer result from activity with many intermediaries over whom Humana exercises no control (i.e. the providers who prescribe these medications, the distributors who sell to the retailers, and the retailers from which our members get prescriptions). In 2010, the rebate amounted to approximately $136 million. We have also agreed to complete various research studies for Pfizer, for which we were paid an immaterial amount of fees by Pfizer in 2010.

JAPC, Inc.    In 2010, we provided hangar space, pilot services and maintenance for an airplane owned by JAPC, for which we were fully reimbursed by JAPC at a rate at least as favorable to the Company as market rates, which amounts were not material.

Chrysalis.    In 2010, we received health care premium payments from Chrysalis in the aggregate amount of approximately $152,000, and from one other company in the investment portfolio of Chrysalis. The premiums charged and benefits provided under these arrangements are comparable to those extended to our other non-affiliated customers in the area. We also reimbursed Chrysalis for the cost of certain office expenses for David A. Jones, Jr. incurred in his former position as Chairman of our Board of Directors, which amounts were not material.

Main Street Realty.    In 2010, we received health care premium payments from Main Street Realty in the aggregate amount of approximately $217,752. The premiums charged and benefits provided under the arrangement are comparable to those extended to our other non-affiliated customers in the area.

At the conclusion of its review, the Board affirmatively determined that in each case the relationship between the Company and Pfizer, the Company and JAPC, the Company and Chrysalis, and the Company and Main Street Realty was not material, was below the thresholds for independence prescribed by the NYSE, and did not impact the independence of Mr. D’Amelio or Mr. Jones, respectively. Messrs. D’Amelio and Jones each recused themselves from the independence assessment relative to himself.

Consistent with these considerations, and based on its review of director independence in light of the standards contained in the Guidelines, the Board determined that each member of the Board of Directors (except Mr. McCallister, who is an employee of the Company) is independent.

Company Leadership Structure

The business of the Company is managed under the direction of the Board, which is elected annually by the Company’s stockholders. The basic responsibility of the Board is to lead the Company by exercising its business judgment to act in what each director reasonably believes to be the best interests of Humana and its stockholders. Leadership of the Board is essential to facilitate the Board acting effectively as a working group to the benefit of the Company and its performance. The Board believes that the advisability of having a separate or combined chairman and chief executive officer positions is dependent upon the strengths of the individual or individuals that hold these positions and the most effective means of leveraging these strengths, in light of the challenges and circumstances facing the Company, which may change over time. At this time, given the composition of the Company’s Board and the current challenges faced by the Company, the Board believes that the appropriate leadership structure for our Board is a combined Chairman and Chief Executive Officer, complemented by a strong independent Lead Director. The role of the Chairman includes serving as Chair of regular sessions of the Board, running the Board process and ensuring effectiveness in all aspects of the Board’s role, and leading the Board in anticipating and responding to crises. The role of Lead Director is held by an independent director selected by the Board, and includes responsibility for:

•

coordinating the activities of the independent directors and acting as the principal liaison to the Chairman and Chief Executive Officer (although all directors continue to have access to management) for the view of, and any concerns and issues raised by, the independent directors;

•	convening, setting the agenda for, and presiding over all non-management executive sessions held by the Board;

•	presiding at all meetings of the Board when the Chairman is not present;

•	approving Board meeting agendas as well as the quality, quantity and timeliness of information sent to the Board;

•	approving Board meeting schedules to assure that there is sufficient time for discussion of all agenda items; and

•	leading the Board in its annual CEO evaluation (in conjunction with the recommendations of the Organization & Compensation Committee),

The Board believes that this separation of duties between a combined Chairman/Chief Executive Officer and independent Lead Director provides the right foundation to pursue the Company’s strategic and operational objectives, while maintaining effective oversight and objective evaluation of the Company’s performance.

Board Oversight of Risk

While management is responsible for designing and implementing the Company’s risk management process, controls and oversight, the Board, both as a whole and through its committees, has overall responsibility for oversight of the Company’s risk management. The Board implements this risk oversight function both as a whole and through various committees. The full Board regularly reviews risks that may be material to the Company, including those detailed in the Audit Committee’s reports and as disclosed in the Company’s quarterly and annual reports filed with the SEC.

Audit Committee.    Pursuant to its charter, and in compliance with applicable NYSE listed company rules, the Audit Committee is responsible for discussing the Company’s policies with respect to overall risk assessment and risk management, with primary responsibility for monitoring risks with respect to the Company’s accounting and financial reporting principles and policies and internal audit controls and procedures. To accomplish this, the Audit Committee regularly reviews with both internal Company personnel and independent auditors the risks that may be material to the Company, as well as major legislative and regulatory developments which could materially impact the Company’s risks. The members of the Audit Committee meet separately with representatives of our independent audit firm and members of management in charge of internal controls and procedures with respect to financial reporting. The Company has also instituted a management Enterprise Risk Management Committee to assess the risks of the Company and coordinate with and report to the Audit Committee.

Organization & Compensation Committee.    The Board of Directors has delegated to the Organization & Compensation Committee the responsibility of assessing the risks associated with the Company’s compensation practices and policies for employees, including a consideration of the counterbalance of risk-taking incentives and risk-mitigating factors in Company practices and policies.

The goal of these processes is to achieve serious and thoughtful board-level attention to the Company’s risk management process and system, the nature of the material risks faced by the Company, and the adequacy of the Company’s risk management process and system designed to respond to and mitigate these risks.

Composition of Board Committees

The Board of Directors has the following committees: Audit; Executive; Investment; Nominating & Corporate Governance; and Organization & Compensation. Only directors meeting SEC and NYSE director independence standards may serve on the Audit Committee, the Nominating & Corporate Governance Committee, and the Organization & Compensation Committee. Additional information regarding the Audit Committee is included in this Proxy Statement under the caption “Audit Committee Report” and additional information regarding the Organization & Compensation Committee is included in this Proxy Statement under the captions “Compensation Discussion and Analysis” and “Organization & Compensation Committee Report”.

The number of Board committee meetings held in 2010 and membership as of February 25, 2011, were as follows:

	Audit	Executive	Investment	Nominating & Corporate Governance	Organization & Compensation
Number of Meetings in 2010	9	1	4	1	8
NAME
Frank A. D’Amelio	C		M
W. Roy Dunbar			C		M
Kurt J. Hilzinger		M			C
David A. Jones, Jr.		M
Michael B. McCallister		C
William J. McDonald			M		M
William E. Mitchell	M			M
David B. Nash, M.D.	M
James J. O’Brien	M		M
Marissa T. Peterson				M	M
W. Ann Reynolds, Ph.D.	M			C

C	= Chair
M	= Member

Each Board committee operates pursuant to a charter, which may be viewed on our website at www.humana.com. From the www.humana.com website, click on “Investor Relations,” then click on “Corporate Governance” on the left side of the page, and then you will see a link to the Committee Charters on the left side of the page.

Audit Committee

Pursuant to its charter, the Audit Committee:

•

assists the Board of Directors with the oversight of the integrity of our financial statements and disclosures and internal controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of our internal audit function and the independent registered public accounting firm;

•

bears responsibility for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged to prepare the audit report or perform other audit, review or attest services;

•

reviews with the independent registered public accounting firm, our Internal Audit Department, and our financial and accounting personnel, the effectiveness of our accounting and financial controls and, where appropriate, makes recommendations for the improvement of these internal control procedures;

•

reviews our internal audit function including the independence and authority of our reporting obligations, the proposed audit plans for the year, and the coordination of these plans with the independent registered public accounting firm;

•

reviews the financial statements and other information contained in the annual report and other reports to stockholders with management and the independent registered public accounting firm to determine that the independent registered public accounting firm is satisfied with the disclosure and content of the financial statements to be presented to the stockholders and reviews any changes in accounting principles;

•	confers independently with the internal auditors, key members of management, and the independent registered public accounting firm;

•	determines and approves the appropriateness of the fees for audit and permissible non-audit services performed by the independent registered public accounting firm;

•	discusses with management our compliance with applicable legal requirements and with our internal policies regarding related party transactions and conflicts of interest;

•	discusses the Company’s policies with respect to risk assessment and risk management; and

•	annually evaluates its performance.

Corporate Governance Determinations

•

The Board of Directors has determined that each of the members of the Audit Committee at February 25, 2011 are independent according to SEC and NYSE requirements, and each are financially literate, as defined in the NYSE listing standards. The Board of Directors has determined further that Mr. D’Amelio, Mr. O’Brien, Mr. Mitchell and Dr. Reynolds each meet the definition of “audit committee financial expert.”

•	The Report of the Audit Committee for the year ended December 31, 2010 is set forth in this Proxy Statement under the caption “Audit Committee Report.”

•	PricewaterhouseCoopers LLP, our independent registered public accounting firm, reports directly to the Audit Committee.

•	No member of the Board’s Audit Committee serves on the audit committees of more than three publicly traded companies.

Organization & Compensation Committee

Pursuant to its charter, the Organization & Compensation Committee:

•

reviews and approves our goals and objectives relevant to the compensation of our Chief Executive Officer, or CEO, evaluates the CEO’s performance in light of those goals and objectives, and, either as a Committee or together with the other independent directors, determines and approves the CEO’s compensation level based on this evaluation;

•

makes recommendations to the Board with respect to the CEO’s and other executive officers’ base compensation, incentive-compensation plans and equity-based plans and approves programs for our executive officers;

•	approves equity-based grants to executive officers, and grants to other employees where Board approval is required under our applicable equity compensation program.

•	approves material elements of all employment, severance and Change in Control agreements for the executive officers;

•

reviews and discusses with management the Company’s compensation plans and policies for all employees (including the Named Executive Officers) with respect to risk management and risk-inducing incentives;

•	ensures preparation of the Compensation Discussion and Analysis and the Compensation Committee Report as required by SEC regulations; and

•	annually evaluates its performance.

Scope of Authority, Processes and Procedures

The Organization & Compensation Committee acts on behalf of the Board of Directors to establish the compensation of our executive officers and provides oversight of our compensation philosophy, as described in this Proxy Statement under the caption “Compensation Discussion and Analysis.” The role of the executive officers and the outside compensation consultant in establishing executive compensation is discussed in this Proxy Statement under the caption “Compensation Discussion and Analysis.” Other than routine administrative matters, no executive compensation decisions are delegated to management.

Compensation Committee Interlocks and Insider Participation

None of the Organization & Compensation Committee members:

•	is or has ever been an officer or employee of the Company; or

•

is or was, during the last fiscal year, a participant in a “related person” transaction requiring disclosure under Item 404 of the SEC’s regulations (see discussion in this Proxy Statement under the caption “Certain Transactions with Management and Others”); or

•	is an executive officer of another entity, at which one of our executive officers serves either as a director or on its compensation committee.

Compensation Risk Determination

In 2010, the Organization & Compensation Committee assessed the risks associated with the Company’s compensation practices and policies for employees, including a consideration of the counterbalance of risk-taking incentives and risk-mitigating factors in Company practices and policies. Following this assessment, the Organization & Compensation Committee determined that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company.

Executive Committee

Pursuant to its charter, the Executive Committee possesses the authority to exercise all the powers of the Board of Directors except as otherwise provided by Delaware law and our Bylaws during intervals between meetings of the Board. The Executive Committee does not have the power, to, among other things, declare a dividend, issue stock, adopt a certificate of merger or sell substantially all of the Company’s business.

Investment Committee

Pursuant to its charter, the Investment Committee:

•	establishes investment objectives and policies for our various investment portfolios and investment options available under various employee benefit plans;

•	reviews investment results; and

•	annually evaluates its performance.

Nominating & Corporate Governance Committee

Pursuant to its charter, the Nominating & Corporate Governance Committee:

•	recommends to the full Board criteria for the selection and qualification of the members of the Board;

•	evaluates and recommends for nomination by the Board candidates to be proposed for election by the stockholders at each annual meeting;

•	seeks out and assists in the recruitment of highly qualified candidates to serve on the Board;

•	recommends for Board approval candidates to fill vacancies on the Board which occur between annual meetings;

•	develops, periodically reviews and recommends to the Board revisions to the Guidelines;

•	studies and reviews with management the overall effectiveness of the organization of the Board and the conduct of its business, and makes appropriate recommendations to the Board;

•	reviews the overall relationship of the Board and management;

•	reviews issues and developments pertaining to corporate governance; and

•	annually evaluates its performance.

Consideration of Director Nominees

Stockholder Nominees

The policy of the Nominating & Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying Nominees for Directors.” In the course of evaluating nominations for Board membership, the Nominating & Corporate Governance Committee will look for individuals who have displayed high ethical standards, integrity, and sound business judgment, taking into account the current make-up of the Board and the specific needs of the Company and the Board. Stockholder nominations for election to the Board of Directors are governed by specific provisions in our Bylaws, a copy of which is available on our website at www.humana.com. From the www.humana.com website, click on “Investor Relations,” and then click on “Corporate Governance” on the left side of the page, and then click on the link entitled, “Bylaws” on the right side of the page. The Bylaws require that a stockholder provide written notice of intent to nominate a candidate for director no less than 60 days or more than 90 days prior to the scheduled date of the annual meeting of stockholders. If less than 70 days’ notice of the annual meeting is given, written notice by a stockholder would be deemed timely if made no later than the 10th day following such notice of the annual meeting. Any stockholder nominations proposed for consideration by the Nominating & Corporate Governance Committee should include, among other information required by the Bylaws, the nominee’s name, qualifications for Board membership and compliance with our Director Resignation Policy discussed in this Proxy Statement and should be sent to: Joan O. Lenahan, Vice President and Corporate Secretary, Humana Inc., 500 West Main Street, 27th Floor, Louisville, Kentucky 40202.

Identifying Nominees for Directors

The Board is responsible for selecting its own members and delegates the screening process for new directors to the Nominating & Corporate Governance Committee, with counsel from the Chairman and Chief Executive Officer, the Lead Director, and outside consultants as appropriate. The Committee utilizes a number of methods for identifying and evaluating nominees for Board membership. The Committee regularly assesses the appropriate size of the Board, and whether any vacancies are anticipated. The Committee considers potential candidates for director, which may come to the attention of the Committee through current Board members, professional search firms, stockholders, or other persons. The Nominating & Corporate Governance Committee selects candidates who possess a reputation and hold positions or affiliations befitting a director of a large publicly-held company, and are actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community. In addition, from time to time, we engage a third-party search firm to assist the Board of Directors and the Nominating & Corporate Governance Committee in identifying and recruiting candidates for Board membership.

Director Qualifications

The Guidelines contain Board membership criteria that apply to nominees recommended by the Nominating & Corporate Governance Committee for a position on the Board. The Board has determined that each member of the Board (except Mr. McCallister, who is an employee of the Company) is independent according to criteria established in the Guidelines by the Board, and in accordance with requirements of the NYSE and the SEC. The members of the Organization & Compensation Committee must also meet the independence criteria of the Internal Revenue Code. The Nominating & Corporate Governance Committee reviews with the Board the requisite skills and characteristics for Board members. This assessment includes the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account other Board members and the specific needs of the Company and the Board. Although the Board and the Nominating & Corporate Governance Committee do not have a policy with regard to the consideration of diversity in identifying director nominees, the director nomination process is designed to ensure that the Board includes members with diverse backgrounds, including race, ethnicity, gender, skills and experience, including appropriate financial and other expertise relevant to the Company’s business. The goal of this process is to assemble a group of board members with deep, varied experience, sound judgment, and commitment to the Company’s success. For a discussion of the individual experience and qualifications of our board members, please refer to the section entitled, “Proposal One: Election of Directors” in this proxy statement.

Majority Vote Policy

Under our Bylaws, a director nominee will be elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee. In contested elections, those in which a stockholder has nominated a person for election to the Board, the voting standard is a plurality of votes cast. The Board also adopted a policy to require the Board to nominate for election only nominees who agree that, if they are elected to the Board, they will tender an irrevocable resignation conditioned on, first, the failure to achieve the required vote for re-election at any future meeting at which they face re-election, and second, the Board’s acceptance of their resignation following that election. In addition, the Board may fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors, as described above. The Nominating & Corporate Governance Committee will submit a recommendation for prompt consideration by the Board whether to accept the resignation. Any Director whose resignation is under consideration will abstain from participating in any decision regarding that resignation. The Board further amended the Bylaws to require stockholder nominees for director election to notify the Company whether or not such nominees intend to tender the same type of resignation required of the Board’s director nominees.

Change in Director’s Primary Position

The Board has adopted a policy requiring that a director whose primary position or affiliations change must promptly notify the Board and the Nominating & Corporate Governance Committee of the change so that a determination may be made as to the value of their continued service on the Board.

Director Stock Ownership Policy

The Board has adopted a retention policy requiring that any director compensation received in the form of Humana Inc. restricted stock or restricted stock units must be held until the director no longer serves as a member of the Board.

Director Attendance

The Board has developed a number of specific expectations of directors to define their responsibilities and to promote the efficient conduct of the Board’s business. With respect to the level of commitment expected of directors and related attendance protocols, as part of the Guidelines, the Board formally adopted a policy that all directors should make every effort to attend all meetings of the Board and the Committees of which they are members, and the Company’s Annual Meeting of Stockholders. Attendance by telephone or video conference may be used to facilitate a Director’s attendance.

During 2010, the Board of Directors met seven times. All directors attended at least 75% of the scheduled Board of Directors’ meetings and meetings held by Committees of which they were members. All director nominees who were directors in April 2010, attended the Annual Meeting of Stockholders held April 20, 2010, except Mr. D’Amelio, Chief Financial Officer for Pfizer, Inc., who had a conflict with the Pfizer, Inc. Annual Shareholders’ meeting.

Executive Sessions of Non-Management Directors

In 2010, our non-management directors held regularly scheduled, formal executive meetings, separate from management. Additional executive sessions of the Board are held as necessary or appropriate or upon the request of the Lead Director, the Nominating & Corporate Governance Committee or any two other non-management directors. In addition, our non-management directors who qualify as independent within the meaning of our director independence guidelines meet in executive session at least once annually, and, in fact, met in 2010 in connection with each regularly scheduled Board of Directors meeting. Executive sessions are led by the Lead Director, who is required by our Corporate Governance Guidelines to be an independent director.

Code of Ethics and Code of Business Conduct

The Company has adopted the “Code of Ethics for the Chief Executive Officer and Senior Financial Officers,” which we refer to as the Executive Code of Ethics, violations of which should be reported to the Audit Committee. The Executive Code of Ethics may be viewed on our website at www.humana.com. Any amendment to or waiver of the application of the Executive Code of Ethics will be disclosed within four days of the waiver on our website at www.humana.com. To see either the Executive Code of Ethics or any amendments or waivers, go to www.humana.com website, then click on “Investor Relations,” then click on “Corporate Governance” on the left side of the page, and then click on the relevant links on the right side of that page.

In addition, we operate under the omnibus Humana Inc. Principles of Business Ethics, which we refer to as the Principles of Business Ethics, which includes provisions ranging from restrictions on gifts to conflicts of interest and applies to employees, officers and directors. The Humana Ethics Office is responsible for the design and enforcement of our ethics policies. The Humana Ethics Office has created an Ethics Plan, the goal of which is to create a workplace climate in which ethics is so integral to day-to-day operations that ethical behavior is self-enforcing. All employees are required annually to review and affirm in writing their acceptance of the Principles of Business Ethics. The Principles of Business Ethics may be viewed on our website at www.humana.com. Any waiver for directors or executive officers from the provisions of the Principles of Business Ethics must be made by the Board of Directors, and will be disclosed within four days of the waiver on our website at www.humana.com. To see either the Principles of Business Ethics or any waivers, go to www.humana.com, then click on “Investor Relations,” then click on “Corporate Governance” on the left side of the page, and then click on the relevant links on the right side of that page.

Policy Regarding Transactions in Company Securities

The Company has historically prohibited executive officers from engaging in hedging transactions using Company stock. In 2010, the Board determined that it would be improper for any Company personnel to engage in short-term or speculative transactions in the Company’s securities. Therefore, the Board adopted a policy prohibiting all associates (including executive officers) from: (1) engaging in short sales of Company securities; or (2) engaging in transactions in puts, calls or other derivative securities designed to hedge or offset any decrease in the market value of the Company’s equity securities, on an exchange or in any other organized market. This policy also applies to all directors.

Communication with Directors

Stockholders and other interested parties may communicate directly with our Chairman, Lead Director, non-management directors as a group, or any other individual director by writing to the special e-mail address published on our website at www.humana.com. Specifically, interested parties may visit our website at http://apps.humana.com/bod/contact.asp, where instructions for contacting these persons are available. All directors have access to this e-mail address. We use the staff of our Corporate Secretary to review correspondence received in this manner, and to filter advertisements, solicitations, spam, and other such items. Concerns related to accounting, internal controls or auditing matters are brought immediately to the attention of our General Counsel and the Board and handled in accordance with procedures established by the Audit Committee with respect to such matters.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board of Directors of the Company, in accordance with the provisions of the Company’s Articles of Incorporation and Bylaws, has determined that the number of directors to be elected at the Annual Meeting of the Company shall be ten (10). The directors are elected to hold office until the Annual Meeting of Stockholders in 2012 and until a successor is elected and qualified.

Each of the nominees has consented to be named as a nominee and agreed to serve if elected. If any nominee becomes unable to serve for any reason (which is not anticipated), the Shares represented by proxy may be voted for the substituted nominee as may be designated by the Board of Directors.

The following table shows certain information concerning the nominees at March 1, 2011.

Name	Age	Position	First Elected Director
Frank A. D’Amelio	53	Director	09/03
W. Roy Dunbar	49	Director	04/05
Kurt J. Hilzinger	50	Lead Director	07/03
David A. Jones, Jr.	53	Director	05/93
Michael B. McCallister	58	Chairman of the Board & Chief Executive Officer	02/00
William J. McDonald	54	Director	10/07
William E. Mitchell	66	Director	04/09
David B. Nash, M.D.	55	Director	01/10
James J. O’Brien	56	Director	04/06
Marissa T. Peterson	49	Director	08/08

In evaluating a director candidate, the Committee considers factors that are in the best interests of the Company and its stockholders, including the knowledge, experience, integrity and judgment of each candidate, the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented, each candidate’s ability to devote sufficient time and effort to his or her duties as a director, independence and willingness to consider all strategic proposals, and any core competencies or technical expertise necessary to staff Board committees. In addition, the Committee assesses whether a candidate possesses the integrity, business judgment, knowledge, experience, skills and expertise that are likely to enhance the Board’s ability to manage and direct the affairs and business of the Company. We believe that the current Board members not only have and demonstrate these attributes, but also have a deep commitment to the Company’s success, as evidenced by the qualifications of each director described below:

Frank A. D’Amelio was initially elected to the Board in September 2003. He is Executive Vice President, Business Operations and Chief Financial Officer of Pfizer Inc, having held this position since September 2007. Prior to that, Mr. D’Amelio was Senior Executive Vice President of Integration and Chief Administrative Officer at Alcatel-Lucent from December 2006 to August 2007, and Director and Chief Operating Officer of Lucent Technologies Inc. from March 2006 to November 2006. From May 2001 until February 2006, he was Executive Vice President, Administration and Chief Financial Officer of Lucent. Mr. D’Amelio also serves on the board of directors of the Independent College Fund of New Jersey. The Board believes that Mr. D’Amelio’s skills, global experience and proven leadership in both financial and operational roles contribute greatly to the Board’s composition. As a senior executive at various global companies undergoing the kind of rapid and complex changes that the Company has undertaken in response to the rapidly changing markets and regulatory environment,

Mr. D’Amelio has extensive knowledge of the capital markets as well as broad experience working with the investment community, regulatory bodies and rating agencies.

W. Roy Dunbar was initially elected to the Board in April 2005. Mr. Dunbar was the Chairman of the Board of NetworkSolutions, and was the Chairman and Chief Executive Officer from January 2008 to November 2009. Mr. Dunbar also served as the President of Global Technology and Operations for MasterCard Incorporated from September 2004 until January 2008. Mr. Dunbar worked at Eli Lilly and Company for 14 years, latterly as President of Intercontinental Operations from 2003 until he joined MasterCard, and Chief Information Officer from 1999 to 2003. Mr. Dunbar also serves on the Board of Directors of iGate Corporation. The Board believes that Mr. Dunbar’s innovative, consumer-focused approach to information technology at a variety of global companies brings a valuable advantage to the Board. The Board benefits from Mr. Dunbar’s expertise in leading companies focused on the development of information systems that are easy for consumers to understand and use effectively, which is critical to the Company’s extension of its position as a leader in health care information technology. Mr. Dunbar’s extensive experience in health care over three decades further contributes to the strategic composition of the Board.

Kurt J. Hilzinger was initially elected to the Board in July 2003, and was elected as Lead Director in August 2010. Mr. Hilzinger is a Partner at Court Square Capital Partners, LP, having held this position since November 2007. Prior to that, he was a Director of AmerisourceBergen Corporation from March 2004 to November 2007; and was also President and Chief Operating Officer of AmerisourceBergen Corporation from October 2002 to November 2007, having previously served as Executive Vice President and Chief Operating Officer of AmerisourceBergen Corporation from August 2001 to October 2002. The Board believes that Mr. Hilzinger is a strong operating executive with a finance and strategic background, whose operational experience and financial expertise in the health care sector contributes valuable insight to the Board.

David A. Jones, Jr. was initially elected to the Board in May 1993 and served as Chairman of the Board of the Company from April 2005 through August 2010, and Vice Chairman of the Board from September 1996 through April 2005. He is Chairman and Managing Director of Chrysalis Ventures, LLC, headquartered in Louisville, Kentucky. As a successful venture capitalist, the Board believes that Mr. Jones brings strategic insight and leadership and a wealth of experience in health care to the Board, both in the Company’s core businesses as well as in emerging technologies and business models.

Michael B. McCallister was appointed as President and Chief Executive Officer of the Company and to the Board of Directors of the Company in February 2000, and was elected Chairman of the Board of Directors in August 2010. Mr. McCallister joined the Company in June 1974. In 2008, Mr. McCallister also served on the Board of Directors of National City Corporation until its merger with PNC Financial Services Group on December 31, 2008. As a 37-year veteran of the Company, the Board believes that Mr. McCallister brings an unparalleled depth of experience in the health care sector combined with an intimate knowledge of the operational, financial and strategic development of the Company.

William J. McDonald was initially elected to the Board in October 2007. Mr. McDonald is Executive Vice President, Brand Management of Capital One Financial Corporation, having held that position since 1998. The Board believes that Mr. McDonald’s service in various senior executive marketing positions contributes significant successful experience and expertise in marketing and related disciplines.

William E. Mitchell was initially elected to the Board in April 2009. Mr. Mitchell is the managing partner of Sequel Capital Management, LLC. Prior to that, Mr. Mitchell served as the Chairman of the Board of Directors of Arrow Electronics, Inc. from May 2006 until December 31, 2009, and also served as President and Chief Executive Officer of Arrow Electronics, Inc. from February 2003 to May 1, 2009. Mr. Mitchell also serves on the Board of Directors of Brown-Forman Corporation, Rogers Corporation, and National Semiconductor Corp. The Board believes that Mr. Mitchell’s insights and experience running a complex global public company, as well as his significant experience in the governance of large publicly-traded corporations, will be valuable in helping to guide the Company in the years ahead.

David B. Nash, M.D. was initially elected to the Board in December 2009, effective January 1, 2010. He is the founding dean of the Jefferson School of Population Health, located on the campus of Thomas Jefferson University in Philadelphia, Pennsylvania, having taken that position in 2008. Previously, Dr. Nash was the Chairman of the Department of Health Policy of the Jefferson Medical College from 2003 until 2008. Dr. Nash previously served on the board of directors of Itrax Corporation and InforMedix. The Board believes that Dr. Nash brings a unique and compelling set of attributes that enhance the Company’s ability to help people achieve lifelong well-being. As a widely recognized innovator in an emerging medical discipline that unites population health, health policy, and individual health, Dr. Nash is internationally recognized for his work in outcomes management, medical staff development and quality-of-care improvement.

James J. O’Brien was initially elected to the Board in April 2006. Since 2002, Mr. O’Brien has been the Chairman of the Board and Chief Executive Officer of Ashland Inc. Prior to being named to this position, Mr. O’Brien was President and Chief Operating Officer of Ashland Inc., and before that, Senior Vice President and Group Operating Officer. He currently serves on the Board of Directors of Ashland Inc. As a highly respected leader in the global business community with an extraordinary track record of success, the Board believes that Mr. O’Brien’s breadth of management experience and international perspective adds valuable expertise and insight to the Board.

Marissa T. Peterson was initially elected to the Board in August 2008. Ms. Peterson was formerly Executive Vice President, Worldwide Operations, Services & Customer Advocacy for Sun Microsystems Inc. in Santa Clara, California, until her retirement in 2005 after 17 years with the company. Ms. Peterson currently serves on the board of directors for Ansell Limited, and the Lucile Packard Children’s Hospital at Stanford and previously served on the board of directors of SUPERVALU INC. and the board of trustees of Kettering University. She also runs an executive coaching practice focused on helping grow and develop leaders in the high-technology space. The Board believes that Ms. Peterson’s operating and consumer-focused leadership, and experience developing and managing programs designed to help companies reduce the time, cost and risk of transforming their businesses by leveraging technology to architect, implement and maintain customers’ network computing infrastructures, bring valuable insights to the Board. Her commitment to a “customer first” ethic at Sun Microsystems Inc. established an industry leadership position for high quality and cost-effective product execution to a global customer base, a commitment that aligns with the Company’s focus on consumerism.

The information given in this Proxy Statement concerning the nominees is based upon statements made or confirmed to the Company by or on behalf of the nominees.

Vote Required and Recommendation of Board of Directors. A director nominee will be elected if the number of votes cast for the nominee exceeds the number of votes cast against the nominee. Shares not present at the meeting and shares voting “abstain” or broker “non-votes” have no effect on the election of directors. Under the Company’s Majority Vote Policy, following election to our Board of Directors, a director is required to submit his or her irrevocable resignation to our Board of Directors, conditioned upon (i) the director not achieving the requisite stockholder vote at any future meeting at which they face re-election, and (ii) acceptance of the resignation by the Board of Directors following that election. The Board of Directors has 90 days to determine whether or not to accept the director’s resignation and to report this information to our stockholders.

FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR ALL NOMINEES.

DIRECTOR COMPENSATION

During 2010, the directors were compensated pursuant to the following schedule:

Annual Retainer (1)	$75,000
Non-Employee Chairman of the Board Additional Annual Retainer (1)	$160,000
Lead Independent Director Additional Annual Retainer (1)	$25,000
Committee Chairman fee per year: 1. Audit Committee Chair 2. Organization & Compensation Committee Chair 3. All other Committee Chairs	$25,000 $18,000 $12,000
Executive Committee Member fee per year	$12,000
Common Stock per year (1st Business Day of January) (2)	$125,000 in common stock (variable # of shares)
Charitable Contributions Annual Match	up to $25,000
Group Life and Accidental Death Insurance— (except Chairman)	$150,000 of coverage
Group Life and Accidental Death Insurance—Chairman (1)	$400,000 of coverage
Business Travel Accident Insurance	$250,000 of coverage
Restricted Stock Units Granted Initial Date of Election (1)	Restricted Stock Unit grant equal to the dollar value of the then current annual stock grant for directors(3)

(1)	On August 26, 2010, Mr. McCallister replaced Mr. Jones as our Chairman of the Board. Mr. Jones’ additional annual retainer as Chairman of the Board was therefore prorated in 2010. As an employee director, Mr. McCallister does not receive (i) the additional annual retainer for service as Chairman of the Board, (ii) the annual retainer for service as a director, or (iii) the higher level of group life and accidental death insurance that would otherwise be provided for the Chairman of the Board. Also on August 26, 2010, the Board of Directors elected Kurt J. Hilzinger as Lead Director, and established an additional annual retainer for service in that role.

(2)	Pursuant to our Directors Stock Retention Policy, any director compensation received in the form of restricted stock or restricted stock units must be held by the director until he or she no longer serves as a member of the Board.

(3)	Effective December 9, 2010, this initial award of Restricted Stock Units is forfeited if the director serves less than one year on the Company’s Board of Directors. Prior to December 9, 2010, each director received a grant of 7,500 restricted stock units upon his or her initial date of election to the Board.

The following table shows the compensation earned for non-employee directors in 2010:

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(1)(2) (c)	Option Awards ($)(3) (d)	Non-Equity Incentive Plan Compensation ($)(4) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(5) (f)	All Other Compensation ($)(6) (g)	Total ($) (h)
Frank A. D’Amelio	99,999	124,555	—	—	—	14,653	239,207
W. Roy Dunbar	87,000	124,555	—	—	—	7,220	218,775
Kurt J. Hilzinger	113,333	124,555	—	—	—	27,063	264,951
David A. Jones, Jr.	193,664	124,555	—	—	13,719	28,633	360,571
William J. McDonald	75,000	124,555	—	—	—	19,410	218,965
William E. Mitchell	75,000	124,555	—	—	—	27,237	226,792
David B. Nash, M.D.	75,000	461,555	—	—	—	25,785	562,340
James J. O’Brien	75,000	124,555	—	—	—	26,873	226,428
Marissa T. Peterson	75,000	124,555	—	—	—	12,961	212,516
W. Ann Reynolds, Ph.D. (7)	87,000	124,555	—	—	23,484	28,398	263,437

(1)	Under the Humana Inc. Deferred Compensation Plan for Non-Employee Directors, which we refer to as the Deferred Compensation Plan, non-employee directors may make an irrevocable election each year to defer compensation paid to them by the Company in the form of cash or stock for services rendered as a Board member. Messrs. D’Amelio, Dunbar, Hilzinger, McDonald, Mitchell, O’Brien, Dr. Nash, Ms. Peterson and Dr. Reynolds each deferred their stock compensation for 2010. Since January 1, 2009, a director electing to defer cash can choose any of the investment options offered in the Deferred Compensation Plan using Charles Schwab’s Retirement Plan Services, including the Humana Common Stock Fund. Messrs. Jones, McDonald and Mitchell, and Dr. Nash elected to defer their cash compensation, and Mr. Dunbar elected to defer 25% of his cash compensation, in each case under the Schwab program in 2010.

(2)	On January 4, 2010, when the fair market value of our common stock was $45.10, each director in office at that time, other than Mr. McCallister, was granted a stock award of 2,772 shares, representing the annual grant of $125,000 in common stock. On January 4, 2010, the first business day after the effective date of Dr. Nash’s election to the Board and on which date the fair market value of our common stock was $45.10, Dr. Nash was awarded 7,500 restricted stock units. The amount shown in column (c) above is the grant-date fair market value less the par value of $0.1667 per share times the number of shares awarded, as further discussed under “Compensation Policies Based on Certain Tax and Accounting Rules”.

(3)	Outside Directors did not receive any stock options as part of the 2010 Directors Compensation Program.

(4)	Outside Directors did not receive any non-equity incentive plan compensation as part of the 2010 Directors Compensation Program.

(5)	A director who is not an employee must retire at the annual meeting following his or her seventy-third birthday. Non-employee directors elected subsequent to 1997 do not receive any retirement benefits. David A. Jones, Jr. and W. Ann Reynolds, Ph.D. are the only current directors that will have retirement benefits since they are grandfathered under our former Retirement Policy. Under the Retirement Policy a retiring director is entitled to elect to receive either: (1) an annual retirement benefit for the life of the director in the amount of $38,000, the annual retainer fee in effect for 1997; or (2) in lieu thereof, an actuarially equivalent joint and survivor annuity payment. In addition, under the Retirement Policy, each retiring director also receives an annual matching charitable contribution benefit of $19,000 for the life of the director. Under the Retirement Policy, the amount was prorated for service less than ten years. Mr. Jones and Dr. Reynolds have been members of our Board of Directors for over ten years.

The Retirement Plan present values were determined based on a discount rate of 5.25% and a post-retirement mortality assumption using the RP-2000 Mortality Tables for males and females projected to 2011, with 100% white collar adjustment. No pre-retirement mortality is assumed.

(6)	We pay for or reimburse our directors’ travel, lodging and other reasonable out-of-pocket expenses in connection with attendance at board, committee and stockholder meetings. From time to time, we may transport one or more directors to and from such meetings or other Company business on company aircraft. We also reimburse the director for other reasonable expenses related to board service, such as director education, which amounts are not included in the table above. In addition, we paid certain local occupational taxes that averaged approximately $1,344 per outside director, and life and accidental death insurance premiums that averaged approximately $1,020 per outside director. These amounts are included in the table above. Directors may elect to participate in the medical and dental benefit programs offered to all our employees at a comparable rate as paid by employees. In 2010, Messrs. Dunbar and Mitchell, and Ms. Peterson, elected to participate. The “All Other Compensation” amount above includes the following amounts:

Director	Matching Gift	Occupational Tax	Life Insurance	Total – All Other Compensation
Frank A. D’Amelio	$12,783	$1,456	$414	$14,653
W. Roy Dunbar	$6,000	$950	$270	$7,220
Kurt J. Hilzinger	$25,000	$1,649	$414	$27,063
David A. Jones, Jr.	$25,000	$2,759	$874	$28,633
William J. McDonald	$18,990	$6	$414	$19,410
William E. Mitchell	$24,918	$33	$2,286	$27,237
David B. Nash, M.D.	$25,000	$11	$774	$25,785
James J. O’Brien	$25,000	$1,099	$774	$26,873
Marissa T. Peterson	$11,600	$1,091	$270	$12,961
W. Ann Reynolds, Ph.D.	$20,300	$4,390	$3,708	$28,398

(7)	We expect that Dr. Reynolds will retire from the Humana Inc. Board of Directors effective April 21, 2011.

OUTSTANDING OPTIONS

OUTSIDE DIRECTORS

December 31, 2010

The following table provides information as of December 31, 2010 on the stock options held by non-employee directors in 2010. The Company’s Director Compensation Program currently does not award stock options to non-employee directors.

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($/Sh) (e)	Option Expiration Date (f)
Frank A. D’Amelio	15,000 2,500			18.0300 23.0500	09/11/13 01/02/14	(1) (2)
W. Roy Dunbar	0			—	—
Kurt J. Hilzinger	15,000 2,500			16.4550 23.0500	07/10/13 01/02/14	(5) (2)
David A. Jones, Jr.	5,000 5,000 2,500			11.5500 10.1900 23.0500	01/02/12 01/02/13 01/02/14	(3) (4) (2)
William J. McDonald	0			—	—
William E. Mitchell	0			—	—
David B. Nash, M.D.	0			—	—
James J. O’Brien	0			—	—
Marissa T. Peterson	0			—	—
W. Ann Reynolds, Ph.D.	5,000 5,000 2,500			11.5500 10.1900 23.0500	01/02/12 01/02/13 01/02/14	(3) (4) (2)

(1)	Options granted on 09/11/03 pursuant to the Company’s 2003 Stock Incentive Plan, shares are fully vested

(2)	Options granted on 01/02/04 pursuant to the Company’s 2003 Stock Incentive Plan, shares are fully vested

(3)	Options granted on 01/02/02 pursuant to the Company’s 1996 Stock Incentive Plan, shares are fully vested

(4)	Options granted on 01/02/03 pursuant to the Company’s 1996 Stock Incentive Plan, shares are fully vested

(5)	Options granted on 07/10/03 pursuant to the Company’s 2003 Stock Incentive Plan, shares are fully vested

The following Restricted Stock Units have been deferred by the directors, as of the dates indicated (see the discussion under the Director Compensation Table — Footnote 1):

	December 31, 2010	February 25, 2011
Frank A. D’Amelio	14,275	16,530
W. Roy Dunbar	14,394	16,649
Kurt J. Hilzinger	11,808	14,063
David A. Jones, Jr.	5,022	5,022
William J. McDonald	21,299	23,768
William E. Mitchell	13,625	15,880
David B. Nash, M.D.	10,272	12,527
James J. O’Brien	19,180	21,435
Marissa T. Peterson	13,649	15,904
W. Ann Reynolds, Ph.D.	7,756	7,756

STOCK OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC and the NYSE, reports of ownership and reports of changes in ownership of our common stock and our other equity securities. These reports generally are due within two business days of the transaction. Executive officers, directors, and greater than ten percent stockholders are required to furnish us with copies of all the forms they file.

During the year ended December 31, 2010, based upon our knowledge of stock transfers, a review of copies of these reports and written representations by persons subject to Section 16(a) as furnished to us, all executive officers, directors, and greater than ten percent beneficial owners of our common stock complied with Section 16(a) filing requirements applicable to us. We have a program to oversee the compliance of our executive officers and directors in their reporting obligations.

Security Ownership of Certain Beneficial Owners of Company Common Stock

Principal Stockholders of the Company

We know of no person or entity that may be deemed to own beneficially more than 5% of our outstanding common stock except for:

	Number of Shares	Percent of Class Outstanding
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	13,155,358 shares	7.81%(1)(2)

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	9,013,737 shares	5.35%(1)(3)

(1)	The percentage of ownership is based on 168,449,690 shares of our common stock outstanding as of December 31, 2010.

(2)	Based upon a Schedule 13G filed with the SEC for the period ended December 31, 2010, BlackRock, Inc. reports that it has sole power to vote 13,155,358 shares and has dispositive power over 13,155,358 shares. On December 1, 2009, BlackRock, Inc. completed its acquisition of Barclays Global Investors, NA and certain of its affiliates (the “BGI Entities”) from Barclays Bank PLC. As a result, this amount includes shares held by substantially all of the BGI Entities.

(3)	Based upon a Schedule 13G filed with the SEC for the period ended December 31, 2010, The Vanguard Group, Inc. reports that it has sole power to vote 211,792 shares (Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 211,792 shares as a result of its serving as investment manager of collective trust accounts), sole dispositive power over 8,801,945 shares, and shared dispositive power over 211,792 shares.

Security Ownership of Directors and Executive Officers

The following table shows stock ownership by (i) each of our directors, (ii) our Chairman and Chief Executive Officer, our Chief Financial Officer, and each of our three other highest compensated executive officers serving at December 31, 2010 (which we refer to in these proxy materials as our Named Executive Officers), and (iii) by the directors and all executive officers as a group as of February 25, 2011, unless otherwise indicated.

	Company Common Stock Beneficially Owned as of February 25, 2011 (1)(2)(3)	Percent of Class as of February 25, 2011 (4)

Frank A. D’Amelio	26,777

W. Roy Dunbar	9,687

Kurt J. Hilzinger	24,702

David A. Jones, Jr.	222,765

Michael B. McCallister	1,232,992

William J. McDonald	250

William E. Mitchell	—

David B. Nash, M.D.	—

James J. O’Brien	1,000

Marissa T. Peterson	1,347

W. Ann Reynolds, Ph.D.	52,227

James H. Bloem	73,463

James E. Murray	564,104

V. Rajamannar Madabhushi	35,579

Bonita C. Hathcock	195,666

All directors and executive officers as a group (21 in number, including those named above)	3,146,935	1.87

(1)	Beneficial ownership of Shares, for purposes of this Proxy Statement, includes Shares as to which a person has or shares voting and/or investment power. Therefore, any restricted stock for which a person has voting power and all share equivalents in the Humana Retirement Savings Plan are included. These footnotes describe whenever an individual shares voting and/or investment power over the Shares beneficially owned by them.

The number of Shares listed:

(a)	Includes certain Share equivalents held for the benefit of the individuals in the Humana Retirement Savings Plan as of January 31, 2011, over which the employee participant has voting power and investment power. They are as follows:

Michael B. McCallister	39,555
James H. Bloem	0
James E. Murray	49,769
V. Rajamannar Madabhushi	0
Bonita C. Hathcock	0
All executive officers as a group (numbering 11, including those named herein)	107,047

(b)	Includes Shares which may be acquired by these individuals through the exercise of options, which are exercisable currently or within 60 days after February 25, 2011 under the 1996 Stock Incentive Plan or the 2003 Stock Incentive Plan. They are as follows:

Frank A. D’Amelio	17,500
W. Roy Dunbar	0
Kurt J. Hilzinger	17,500
David A. Jones, Jr.	12,500
Michael B. McCallister	633,125
William J. McDonald	0
William E. Mitchell	0
David B. Nash, M.D.	0
James J. O’Brien	0
Marissa T. Peterson	0
W. Ann Reynolds, Ph.D.	12,500
James H. Bloem	144,237
James E. Murray	431,814
V. Rajamannar Madabhushi	15,579
Bonita C. Hathcock	161,686
All directors and executive officers as a group (numbering 21, including those named herein)	1,927,049

(2)	Certain directors have deferred the stock awards pursuant to our Deferred Compensation Plan for Non-Employee Directors. These Shares are not included in the totals reported above. The initial award of 7,500 restricted stock units to each of Messrs. McDonald, Mitchell and O’Brien, Dr. Nash and Ms. Peterson is also not included in the totals reported above. As of February 25, 2011, which includes the awards in January 2011, the Shares deferred were as follows:

Frank A. D’Amelio	16,530
W. Roy Dunbar	16,649
Kurt J. Hilzinger	14,063
David A. Jones, Jr.	5,022
William J. McDonald	23,768
William E. Mitchell	15,880
David B. Nash, M.D.	12,527
James J. O’Brien	21,435
Marissa T. Peterson	15,904
W. Ann Reynolds, Ph.D.	7,756

(3)	As of February 25, 2011, no shares of stock are pledged by any of our Executive Officers or Directors.

(4)	Unless indicated, less than 1% of the class.

COMPENSATION DISCUSSION AND ANALYSIS

A.	Executive Summary

B.	Setting the Compensation of Named Executive Officers

C.	Components of Compensation for Named Executive Officers

D.	Other Compensation Considerations

E.	Organization & Compensation Committee

F.	Compensation Consultants

A.	Executive Summary

The compensation program for our Named Executive Officers supports our philosophy that compensation should be market-based, competency-paced and contribution-driven. Our compensation programs are designed to challenge participants as well as reward them for superior performance for our Company and our stockholders. In furtherance of this philosophy, we believe that our compensation program must:

•	Be competitive to attract, motivate and retain highly qualified executives;

•	Provide significant rewards for outstanding financial and individual performance in support of our business strategy; and

•

Align executives’ interests with those of our stockholders by including a significant portion of executive pay that is “at risk” in the form of both annual incentive awards that are paid, if at all, based on Company performance, and, in the case of longer term incentive awards, tied closely to increases in the Company’s stock price.

Highlighted below are some of the key elements of our compensation program that the Board’s Organization & Compensation Committee, which we refer to as the Committee, believes evidence strong corporate governance and prudent compensation decisions:

•

Pay for Performance. The key elements of direct executive compensation — salary, cash incentives, and equity awards — are designed to put a substantial portion of executive pay at risk to motivate and challenge our executives to achieve positive returns for our stockholders. In 2010, 78% of the direct compensation of our named executive officers was at risk, in the form of annual incentive and long-term incentive compensation. For the fiscal year ended December 31, 2010, our earnings per share increased to $6.47, resulting in performance approximately 23% above the target earnings per share goal of $5.25 under our annual cash incentive program.

•

Internal and External Benchmarking. We benchmark our executive compensation both against other publicly traded companies that are comparable to us and within our company to ensure relativity of competitive pay between all executive officers.

•

Recoupment. Our “clawback” provision allows us to recoup cash-based incentives earned by an executive officer in the event of a material restatement of the Company’s financials as a result of misconduct or fraud on the part of that executive officer.

•

Committee Independence. All members of the Committee are independent according to Securities and Exchange Commission and New York Stock Exchange independence standards. Our independent compensation consultant, Frederic W. Cook & Co., Inc., or Cook, is retained directly by and reports to the Committee, and provides no additional services to the Company.

•

Stock Ownership Guidelines. Our stock ownership guidelines for executive officers links a significant amount of each executive’s current and potential future net worth to the Company’s success, as reflected in the stock price, to give the executive a stake similar to that of our stockholders. According to the guidelines, any shares owned by an executive officer (or shares received upon the exercise of options or vesting of restricted stock, less an amount to cover current tax liabilities) must be held by the executive officer until the relevant ownership level is reached and thereafter maintained.

•

Hedging. The Company has historically prohibited executive officers from engaging in hedging transactions using Company stock. In 2010, the Board extended this prohibition to preclude all associates, including executive officers, from: (1) engaging in short sales of Company securities; or (2) engaging in transactions in puts, calls or other derivative securities designed to hedge or offset any decrease in the market value of the Company’s equity securities, on an exchange or in any other organized market.

This Compensation Discussion and Analysis discusses in greater detail our compensation policies and practices, describing each element of compensation and the decision-making process that supports it. It addresses how we compensate our Named Executive Officers, and how we uphold our compensation philosophy through a governance system that includes internal oversight as well as expert independent outside review. We believe that our compensation programs, policies and practices for 2010, disclosed in this report and in the tables that follow, demonstrate that our compensation philosophy and program achieve our compensation goals, and that the total mix of compensation provided to our Named Executive Officers is consistent with a philosophy of motivation and reward.

For a discussion of the assessment performed by our Organization & Compensation Committee of the risks associated with our compensation practices and policies, including a consideration of the counterbalance of risk-taking incentives and risk-mitigating factors in Company practices and policies, please see the section entitled, “Corporate Governance — Organization & Compensation Committee — Compensation Risk Determination” in this proxy statement.

B.	Setting the Compensation of Named Executive Officers

Our Named Executive Officer compensation includes direct compensation that is:

•

Market-based — Competitive with our peer group and general industry standards; targeted on average at market medians, but typically ranging from the 25th to 75th percentiles, depending on the level of competency and contribution;

•	Competency-paced — Flexible enough to match the progress of fast-rising performers but resistant to salary advancement for those whose competency level has remained static;

•

Contribution-driven — Reward those who make a difference, creating meaningful compensation distinctions among different levels of performance and achievement, while avoiding annual compensation actions that foster an “entitlement mentality.”

Named Executive Officer compensation also includes indirect compensation in the form of a mix of cost-effective benefit programs that promote security and well-being, including health benefits, life and disability coverage that provides income protection, retirement plans, and services accessed or purchased on a group basis to assist in the maintenance of an appropriate work/life balance.

In determining compensation for our Named Executive Officers, other than our Chief Executive Officer, the Committee solicits input from the Chief Executive Officer regarding the duties and responsibilities of the other Named Executive Officers and the results of his evaluations of their performance. The Chief Executive Officer, with guidance from the Chief Human Resources Officer, discusses with the Committee his recommendations for the compensation of his direct reports and the rationale for those recommendations. The Committee’s independent consultant, Cook, provides guidance to the Committee when determining the compensation of the Chief Executive Officer and the other Named Executive Officers. The Committee independently makes all compensation decisions.

Setting Compensation — External Benchmarking

We benchmark our compensation and benefits practices to other publicly traded companies that are comparable to us in significant ways. For Named Executive Officers, we use comparisons from competitors within our peer group, based on revenue size and profitability, as well as our closest industry competitors. Using different screening criteria (e.g., line of business, industry, market cap, etc.) yields multiple perspectives that enrich our understanding of competitive executive pay practices. Company comparators are reviewed every year to ensure continued appropriateness of our compensation program. We believe benchmarking with reference to comparable companies provides the Company with the most comprehensive means of ensuring that our senior-level compensation is market-competitive.

For 2010, companies included in our peer group are those:

(i)	with whom we compete for talent; and

(ii)	whose revenues, market capitalization, and business focus are similar to Humana’s.

In February 2010, the Committee approved the following peer group of public companies, with no changes from 2009, to serve as our benchmark:

Aetna Inc.	Express Scripts, Inc.	Progressive Corp.

AFLAC Inc.	Genworth Financial Corp.	The Travelers Companies, Inc.

Allstate Corp.	Hartford Financial Services Group, Inc.	UnitedHealth Group, Inc.

CIGNA Corporation	Health Net, Inc.	Unum Group

CNA Financial Corporation	MedcoHealth Solutions, Inc.	Wellpoint, Inc.

Coventry Health Care, Inc.	Principal Financial Group, Inc.

We use this competitive market data as a starting point for our analysis, conducted with the assistance of the Committee’s independent consultant, Cook. In addition, the Committee takes into consideration an executive’s overall performance, his or her potential, the presence of any unique or hard-to-replace skills, as well as the executive’s judgment, leadership ability and competencies. The performance of the executive’s business function and his or her ability to build teams and develop talent are also important factors. Finally, the Committee considers the overall performance of the Company.

Ultimately, the Committee must consider all of these factors and apply its best judgment when determining executive pay to produce a total compensation package that is reasonable as compared to the Company’s business prospects, based on its long-term business plans. This allows the Committee to set a compensation package that it believes will:

(i)	appropriately motivate and challenge our Named Executive Officers without encouraging undue risk to the Company; and

(ii)	achieve an appropriate alignment between the prospects for the Company and our stockholders and the compensation of our Named Executive Officers.

Setting Compensation — Internal Benchmarking

The Committee reviews and approves the total compensation of each Named Executive Officer based in part on an internal benchmarking that considers the relativity of pay between all the Named Executive Officers and the total compensation of the Chief Executive Officer. The Company believes that appropriate internal pay equity:

(i)	leads to better employee relations and a stronger company, as it avoids a disconnect in compensation across a group of Named Executive Officers that must work together as a cohesive team;

(ii)	is economical, as it provides the Committee with a more balanced “check” of total compensation, rather than relying solely on external benchmarking data that may only compare each pay element independently; and

(iii)	mitigates market bias that may favor certain positions but does not reflect their relative importance to the Company.

Each year, our Chief Executive Officer conducts an informal analysis of internal pay equity, taking into account each Named Executive Officer’s individual contributions, performance, potential, skills, judgment, leadership ability and competencies, and makes a recommendation to the Committee regarding relativity of compensation. Although the Committee does not have established target ratios or a formula for calculating the relative compensation of the Chief Executive Officer as compared to each Named Executive Officer, or for each Named Executive Officer as compared to any other, the Committee does, in its discretion, review historical pay ratios to ensure that the compensation of one Named Executive Officer has not unintentionally risen in a disproportionate manner relative to the others. Following a subjective discussion among the Committee, the Chief Executive Officer and Cook, the Committee’s independent compensation consultant, the Committee considers this informal analysis of internal pay equity in making executive compensation decisions. For 2010, the Committee concluded that the relative levels of compensation among the Named Executive Officers were appropriate.

C.	Components of Compensation for Named Executive Officers

The components of our compensation program for Named Executive Officers in 2010 were:

•

Base salary, targeted at market medians, but typically ranging from the 25th to the 75th percentile, with the actual levels of base salary based primarily upon the experience, competency and contributions of individual executives;

•

Annual cash incentives, with target opportunity set at specified percentages of each Named Executive Officer’s base salary, and actual payout dependent upon the achievement of financial performance targets;

•	Equity awards, incentivizing through competitive levels of long-term equity compensation designed to motivate leaders to achieve attractive long-term stockholder returns;

•	Retirement Plans, providing the opportunity for retirement income that will motivate high-potential leaders to pursue a long-term career with the Company;

•	Severance, providing for certain payments in the event of termination of employment in certain circumstances; and

•	Perquisites, including a matching annual charitable gift program; life insurance benefits; financial planning assistance; and limited personal use of Company aircraft.

Base Salary

Base compensation for our Named Executive Officers is determined by an assessment of:

•	overall Company performance;
•	individual Named Executive Officer performance;
•	internal pay equity;
•	changes in individual Named Executive Officer responsibilities; and
•	relevant external benchmarking.

While vital aspects of performance can be measured in financial terms, we also evaluate executive management in areas that must be assessed more subjectively. These areas include the development and execution of strategic plans, the exercise of leadership in the development of management talent, innovation and improvement in our products and processes, as well as the executive’s involvement in industry groups and in the communities that we serve.

Base salary levels are established to ensure the attraction, development and retention of superior talent while also taking into account an individual executive’s performance. For Messrs. McCallister, Bloem and Murray, and Ms. Hathcock, base salaries were established, in conjunction with other components of total compensation, to approximate the market median. Mr. Rajamannar, who was hired in 2009, received an initial base salary above the market median percentile in order to retain his services in our highly competitive market.

As in prior years, the Committee reviewed base salary information developed by our human resources associates and Cook to establish market median data. We generally target the market median when establishing individual salaries, and they typically range from the 25th to the 75th percentile. The information reviewed by the Committee suggested that the market median data for competitive base salaries in our peer group had increased by approximately 1.9% from 2009 to 2010, and by approximately 5.3% from 2010 to 2011. In February 2010, the Committee awarded an average base salary increase of 1% to our Named Executive Officers, with the exception of Mr. McCallister. At Mr. McCallister’s request, despite the performance of the Company during 2009, the Committee did not grant Mr. McCallister an increase in base salary for 2010. For 2011, our Named Executive Officers have been awarded an average base salary increase of 3%. Base salaries of the Named Executive Officers in 2010, and their relationship to market medians, are listed in the table below.

Named Executive Officer	2010 Base Salary	2010 Market Median(1)
Michael B. McCallister	$1,025,000	$1,104,950
James H. Bloem	$550,000	$596,500
James E. Murray	$676,000	$701,033
V. Rajamannar Madabhushi	$542,500(2)	$440,650
Bonita C. Hathcock	$480,000	$465,400

(1)	Based on relevant external benchmarking and the proxy statements of the peer group in February 2010.

(2)	As previously disclosed, on August 26, 2010, the Committee approved an increase of $37,500 in Mr. Rajamannar’s base salary from $505,000 to the new base salary shown above.

Annual Cash Incentives

Incentive Plan Objectives

Our annual incentive compensation plans ensure a portion of each Named Executive Officer’s compensation is “at risk” by linking such portion of compensation to certain key performance objectives and rewarding them, when appropriate, for their efforts in optimizing our profitability and growth consistent with sound and ethical business practices and appropriate risk-taking.

Description of the Plan for Named Executive Officers

The Humana Inc. Executive Management Incentive Compensation Plan, which we refer to as the Management Incentive Plan, is administered by the Committee. The Committee annually selects those executive officers and other key executives eligible to participate in the Management Incentive Plan and establishes specific performance targets based on predetermined business goals, and an objective formula or standard to determine the minimum and maximum awards payable to each participating executive. The Committee has sole discretion to determine the form, amount and terms of each award, which need not be uniform among the persons eligible to receive awards. The Committee may determine at the time the performance targets are established that certain adjustments will be made in evaluating whether the performance targets have been met (e.g., disposition or acquisition of a business, gains or losses resulting from material litigation, or the effect of changes in accounting principles during the performance period). During 2010, our Named Executive Officers participated in the Management Incentive Plan.

2010 Management Incentive Plan Compensation

For all Named Executive Officers, the 2010 performance target was based on the attainment of a pre-established earnings per share, or EPS, objective. The Committee selected this single performance target because it believed that those individuals with the greatest responsibility for the strategy, implementation and success of the organization should have a substantial portion of their compensation linked to the achievement of this financial goal. The Committee felt that attainment of an EPS goal was the best reflection of the success of our business plan, and the goal was therefore established to provide a direct link between executive compensation and this key performance objective of the Company.

For the EPS objective in 2010, there were threshold, target and maximum achievement payout levels that impacted the final value of the award. The EPS target for 2010 of $5.25 was based on our business plans and reflected the initial earnings per share guidance that we provided to our stockholders. The target was considered a challenging goal, based on the prospects of our government and commercial businesses, including the impact of health care reform, and an uncertain economy. Performance below the threshold of $4.73 EPS would yield no award. The maximum EPS of $5.62 was set to encourage increased performance within a tolerable risk.

The percentages of 2010 base earnings paid at each of the threshold, target and maximum levels were established through a process of external benchmarking of total compensation against our external peer group. These percentages furthermore reflect our philosophy of targeting total compensation at the median, while recognizing that a significant percentage of total compensation should be performance-based. The uniform target percentages (with the exception of Mr. McCallister) and performance measures also emphasize the importance of a teamwork approach among our Named Executive Officers.

The following summarizes the results of the Company’s external benchmarking of the 17 companies comprising the Company’s peer group with respect to annual incentive compensation:

Named Executive Officer	Median Target Bonus Opportunity (as a percentage of base salary)	Maximum Bonus Opportunity as a percentage of base salary
Humana CEO[1]	150%	200%
Peer Group CEOs[2]	150%	301%
Humana Other NEOs[1]	100%	150%
Peer Group Other NEOs[2]	99%	200%

[1]	Percentages based on 2010 compensation, as reported in the Proxy Statement.

[2]	Percentages based on 2009 compensation, as used by the Committee in external benchmarking to set 2010 compensation.

The following table sets forth the potential range of payments our Named Executive Officers could have earned under the Management Incentive Plan, expressed in total dollars and as a percentage of 2010 base salary:

Named Executive Officer	2010 Base Salary	Threshold EPS of $4.73		Target EPS of $5.25		Maximum EPS of $5.62
		% of Base	MIP Payment	% of Base	MIP Payment	% of Base	MIP Payment
Michael B. McCallister	$1,025,000	75%	$768,750	150%	$1,537,500	200%	$2,050,000
James H. Bloem	$550,000	50%	$275,000	100%	$550,000	150%	$825,000
James E. Murray	$676,000	50%	$338,000	100%	$676,000	150%	$1,014,000
V. Rajamannar Madabhushi	$542,500	50%	$271,250	100%	$542,500	150%	$813,750
Bonita C. Hathcock	$475,000	50%	$237,500	100%	$475,000	150%	$712,500

Our EPS for 2010 increased to $6.47, resulting in performance above the maximum level (approximately 23% above the target EPS of $5.25). Payments for the Named Executive Officers consequently reached the maximum level and ranged from 150%-200% of annual base earnings, as provided in the table above. See the Summary Compensation Table in the Executive Compensation section of this proxy statement for the specific amounts paid to the Named Executive Officers.

Equity Awards

In 2010, we used only stock options to compensate our Named Executive Officers, an equity compensation vehicle which we believe provides an appropriate balance between inducement, retention and motivation of executives and the creation of stockholder value. Equity-based compensation provides a vital link between the long-term results achieved for our stockholders and the financial rewards provided to our Named Executive Officers. We use stock options to motivate and challenge our executives to achieve positive returns for our stockholders by placing key elements of executive compensation at risk, with a secondary benefit of retention derived from vesting conditions imposed on the stock options and a non-compete covenant embedded in our stock option agreements.

All stock options are granted at meetings of our Board of Directors, or of the Committee. The Committee, with the assistance of Cook and management, determines the aggregate amounts and terms of stock options to be awarded to each Named Executive Officer following a review of stock programs and competitive practices at peer companies, along with an analysis of equity cost.

The value of each award reflects the executive’s level of responsibility and contributions to the Company’s performance. The Committee reviews and approves the dollar value of the equity award to be granted to each Named Executive Officer based on the internal and external benchmarking of total compensation discussed above. The number of Shares subject to the award is then determined using the fair market value of the option on the grant date, which, in the case of stock options, is determined by the Black-Scholes methodology.

With respect to external benchmarking, the Committee uses competitive market data as a starting point for its analysis of the compensation of the Company’s Named Executive Officers. The companies in our peer group utilize a mix of stock options, restricted stock, performance shares/units, and cash incentive plans for long-term incentive compensation. The following summarizes the results of the Committee’s external benchmarking with respect to long-term incentive compensation:

	Market ($000)[1]
Named Executive Officer	25th Percentile	Median	75th Percentile	Humana[2] ($000)	Percentile of Market[2]
Chief Executive Officer	6,180	7,500	9,981	2,800	10	th
Second Highest-Paid Executive	2,487	3,636	5,076	1,100	11	th
Third Highest-Paid Executive	1,599	2,072	2,675	900	13	th
Fourth Highest-Paid Executive	1,013	1,800	2,008	700	10	th
Fifth Highest-Paid Executive	618	1,226	1,645	700	29	th

[1]	Represents 2009 long-term incentive compensation, as used by the Committee in external benchmarking to set 2010 compensation.

[2]	Represents actual 2010 long-term incentive compensation, as reported in this proxy statement.

The stockholder-approved “2003 Stock Incentive Plan” provides that all stock options are granted at the average of the high and low stock trading price on the NYSE composite tape (fair market value) on the date of grant. For the last several years, the annual Company-wide option and restricted share awards have been made at the Committee meeting held in the first quarter of the year, following the announcement of our annual results for the prior year. The Board and Committee schedules are determined more than a year in advance. In addition to the annual grant, options and/or restricted stock are granted for promotions, new hires, retention purposes, or increases in responsibilities at the six regularly scheduled meetings of the Board or the Committee.

2010 Awards

In 2010, our Named Executive Officers were awarded stock options designed, in conjunction with other components of total compensation, to be competitive in relation to the market median, as described above.

The table that follows this report entitled, “Grants of Plan-Based Awards,” shows the number of stock options awarded to each Named Executive Officer and the aggregate grant date fair value for each award. The table that follows this report entitled, “Summary Compensation Table,” reports the aggregate grant date fair value of awards for each fiscal year, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation.”

The table that follows this report entitled, “Outstanding Equity Awards at Fiscal Year-End,” lists the options and restricted stock outstanding by grant date and price for each Named Executive Officer. These awards reflect the years of service of each Named Executive Officer and the frequency with which an individual exercises the options granted.

The Committee routinely reviews the outstanding equity information for each executive officer to examine the value of prior compensation decisions. The value of outstanding equity awards may be taken into account in establishing the level of equity awards to be made.

Retirement Plans

During 2010, we had two retirement plans covering our Named Executive Officers:

•

The Humana Retirement Savings Plan, (available to all associates) is a qualified, 401(k) plan (and during 2010 was a combined retirement plan and 401(k) plan) providing for both participant and Company contributions; and

•

The Humana Retirement Equalization Plan (formerly known as the Supplemental Executive Retirement and Savings Plan), which we refer to as the HREP, is a nonqualified plan that restores Company contributions to the Humana Retirement Savings Plan, which are restricted by Internal Revenue Code, or IRC, compensation limits.

Effective January 1, 2011, the Committee has also approved and adopted the Humana Inc. Deferred Compensation Plan, or the Deferred Compensation Plan, an unfunded plan maintained for the purpose of providing deferred compensation to a select group of highly compensated executives. This plan was adopted to provide these executives with a vehicle to defer a portion of their annual performance-based cash income for purposes of personal savings and tax planning.

The Deferred Compensation Plan provides that each participant may elect to defer the payment of up to 80% of his or her performance based compensation pursuant to annual incentive plans that we sponsor, subject to certain limitations provided in the plan. Participants’ deferral accounts are credited with a notional interest rate as determined by the Committee from time to time or notional gains and losses based on hypothetical investments selected by the participant among those that the Committee may make available from time to time under the Deferred Compensation Plan. Other than the notional interest and deemed investment returns, no Company contributions will be made under the Deferred Compensation Plan, and participants are vested at all times in the amounts deferred under the Deferred Compensation Plan. Distributions from the Deferred Compensation Plan are generally made, depending on each participant’s election, on a date elected by the participant, the date of a participant’s termination of employment, or the earlier of the two. Earlier distributions are also made upon a change in control of the Company or a participant’s death.

For additional details on our retirement plans see the table entitled “Nonqualified Deferred Compensation” which covers the HREP, and the section entitled “Potential Payments Upon Termination or Change in Control,” which discusses all of our retirement plans.

We believe that our retirement programs will provide our executives with competitive levels of income replacement upon retirement, reflecting the executive’s years of service with our Company, and provide us with a package that will both attract and retain key talent in the Company.

Severance/Change in Control

Mr. McCallister

On May 16, 2008, we entered into an amended and restated employment agreement with Michael B. McCallister, our President and Chief Executive Officer, which we refer to as the McCallister Employment Agreement. The McCallister Employment Agreement was renewed on January 1, 2011 for a one year period, and will be automatically renewed for additional successive periods of one year unless terminated by either party upon sixty days written notice. Mr. McCallister is the only executive officer who would be entitled to a tax gross-up payment in the event he is subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code on “parachute payments” to which he is entitled to receive in connection with a Change in Control. The effect of this gross-up would be to maintain Mr. McCallister in the same financial position that he would have been in had no tax under Section 4999 of the Code been imposed. Notwithstanding the above, in the event that a reduction of Mr. McCallister’s Change in Control payments by 10% or less, but not more than $200,000, would cause none of the payments to be considered “excess parachute payments,” Mr. McCallister would not be entitled to a gross-up payment and the payments would be reduced to the extent necessary so that none of the payments would be considered “excess parachute payments.”

We believe that the excise tax gross-up provided for in the McCallister Employment Agreement is appropriate in order to avoid a possible discriminatory impact of the excise tax rules. We believe it appropriate for Mr. McCallister to retain the same payment that he would have retained had the excise tax not been imposed, allowing him to recognize the full intended economic benefit of the severance provisions of the McCallister Employment Agreement. However, in March 2009, the Committee determined that the Company will not enter into any new or materially amended agreements with executive officers that include excise tax gross-up provisions with respect to payments contingent upon a change in control. This determination will have no effect on the McCallister Employment Agreement unless that agreement is materially modified or amended.

For a more detailed discussion of the McCallister Employment Agreement and the benefits payable to Mr. McCallister in the event of a Change in Control of the Company, please refer to footnote 1 to the table entitled, “Potential Payments Upon Termination or Change in Control of the Company.”

Other Named Executive Officers

We operate in a highly competitive, complex and consolidating industry. Therefore, we have entered into Change in Control severance agreements, which we refer to as CIC Agreements, with all executive officers, including our Named Executive Officers (except for Mr. McCallister, whose severance is governed by the McCallister Employment Agreement, as described above). Pursuant to the CIC Agreements, for a two-year period following a Change in Control of the Company, certain benefits will be provided to these executives upon termination (whether involuntary or due to a resignation as a result of a change in responsibilities, location, or compensation).

Under the CIC Agreements, these individuals would be entitled to receive severance pay which generally is determined by multiplying the sum of each individual’s annual base salary and the maximum target incentive compensation payable to him or her, by a multiple ranging from one to one and one-half. Each of the Named Executive Officers would receive a payment in the amount of one and one-half times the sum of their base salary and maximum target incentive payment in the event of a qualified termination of employment within a two year period following a Change in Control. In addition, in the event of a Change in Control, generally all unvested Company options and all unvested restricted stock immediately vest. Health, life and disability insurance coverage would be provided, generally for a two-year period following termination unless the participant dies or is eligible for comparable coverage from another source.

All of the CIC Agreements (including the Change in Control provisions of the McCallister Employment Agreement) provide for a “double trigger” (i.e., two events must occur before any severance payment is made: the executive officer must be terminated or constructively terminated as described in the CIC Agreement, and such termination must have occurred after the Company entered into a definitive agreement, the consummation of which would result in a Change in Control, or the Change in Control has occurred). The Committee opted for a “double-trigger,” rather than providing for payments solely on the basis of a Change in Control, because we believe this to be more consistent with the purpose of encouraging the continued employment of our Named Executive Officers following a Change in Control. In the health benefits industry, mergers and acquisitions resulting in a Change in Control are common. We believe that the CIC Agreements for our Named Executive Officers allow our executives to devote their time to the duties of running our Company without being distracted by a potential Change in Control. Furthermore, the CIC Agreements have a significant retention value to the Company with respect to our Named Executive Officers. We believe that the severance multiples provided for in the CIC Agreements are appropriate because they are comparable to similarly situated senior executives across U.S. industries. For a discussion of the payments each of our Named Executive Officers would receive in the event of a termination of employment in connection with a Change in Control or in the event of a termination of employment in other circumstances, see the section entitled “Potential Payments Upon Termination or Change in Control of the Company” that follows this report.

Perquisites

We also provide certain other benefits to our Named Executive Officers as part of our competitive compensation program. The amounts expended through these programs are explained in detail in the footnotes that follow the Summary Compensation Table. As noted, not all Named Executive Officers participate in each benefit. The benefits include limited personal use of Company aircraft for the Named Executive Officers, an annual physical, a matching charitable gift program, supplemental life insurance benefits, financial planning assistance, commuting and local housing allowances, and club memberships (used for business purposes; if from time to time used for personal reasons, the executive must reimburse the Company).

D.	Other Compensation Considerations

Compensation Mix

The key elements of direct executive compensation — salary, cash incentives, and equity awards — are designed to place a substantial portion of executive pay at risk. While salaries are intended to be assured, the other two elements only have value if certain key performance results are achieved. Cash incentives are paid only upon the achievement of defined financial objectives. Grants of stock options only have value to executives if the value of the Company increases through common stock price appreciation and any applicable vesting conditions are satisfied, providing a retention benefit to the Company.

We believe that having a larger measure of key pay elements at risk motivates and challenges our executives to achieve positive returns for our stockholders, reflecting our philosophy that, in addition to being market-based, the total compensation of our Named Executive Officers should be competency-paced and contribution-driven. The chart and table below illustrate the relative mix of pay at risk in 2010 for our Named Executive Officers, comprised of base salary, the potential value of the target annual cash incentive earned in 2010 though paid in 2011, and the aggregate grant date fair value of the 2010 grants of stock options (based on a Black-Scholes valuation at the time of grant). See the tables entitled “Summary Compensation Table” and “Grants of Plan-Based Awards” that follow this report for greater detail.

		Compensation At-Risk-2010		Total
Named Executive Officer	Base Salary	Annual Incentive	Long-Term Incentive (1)
Michael B. McCallister	17%	35%	48%	100%
James H. Bloem	27%	40%	34%	100%
James E. Murray	24%	36%	39%	100%
V. Rajamannar Madabhushi	24%	36%	40%	100%
Bonita C. Hathcock	25%	38%	37%	100%
Average:	22%	36%	42%	100%

(1)	Includes aggregate grant date fair value of stock option awards.

Clawbacks

In 2009, the Committee adopted a clawback policy to supplement those provisions set forth in the Sarbanes-Oxley Act of 2002 and related regulations.

The clawback policy:

•	applies to all executive officers;

•	permits the recoupment of compensation in the event of a material restatement of the Company’s financials as a result of the misconduct or fraud on the part of the executive officer;

•

permits the recoupment of all cash-based incentives earned by the executive officer involved in the misconduct or fraud during the twelve month period following the first public issuance of the financials that are the subject of the restatement; and

•	grants discretion to the Committee with respect to the application of the clawback provision.

Stock Ownership Guidelines

The Board believes that linking a significant amount of an executive’s current and potential future net worth to the Company’s success, as reflected in the stock price, gives the executive a stake similar to that of our stockholders. Consistent with this philosophy, in 2005 the Board of Directors established stock ownership guidelines for the Company’s executive officers.

Expressed as a multiple of base salary, minimum levels of Humana common stock ownership, excluding shares held in retirement accounts and unexercised stock options, are:

• Chief Executive Officer:	Five times base salary

• Direct reports to the Chief Executive Officer (including all Named Executive Officers):	Three times base salary

• All other Section 16 officers:	Two times base salary

In 2009, the Committee added a further condition to the stock ownership guidelines to provide that any shares owned by an executive officer (or shares received upon the exercise of options or vesting of restricted stock, less an amount to cover current tax liabilities) must be held by the executive officer until the relevant multiple is reached and thereafter maintained.

In 2010, the Committee granted a one-time waiver of the stock ownership guidelines for Mr. Rajamannar in connection with certain relocation expenses.

Compensation Policies Based on Certain Tax Rules

Section 162 (m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to the Named Executive Officers (other than our Chief Financial Officer) serving on the last day of the year. Based on regulations issued by the IRS, we have taken the necessary actions to provide for the deductibility of payments under the Management Incentive Plan, including submitting the Management Incentive Plan to our stockholders for approval. The Management Incentive Plan was approved by our stockholders in April 2008, and became effective as of January 1, 2008, for awards earned during the five-year period ending December 31, 2012.

We view preserving tax deductibility as a contributing objective in establishing executive compensation. In specific instances we have authorized — and may continue to authorize from time to time — compensation arrangements that are not fully tax deductible, but which promote other important objectives of the Company. The Committee believes that all compensation paid for 2010 will be deductible for federal income tax purposes, except $74,646.

The Patient Protection and Affordable Care Act amended Section 162(m) to provide that, in general, for compensation which is paid or would otherwise become deductible after 2012, no deduction will be allowed to the extent total compensation for an individual exceeds $500,000 for the year. This limitation will apply to most individuals compensated by a health insurance provider such as Humana, and when effective will replace the limitation described above. This new rule includes compensation earned for services after 2009 but which is paid or would otherwise become deductible after 2012.

The American Jobs Creation Act of 2004 materially changed the tax rules applicable to nonqualified deferred compensation arrangements, codified in Section 409A of the Internal Revenue Code (“Section 409A”). Section 409A provides that compensation deferrals under nonqualified deferred compensation plans, like the Company’s Supplemental Plan, are currently counted as gross income for all taxable years to the extent that the amounts are not subject to a substantial risk of forfeiture and have not previously been included in gross income, unless certain requirements are met. We believe that the HREP, the CIC Agreements, the Management Incentive Plan, the Deferred Compensation Plan, and our severance program are in compliance with the statutory provisions currently in effect so that any compensation payable under the plans is properly deferred.

E.	Organization & Compensation Committee

All of the members of the Committee are independent, as defined by the NYSE, the SEC and the IRS. The current members of the Committee are Kurt J. Hilzinger, Chairman, W. Roy Dunbar, William J. McDonald, and Marissa T. Peterson. During 2010, the Committee met eight times.

The Committee operates pursuant to a charter which is reviewed and approved each year. There were no changes to the Committee’s charter during 2010. The full text of the Committee charter may be viewed on our corporate website. From the www.humana.com website, click on “Investor Relations,” then click on “Corporate Governance” on the left side of the page, and then you will see a link to the Committee Charters on the left side of the page.

F.	Compensation Consultants

Since August 2004, the Committee has retained Cook as its independent compensation consultant. Cook’s role is to ensure that the Committee has objective information needed to make informed decisions in the best interests of stockholders based on compensation trends and practices in public companies, and to provide assistance to the Committee in evaluating our executive compensation policy and programs. As the Committee’s independent consultant, Cook advises on the interpretation of various rules and regulations impacting executive compensation, reviews with the Committee management’s proposals and initiatives, provides certain data on competitive pay levels, and undertakes special projects on behalf of the Committee. In 2010, a representative of Cook attended all of the Committee meetings, including, when invited, executive sessions. In accordance with the Committee’s Charter, the Committee has the sole authority to determine the compensation for, and to terminate the services of, Cook. For services provided to the Committee in 2010, we paid Cook approximately $175,000.

We have a practice that Cook, as an independent compensation consultant, may not provide any other services to the Company without the prior authorization of the Committee. In 2010, Cook provided no additional services to the Company.

ORGANIZATION & COMPENSATION COMMITTEE REPORT

The Organization & Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2010 with management. In reliance on these reviews and discussions, the Organization & Compensation Committee recommended to the Company’s Board of Directors, and the Board of Directors has approved, the inclusion of this Compensation Discussion and Analysis in this Proxy Statement.

All members of the Organization & Compensation Committee of the Company whose names follow submit the foregoing report.

ORGANIZATION & COMPENSATION COMMITTEE

Kurt J. Hilzinger, Chairman

W. Roy Dunbar

William J. McDonald

Marissa T. Peterson

EXECUTIVE COMPENSATION

Executive Compensation of the Company

The following Summary Compensation Table shows the compensation earned for the time period served as an executive officer during the last fiscal year by: (1) our Chairman and Chief Executive Officer, (2) our Chief Financial Officer, and (3) each of the three other highest compensated executive officers of the Company serving at December 31, 2010 (collectively, the “Named Executive Officers”).

As described in our Compensation Discussion and Analysis, for each Named Executive Officer, base salary represented approximately 22%; the potential value of the annual cash incentive in 2010 represented approximately 36% and the aggregate fair value of the 2010 grant of stock options and restricted stock represented approximately 42% of the total compensation as listed below, based on the aggregate fair value of equity awards granted to the Named Executive Officers in 2010.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)(1)	Option Awards($) (f)(1)	Non-Equity Incentive Plan Compensation ($) (g)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)(3)	Total ($) (j)
Michael B. McCallister, Chairman & Chief Executive Officer (4)	2010	1,026,182	—	—	2,500,097	2,052,364	—	569,274	6,147,917
	2009	1,025,000	—	—	3,393,474	1,793,750	—	297,228	6,509,452
	2008	1,017,308	—	—	3,500,002	0	—	668,104	5,185,414
James H. Bloem, Senior Vice President & Chief Financial Officer & Treasurer	2010	550,057	—	—	700,019	825,085	—	170,398	2,245,559
	2009	545,000	—	—	1,018,047	681,250	—	81,670	2,325,967
	2008	539,665	—	—	1,049,990	0	—	169,624	1,759,279
James E. Murray, Chief Operating Officer	2010	676,087	—	—	1,100,038	1,014,131	—	212,944	3,003,201
	2009	670,000	—	—	1,502,824	837,500	—	125,466	3,135,790
	2008	663,846	—	—	1,549,993	0	—	245,071	2,458,910
V. Rajamannar Madabhushi, Senior Vice President & Chief Innovation and Marketing Officer (5)	2010	516,587(5)	—	—	900,038	774,880	—	147,835	2,339,341
	2009	342,466	218,667	587,266	1,136,660	428,082	—	95,193	2,808,334
	2008	—	—	—	—	—	—	—	—
Bonita C. Hathcock, Senior Vice President & Chief Human Resources Officer	2010	479,977	—	—	700,019	719,966	—	163,990	2,063,952
	2009	475,000	—	—	872,603	0	—	97,712	1,445,315
	2008	471,154	—	—	899,997	675,000	—	174,903	2,221,054

(1)	The amounts listed under the columns “Stock Awards” and “Option Awards” in the Summary Compensation Table above disclose the aggregate grant date fair value of stock awards and options awards granted in the fiscal year, as well as in prior periods, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation.” Note 13 to the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2010, describes the assumptions used to determine the grant date fair value for overall Company options. The assumptions used for valuing the Named Executive Officers’ options as a group, applying the Black-Scholes methodology, were as follows:

	2010	2009	2008
Weighted Average Fair Value at Grant Date	$19.26	$14.18	$21.93
Expected Option Life (Years)	4.9	4.9	5.4
Expected Volatility	44.3%	38.9%	28.1%
Risk Free Interest Rate	2.53%	1.94%	3.0%
Dividend Yield	N/A	N/A	N/A

(2)	For a discussion of the potential ranges that could have been paid in 2010 under the Management Incentive Plan, see the Grants of Plan-Based Awards table.

(3)	The amounts listed under the column entitled “All Other Compensation” in the Summary Compensation Table above include: Company contributions to the Humana Retirement Equalization Plan (formerly the Supplemental Executive Retirement & Savings Plan) and the Humana Retirement Savings Plan; personal use of Company aircraft for the Named Executive Officers and in some cases members of their families; a matching charitable gift program; life insurance benefits; and financial planning assistance. In addition, we pay for club memberships for certain Named Executive Officers. These are used for business purposes, and if used from time to time for personal reasons, the Named Executive Officer must reimburse us for any expense.

Company Contributions to the Humana Retirement Equalization Plan (this amount is also listed in the Nonqualified Deferred Compensation table):

Michael B. McCallister	$296,118
James H. Bloem	$113,426
James E. Murray	$145,888
V. Rajamannar Madabhushi	$24,488
Bonita C. Hathcock	$95,303

Personal Use of Company Aircraft: The costs of personal use of Company aircraft was based on the aggregate incremental costs to the Company, including the lost tax deduction to the Company and personal deadhead hours.

Michael B. McCallister	$212,333
James H. Bloem	$0
James E. Murray	$29,616
V. Rajamannar Madabhushi	$27,236
Bonita C. Hathcock	$0

Matching Charitable Contributions:

Michael B. McCallister	$0
James H. Bloem	$20,000
James E. Murray	$500
V. Rajamannar Madabhushi	$0
Bonita C. Hathcock	$11,100

Financial Planning:

Michael B. McCallister	$19,503
James H. Bloem	$0
James E. Murray	$0
V. Rajamannar Madabhushi	$0
Bonita C. Hathcock	$19,456

Company Contributions to the Humana Retirement Savings Plan:

Michael B. McCallister	$23,903
James H. Bloem	$23,903
James E. Murray	$23,903
V. Rajamannar Madabhushi	$8,575
Bonita C. Hathcock	$23,903

Other (Includes life insurance, reimbursement for relocation expenses, security systems, physicals, commuting and housing allowances, and guest expenses while on business travel):

Michael B. McCallister	$17,417
James H. Bloem	$13,069
James E. Murray	$13,037
V. Rajamannar Madabhushi	$87,536
Bonita C. Hathcock	$14,228

(4)	On May 16, 2008, we entered into an amended and restated employment agreement with Michael B. McCallister, or Mr. McCallister, which we refer to as the McCallister Employment Agreement, pursuant to which Mr. McCallister serves as our Chairman and Chief Executive Officer. The McCallister Employment Agreement was renewed on January 1, 2011, for a one-year period, and will be automatically renewed for additional successive periods of one year unless terminated by either party upon sixty days written notice prior to December 31 of each year. Pursuant to the McCallister Employment Agreement, Mr. McCallister will be paid an annual base salary of not less than $1,025,000 and will be eligible to participate in all benefit plans and programs made available by us to our employees, including participation in bonus and incentive compensation plans and programs on terms determined by the Organization & Compensation Committee. The McCallister Employment Agreement also provides for payments in the event Mr. McCallister terminates his employment. For a description of these payment provisions see the section entitled “Potential Payments Upon Termination or Change in Control of the Company” in this Proxy Statement.

(5)	Mr. Rajamannar was hired by the Company during 2009, and therefore received no compensation in 2008. As previously disclosed, on August 26, 2010 the Committee approved an increase of $37,500 in Mr. Rajamannar’s base salary from $505,000 to $542,500, prorated for the remainder of 2010.

Grants of Plan-Based Awards

The following table provides information about stock options and restricted stock granted in 2010 under our Amended and Restated 2003 Stock Incentive Plan, which we refer to as the 2003 Stock Plan, and the range of potential payments in 2010 under the Humana Inc. Executive Management Incentive Compensation Plan, which we refer to as the Management Incentive Plan. A discussion of the features of each type of award is included in the footnotes that follow the table.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards N/A			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Closing Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k-1)	(k-2)	(l)
Michael B. McCallister	01/01/2010	768,750	1,537,000	2,050,000
	02/18/2010								129,830	46.40	46.20	2,500,097
James H. Bloem	01/01/2010	275,000	550,000	825,000
	02/18/2010								36,352	46.40	46.20	700,019
James E. Murray	01/01/2010	338,000	676,000	1,014,000
	02/18/2010								57,125	46.40	46.20	1,100,038
V. Rajamannar Madabhushi	01/01/2010	271,250	542,500	813,750
	02/18/2010								46,739	46.40	46.20	900,038
Bonita C. Hathcock	01/01/2010	237,500	475,000	712,500
	02/18/2010								36,352	46.40	46.20	700,019

(1)	The actual payment of incentive compensation is shown in the Summary Compensation Table. For the EPS objective, there are threshold, target and maximum achievement payout levels that impact the final value of the award. Performance below the threshold yields no award. Eighty-six percent of the EPS goal must be achieved to reach its threshold payment; the threshold pays at approximately 50 percent of salary for all Named Executive Officers except Mr. McCallister whose threshold payment is 75 percent of salary. See the Compensation Discussion and Analysis contained herein for a discussion of incentive compensation for the Named Executive Officers. The Committee has sole discretion to determine whether to actually pay the entire permissible award, to decrease an award, or to defer payment of any award. The Committee is also authorized to establish additional conditions and terms of payment for awards, including the achievement of other or additional financial, strategic or individual goals, which may be objective or subjective, as it deems appropriate. The Committee may not waive the basic performance targets as to the business criteria chosen for any performance period.

(2)	The above options were all granted pursuant to the 2003 Stock Plan. The options are incentive stock options to the extent allowed by regulation and the balance are nonqualified stock options. The options vest and become exercisable in equal annual one-third installments from the date of grant. The above options expire seven years from the date of grant. In the event of a Change in Control of the Company, as defined in the 2003 Stock Plan, all outstanding stock options become fully vested and immediately exercisable in their entirety. In addition, during the 60-day period following the Change in Control, any stock option (or portion thereof) may generally be surrendered for cancellation for a payment of the difference between the adjusted fair market value and option price as more fully described in the 2003 Stock Plan. (See the section entitled “Potential Payments Upon Termination or Change in Control of the Company” herein for a quantification of the acceleration of stock options upon a Change in Control.) The exercise price may be paid in cash or, at the discretion of the Organization & Compensation Committee, in Shares valued at the fair market value on the date of exercise or any combination thereof. Under the 2003 Stock Plan, the Board may not reduce the exercise price for options or stock appreciation rights by repricing or replacing any option award. The options were granted by the Organization & Compensation Committee at a regularly scheduled meeting thereof. All Named Executive Officers equity awards contain a non-compete provision.

(3)	Options under the 2003 Stock Plan cannot be granted at less than the Fair Market Value. The Fair Market Value, as defined in the 2003 Stock Plan, is the average of the highest and lowest reported sales prices of our Shares in transactions reported on the NYSE composite tape on the grant date. The 2003 Stock Plan was approved by our Board of Directors and by our stockholders.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the stock option and restricted stock holdings of our Named Executive Officers as of December 31, 2010.

		Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($/Sh) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) N/A (h)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) N/A (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) N/A (j)
Michael B. McCallister	250,000	—		32.7000	02/24/12(3)
	150,000	—		53.9600	02/23/13(7)
	129,758	—		62.1000	02/22/14(4)
	106,390	53,195		69.4750	02/21/15(1)
	75,253	150,506		41.8300	02/19/16(2)
	—	129,830		46.4000	02/18/17(10)
James H. Bloem	26,666	—		32.7000	02/24/12(8)
	38,830	—		53.9600	02/23/13(7)
	45,415	—		62.1000	02/22/14(4)
	31,917	15,958		69.4750	02/21/15(1)
	22,576	45,152		41.8300	02/19/16(2)
	—	36,352		46.4000	02/18/17(10)
James E. Murray	110,000	—		32.7000	02/24/12(3)
	84,720	—		53.9600	02/23/13(7)
	13,686	—		9.2600	03/13/13(5)
	67,042	—		62.1000	02/22/14(4)
	47,116	23,557		69.4750	02/21/15(1)
	33,326	66,653		41.8300	02/19/16(2)
	—	57,125		46.4000	02/18/17(10)
V. Rajamannar Madabhushi	—	66,667		29.5300	04/28/16(6)
						20,000	1,094,800	(9)
	—	46,739		46.4000	02/18/17(10)
Bonita C. Hathcock	31,770	—		53.9600	02/23/13(7)
	38,062	—		62.1000	02/22/14(4)
	27,358	13,678		69.4750	02/21/15(1)
	19,350	38,702		41.8300	02/19/16(2)
	—	36,352		46.4000	02/18/17(10)

(1)	Options granted on 2/21/08 pursuant to the Company’s 2003 Stock Incentive Plan, vesting ratably over three years, with full vesting on 2/21/11.

(2)	Options granted on 2/19/09 pursuant to the Company’s 2003 Stock Incentive Plan, vesting ratably over three years, with full vesting on 2/19/12.

(3)	Options granted on 2/24/05 pursuant to the Company’s 2003 Stock Incentive Plan, fully vested.

(4)	Options granted on 2/22/07 pursuant to the Company’s 2003 Stock Incentive Plan, fully vested.

(5)	Options granted on 3/13/03 pursuant to the Company’s 1996 Stock Incentive Plan, fully vested.

(6)	Options granted on 4/28/09 pursuant to the Company’s 2003 Stock Incentive Plan, vesting ratably over three years, with full vesting on 4/28/12.

(7)	Options granted on 2/23/06 pursuant to the Company’s 2003 Stock Incentive Plan, fully vested.

(8)	Options granted on 2/24/05 pursuant to the Company’s 1996 Stock Incentive Plan, fully vested.

(9)	Based on the closing stock price on December 31, 2010 of $54.74. Restricted stock awards granted, with respect to Mr. Rajamannar on 4/28/09, will fully vest three years from the date of grant.

(10)	Options granted on 2/18/10 pursuant to the Company’s 2003 Stock Incentive Plan, vesting ratably over three years, with full vesting on 2/18/13.

Option Exercises and Stock Vested

The following table provides information on the stock options exercised by the Named Executive Officers in 2010.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#)(2) (d)	Value Realized on Vesting ($) (e)
Michael B. McCallister	—	—	—	—
James H. Bloem	—	—	—	—
James E. Murray	—	—	—	—
V. Rajamannar Madabhushi	33,333	564,994	—	—
Bonita C. Hathcock	5,195	189,279	—	—

(1)	The Value Realized on Exercise is based on the difference between the Fair Market Value of our common stock as reported by the New York Stock Exchange Composite System and the exercise price of the options on the date of exercise. Options exercised may or may not have been sold by a particular Named Executive Officer, and the inclusion in this table of such information should not be understood to imply that such Named Executive Officer is or was in actual receipt of such monies.

(2)	No restricted stock vested for the Named Executive Officers in 2010.

Nonqualified Deferred Compensation

The following table and narrative that follows provides information on the Humana Retirement Equalization Plan contributions and earnings for the Named Executive Officers in 2010.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)(1)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Michael B. McCallister	—	296,118	1,025,185	—	9,586,081
James H. Bloem	—	113,426	123,431	—	1,310,159
James E. Murray	—	145,888	444,509	—	3,264,018
V. Rajamannar Madabhushi	—	24,488	0	—	24,488
Bonita C. Hathcock	—	95,303	153,642	—	1,470,166

(1)	The amounts listed above under Registrant Contributions in Last Fiscal Year (column c) are also included under the All Other Compensation column of the Summary Compensation Table herein.

In 2010, we had a qualified combined retirement plan and 401(k) plan (which effective January 1, 2011 became only a 401(k) plan), the Humana Retirement Savings Plan, and a nonqualified, unfunded, defined contribution plan, the Humana Retirement Equalization Plan

(formerly known as the Supplemental Executive Retirement & Savings Plan). The Internal Revenue Code imposes limitations on the contributions that may be made to a qualified plan, like our Humana Retirement Savings Plan. In 2010, once an individual is paid $245,000 in compensation, both individual and Company contributions to the Pretax Savings Account of the Humana Retirement Savings Plan must cease. Any Company matching contributions that would have been made to the Pretax Savings Account of the Humana Retirement Savings Plan are credited to the Pretax Savings Account of the Humana Retirement Equalization Plan.

Additionally, in 2010, any earnings over $245,000 are excluded when determining retirement benefits as a percentage of income. Any Company contributions that would have been made to the retirement account of the Humana Retirement Savings Plan due to this limitation are credited to the Retirement Account of the Humana Retirement Equalization Plan.

The benefits accrued under the Humana Retirement Equalization Plan are those Company contributions that cannot be made to the qualified Humana Retirement Savings Plan because of the IRS limitations. The maximum percentage of compensation (base salary and incentive compensation) that can be contributed by a highly compensated employee to the Humana Retirement Savings Plan is 35% for 2010. In 2010, the Company matched 100% of the first 1%, plus 50% of the next 5% of employee salary deferrals. Effective January 1, 2011, the Company matches 125% of the first 6% of employee salary deferrals. In addition, for 2010, the Company made a contribution in an amount equal to 4% of eligible compensation, plus 4% of the amount of eligible compensation that is in excess of the Social Security wage base. This retirement contribution ceased to accrue effective January 1, 2011. Accruals under the Humana Retirement Equalization Plan, which is unfunded, are deemed to be invested in the accounts selected by the participants. The Humana Retirement Equalization Plan allows daily rebalancing of funds and allows direction of investment elections. Benefits in the Humana Retirement Equalization Plan, as directed by the participants, are distributable upon termination of employment, death, total disability, retirement or a Change in Control of the Company. Distribution of benefits may take the form of a lump sum, periodic installments not to exceed twenty (20) years, or (solely with respect to distributions elected on or before December 31, 2010) an annuity — if the Humana Retirement Equalization Plan balance exceeds $100,000.

All of the Named Executive Officers eligible for a contribution under the Humana Retirement Equalization Plan in 2010 have elected a lump sum payment upon termination.

Potential Payments Upon Termination or Change in Control of the Company

The Named Executive Officers would each receive certain payments upon termination from the Company which vary in amount depending on the reason for termination. Each Named Executive Officer would also receive a specified payment in connection with a Change in Control of the Company. The table below provides dollar amounts for all potential payments that would be paid by us to each Named Executive Officer under various scenarios involving either a termination or a Change in Control. The amounts disclosed assume the Named Executive Officer’s termination under the various scenarios occurred on December 31, 2010. The payments to our Named Executive Officers are governed by the various agreements or arrangements described in the footnotes to the table (with the exception of Mr. McCallister, whose payments are governed by the McCallister Employment Agreement). The timing of the payments described below to the Named Executive Officers may also be subject to the provisions of Section 409A which may delay payment.

Name and Form of Payment	Voluntary Termination (a)	Involuntary Termination without Cause (b)	Involuntary Termination for Cause (c)	Retirement(6) (d)	Death or Disability(7) (e)	Change in Control(4) (f)
Michael B. McCallister (1)
• Severance	$1,055,750	$2,111,500	$0	$0	$2,111,500	$6,598,438
• Life, Health & Other Benefits (7)	22,340	22,340	0	22,340	22,340	46,913
• Stock Options (accelerated) (3)	0	3,030,019	0	0	3,030,019	3,030,019
• Excise Tax Gross up (8)	0	0	0	0	0	0

Subtotal: Termination Related Payments	$1,078,090	$5,163,859	$0	$22,340	$5,163,859	$9,675,370

• Stock Options (vested) (3)	1,091,895	1,091,895	0	1,091,895	1,091,895	1,091,895
• Supplemental Retirement Plan (5)	9,586,081	9,586,081	9,586,081	9,586,081	9,586,081	9,586,081

Subtotal: Currently Vested Amounts	$10,677,976	$10,677,976	$9,586,081	$10,677,976	$10,677,976	$10,677,976

Mr. McCallister’s Totals	$11,756,066	$15,841,835	$9,586,081	$10,700,316	$15,841,835	$20,353,346

James H. Bloem
• Severance (2)	$0	$849,750	$0	$0	$0	$2,124,375
• Life, Health & Other Benefits (7)	19,830	19,830	0	19,830	19,830	41,642
• Stock Options (accelerated) (3)	0	0	0	0	887,310	887,310

Subtotal: Termination Related Payments	$19,830	$869,580	$0	$19,830	$907,140	$3,053,327

• Stock Options (vested) (3)	322,664	322,664	0	322,664	322,664	322,664
• Supplemental Retirement Plan (5)	1,310,159	1,310,159	1,310,159	1,310,159	1,310,159	1,310,159

Subtotal: Currently Vested Amounts	$1,632,823	$1,632,823	$1,310,159	$1,632,823	$1,632,823	$1,632,823

Mr. Bloem’s Totals	$1,652,653	$2,502,403	$1,310,159	$1,652,653	$2,539,963	$4,686,150

Name and Form of Payment	Voluntary Termination (a)	Involuntary Termination without Cause (b)	Involuntary Termination for Cause (c)	Retirement(6) (d)	Death or Disability(7) (e)	Change in Control(4) (f)
James E. Murray
• Severance (2)	$0	$1,044,420	$0	$0	$0	$2,611,050
• Life, Health & Other Benefits (7)	15,235	15,235	0	15,235	15,235	31,993
• Stock Options (accelerated) (3)	0	0	0	0	1,338,769	1,338,769

Subtotal: Termination Related Payments	$15,235	$1,059,655	$0	$15,235	$1,354,004	$3,981,812

• Stock Options (vested) (3)	3,546,785	3,546,785	0	3,546,785	3,546,785	3,546,785
• Supplemental Retirement Plan (5)	3,264,018	3,264,018	3,264,018	3,264,018	3,264,018	3,264,018

Subtotal: Currently Vested Amounts	$6,810,803	$6,810,803	$3,264,018	$6,810,803	$6,810,803	$6,810,803

Mr. Murray’s Totals	$6,826,038	$7,870,458	$3,264,018	$6,826,038	$8,164,807	$10,792,615

V. Rajamannar Madabhushi
• Severance (2)	$0	$558,775	$0	$0	$0	$2,095,406
• Life, Health & Other Benefits (7)	19,740	19,740	0	19,740	19,740	41,454
• Stock Options and Restricted Stock (accelerated) (3)	0	0	0	0	2,072,179	2,072,179

Subtotal: Termination Related Payments	$19,740	$578,515	$0	$19,740	$2,091,919	$4,209,039

• Stock Options and Restricted Stock (vested) (3)	0	0	0	0	0	0
• Supplemental Retirement Plan (5)	24,488	24,488	24,488	24,488	24,488	24,488

Subtotal: Currently Vested Amounts	$24,488	$24,488	$24,488	$24,488	$24,488	$24,488

Mr. Rajamannar’s Totals	$44,228	$603,003	$24,488	$44,228	$2,116,407	$4,233,527

Bonita C. Hathcock
• Severance (2)	$0	$741,600	$0	$0	$0	$1,854,000
• Life, Health & Other Benefits (7)	13,700	13,700	0	13,700	13,700	28,771
• Stock Options (accelerated) (3)	0	0	0	0	803,944	803,944

Subtotal: Termination Related Payments	$13,700	$755,300	$0	$13,700	$817,644	$2,686,715

• Stock Options (vested) (3)	275,355	275,355	0	275,355	275,355	275,355
• Supplemental Retirement Plan (5)	1,470,166	1,470,166	1,470,166	1,470,166	1,470,166	1,470,166

Subtotal: Currently Vested Amounts	$1,745,521	$1,745,521	$1,470,166	$1,745,521	$1,745,521	$1,745,521

Ms. Hathcock’s Totals	$1,759,221	$2,500,821	$1,470,166	$1,759,221	$2,563,165	$4,432,236

(1) McCallister Employment Agreement

On May 16, 2008, we entered into an amended and restated employment agreement with Mr. McCallister, which we refer to as the McCallister Employment Agreement, pursuant to which he serves as our President and Chief Executive Officer at an annual base salary in an amount not less than $1,025,000, and will be eligible to participate in all benefit plans and programs made available by us for our employees, including participation in bonus and incentive compensation plans and programs on terms determined by the Organization and Compensation Committee.

If the McCallister Employment Agreement is terminated (i) by us without Good Cause, (ii) by Mr. McCallister for Good Reason, (iii) by the Company at the end of the initial or any renewal term by reason of non-renewal, or (iv) due to Mr. McCallister’s death or disability, we would pay to Mr. McCallister, at the same time bonuses are paid to other participants (or such later date as may be required by Section 409A), a prorated bonus calculated on the basis of target performance in the case of termination by reason of death or disability and on the basis of actual performance in the case of all other terminations (which amount is not included in the table), plus a payment equal to his then current annual base salary plus bonus, calculated at one hundred percent of his base salary. Mr. McCallister would also be entitled to continued coverage for himself and his dependents under our medical, accident and life insurance benefit plans for twelve months following termination upon the same terms and costs for similarly situated employees of the Company. In addition, any unvested restricted shares held by Mr. McCallister would become vested (with performance-based awards vesting at the target percentage in the case of termination by death or disability, and based on actual performance in the event of other terminations, in each case prorated based on the portion of the performance period that has elapsed prior to termination) and any unvested stock options held by Mr. McCallister would become fully vested (with performance-based stock options vesting at the target percentage) and would remain exercisable until the earlier of two years following the termination date or the expiration of the original term.

In the event that Mr. McCallister’s employment is terminated by us without Good Cause or by Mr. McCallister for Good Reason under certain circumstances in anticipation of a Change in Control or within twenty-four months following a Change in Control, we would pay or provide to Mr. McCallister: (i) no later than thirty calendar days after the termination date (or such later date as may be required by Section 409A), his base salary earned but not yet paid at the greater of the rate in effect at the Change in Control or the termination date, which we refer to as the Higher Base Salary, (ii) at the same time bonuses are paid to other participants, a prorated annual bonus for the fiscal year in which termination occurs based on actual performance, provided, that, if the termination date occurs in the same year as the Change in Control, Mr. McCallister will be entitled to a prorated bonus in an amount no less than if the prorated bonus were based on target hours (which amount is not included in the table), (iii) a lump-sum payment equal to two and one-half times the amount equal to the sum of (a) the Higher Base Salary plus (b) the target annual bonus for the fiscal year in which termination occurs and (iv) continuation, at our expense, of all life, medical, dental, accidental death and dismemberment and disability insurance for Mr. McCallister and his dependents for two years following the termination date. In addition, to the extent that any restricted shares or stock options held by Mr. McCallister are unvested, such awards would become fully vested (with performance-based shares and awards vesting based on actual performance and with performance vested stock options vesting at the target percentage) and vested stock options would remain exercisable until the earlier of two years following the termination date or the expiration of the original term.

If Mr. McCallister’s employment is terminated (i) by us for Good Cause, (ii) by Mr. McCallister’s termination of the initial or any renewal term by reason of non-renewal, or (iii) by Mr. McCallister without Good Reason, we would pay to Mr. McCallister only his then current base salary accrued but unpaid through the termination date. In the event of a termination described in this paragraph, any restricted shares, unvested stock options or other equity-based award outstanding on the termination date would be forfeited.

Following Mr. McCallister’s termination for any reason, he would be eligible for continuation of medical and dental insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA). For the first twelve months of COBRA continuation coverage, the cost to Mr. McCallister would be an amount equal to the normal employee contribution rate and, thereafter, the cost to Mr. McCallister would be the cost of COBRA continuation coverage. During the COBRA continuation period, Mr. McCallister may elect any of the health coverages available to our employees. Following the COBRA continuation period, Mr. McCallister may elect coverage for himself, his spouse and his dependents under any of the insured products offered the Company until the later of Mr. McCallister or his spouse, as applicable, turning 65 or becoming eligible for Medicare coverage.

Mr. McCallister is also entitled to a gross-up payment in the event he is subject to an excise tax pursuant to Section 4999 of the Code on “parachute payments” to which he is entitled to receive in connection with a Change in Control. The effect shall be to maintain Mr. McCallister in the same financial position that he would have been in had no tax under Section 4999 of the Code been imposed. Notwithstanding the above, in the event that a reduction to the payments to be made to Mr. McCallister of 10% or less, but not more than $200,000, would cause none of the payments to be “excess parachute payments,” Mr. McCallister would not be entitled to a gross-up payment and the payments would be reduced to the extent necessary so that none of the payments shall be “excess parachute payments.” In March 2009, the Committee determined that the Company will not enter into any new or materially amended agreements with executive officers that include excise tax gross-up provisions with respect to payments contingent upon a change in control. This determination will have no effect on the McCallister Employment Agreement unless that agreement is materially modified or amended.

In the McCallister Employment Agreement, “Good Cause” is defined to mean:

(a) the commission by Mr. McCallister of an act of fraud, misappropriation, embezzlement, gross negligence, or willful misconduct or unethical conduct in connection with Mr. McCallister’s employment under the McCallister Employment Agreement resulting in material economic or financial injury to the Company; or

(b) Mr. McCallister’s intentional failure or refusal to perform reasonable assigned duties after written notice of such willful failure or refusal and the failure or refusal is not corrected within ten business days; or

(c) the indictment for, conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony (other than a traffic violation or other offense or violation outside of the course of employment which does not adversely affect the Company and its affiliates or their reputation or the ability of Mr. McCallister to perform his employment-related duties or to represent the Company); provided, however, that if Mr. McCallister is terminated for Good Cause by reason of his indictment pursuant to this clause (3) and the indictment is subsequently dismissed or withdrawn or Mr. McCallister is found to be not guilty in a court of law in connection with such indictment, then Mr. McCallister’s termination shall be treated as a termination without Good Cause.

In the McCallister Employment Agreement, “Good Reason” is defined to mean:

(i) a material reduction in Mr. McCallister’s title, authority or responsibilities, including reporting responsibilities; or

(ii) a reduction in Mr. McCallister’s annual base salary; or

(iii) a relocation of Mr. McCallister’s office to a location more than thirty miles from the location at which Mr. McCallister performs his duties prior to such relocation; or

(iv) a failure by the Company to continue in effect any incentive, bonus or other material compensation plan in which Mr. McCallister participates, unless the Company substitutes a substantially equivalent benefit; or

(v) a breach by the Company of any material provision of the McCallister Employment Agreement.

The McCallister Employment Agreement also contains provisions not to compete or solicit for a 12-month period following termination. The McCallister Employment Agreement generally may be terminated by either party giving written notice at least sixty (60) days prior to December 31 of each year.

(2) Severance Policy

Our executive officer severance policy, which we refer to as the Severance Policy, was adopted in 1999. The Severance Policy covers all of the Named Executive Officers, except for Mr. McCallister (whose payments as of December 31, 2010 were covered by the McCallister Employment Agreement described above). Under the Severance Policy, an executive officer involuntarily terminated for reasons not meeting the definition of Good Cause will receive one year’s base salary plus one additional month’s base salary for each of the first six full years of service up to a maximum of eighteen months base pay. In the case of Mr. Murray, Mr. Bloem and Ms. Hathcock, since each has at least six years of service with us, each would receive eighteen months of base pay. With respect to Mr. Rajamannar, since he has less than two years of service with us, he would receive one year’s plus one additional month base salary. The terminated executive officer would remain eligible to receive prorated incentive compensation to be paid at the normal time after year end, provided plan targets and other plan provisions were met. Since the calculations in the table assume a December 31, 2010 termination, incentive compensation would be paid for the full year. This amount is not included in the table.

In connection with the receipt of any severance payments described above, the Named Executive Officer would be required to enter into a written agreement that would forbid him or her from competing with us for a period of twelve months. Such an agreement would also contain other provisions intended to prohibit the Named Executive Officer from making any disparaging remarks about us, and would also have clauses regarding cooperation and specific enforcement.

(3) Stock Option and Restricted Stock Agreements

At December 31, 2010, the Named Executive Officers have stock options and restricted stock outstanding under our 1996 and 2003 Stock Incentive Plans, which we refer to collectively as the Stock Plans. Under the Stock Plans, upon a voluntary termination for reasons not having to do with Cause or Retirement, in each case as defined below, each Named Executive Officer would have 90 days to exercise any vested options, but in no event beyond the expiration date. Any unvested shares of restricted stock would be forfeited upon a voluntary termination for reasons not having to do with Cause, as defined below; provided, however, that the Committee may determine, in its sole discretion, that the restrictions on some or all of such unvested shares of restricted stock shall immediately lapse upon such termination.

Under the Stock Plans, with respect to grants of options prior to January 1, 2010, in the event of Retirement, each Named Executive Officer would have two years to exercise any vested options, but in no event beyond the expiration date. Any unvested stock options would be forfeited. At December 31, 2010, the Named Executive Officers had vested options with a spread based on the December 31, 2010 fair market value of $54.76 as set forth in the table below. Under the Stock Plans, with respect to grants of restricted stock prior to January 1, 2010, in the event of Retirement, any unvested shares of restricted stock would be forfeited upon Retirement; provided, however, that the Committee may determine, in its sole discretion, that the restrictions on some or all of such unvested shares of restricted stock shall immediately lapse upon Retirement.

On June 25, 2009, the Committee approved certain amendments to the Company’s benefit plans, including the Stock Plans, that modify the definition of eligible retirement under each of the Stock Plans to mean a combination of age and years of service with the Company totaling 65 or greater, with a minimum required age of 55 and a minimum requirement of five years of service. With respect to grants of options on or after January 1, 2010, in the event of an eligible Retirement by a Named Executive Officer, any outstanding options (x) that have vested as of the retirement date of that Named Executive Officer will be exercisable within two years of such retirement date, and (y) that have not vested as of the retirement date of that Named Executive Officer will continue to vest according to their original vesting schedule and will be exercisable within two years of the vesting date of such options. With respect to grants of restricted stock on or after January 1, 2010, in the event of an eligible Retirement by a Named Executive Officer, any unvested shares of restricted stock will continue to vest according to their original vesting schedule.

Under the Stock Plans, in the event of death or Disability of a Named Executive Officer, all outstanding options shall become immediately exercisable in full and the Named Executive Officer, or his estate or representative shall have two years to exercise the options regardless of the expiration date. At December 31, 2010, the Named Executive Officers had options with a spread based on the December 31, 2010 fair market value of $54.76 as set forth in the table below. Under the Stock Plans, in the event of death or Disability of a Named Executive Officer, any unvested shares of restricted stock shall immediately vest.

Under the Stock Plans, in the event of termination for Cause, all options and unvested shares of restricted stock are forfeited for all Named Executive Officers, including Mr. McCallister, regardless of whether the options are vested. Under the Stock Plans, Cause is defined as “a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, or a Participant’s willful misconduct or dishonesty, any of which is determined by the Committee to be directly and materially harmful to the business or reputation of the Company or its Subsidiaries.”

In the event of a Change in Control, all unvested shares of restricted stock shall immediately vest, and all options shall become immediately exercisable in full. If a Named Executive Officer is terminated (except for Cause) within three years of the Change in Control, the Named Executive Officer shall have two years to exercise these options, but in no event beyond the expiration date. See the amounts as set forth in the table under “Change in Control.”

Alternatively, a Named Executive Officer would be permitted to surrender for cancellation within 60 days after a Change in Control, any unexercised option or a portion of an unexercised option and would be entitled to receive a payment in an amount equal to the difference between the greater of the Fair Market Value on the date of surrender or the Adjusted Fair Market Value, and the option exercise price, times the number of shares under option so surrendered. The Adjusted Fair Market Value means, in the event of a Change in Control, the greater of (a) the highest price per share paid to stockholders in the transaction resulting in the Change in Control, or (b) the highest Fair Market Value of a share of our common stock during the 90 day period ending on the date of a Change in Control. The highest price of our common stock in the 90 day period preceding December 31, 2010 was $61.33. The table set forth below presents the incremental value assuming that each Named Executive Officer surrenders all outstanding options at December 31, 2010, for the Adjusted Fair Market Value.

Named Executive Officer	Value of all Vested Options at December 31, 2010	Value of all Unvested Options at December 31, 2010	Incremental Value due to Adjusted Fair Market Value	Total
Michael B. McCallister	$1,091,895	$3,030,019	$3,324,247	$7,446,162
James H. Bloem	$322,664	$887,310	$939,633	$2,149,608
James E. Murray	$3,546,785	$1,338,769	$2,403,228	$7,288,783
V. Rajamannar Madabhushi	$0	$2,072,179	$745,644	$2,817,823
Bonita C. Hathcock	$275,355	$803,944	$829,594	$1,908,894

(4) Change in Control Benefits

We have entered into agreements with all executive officers, including Mr. Bloem, Mr. Murray, Mr. Rajamannar, and Ms. Hathcock, as well as certain key management employees, which for a two-year period following a Change in Control of the Company, as defined in the agreements, provide certain benefits upon termination. Such termination may be involuntary or may be due to a resignation as a result of a change in responsibilities or compensation. Under these agreements, these individuals would be entitled to receive severance pay which generally is determined by multiplying the sum of each individual’s annual base salary, and the maximum target incentive compensation payable to him or her, by a specified multiple. Mr. Bloem, Mr. Murray, Mr. Rajamannar, and Ms. Hathcock would each receive a payment in the amount of one and one-half times the sum of his or her base salary and maximum target bonus, in the event of a Change in Control. Assuming a Change in Control had occurred at December 31, 2010, the payments set forth in the table above would have been made within ten days of the termination event, (or such later date as may be required by Section 409A) by the surviving company in the Change in Control.

In addition, in the event of a Change in Control generally all outstanding options and restricted stock would immediately vest. See the discussion herein under Note 3 — ”Stock Option and Restricted Stock Agreements.”

Under the Change in Control agreements, each Named Executive Officer is entitled to receive all life insurance, health insurance, dental insurance, accidental death and dismemberment insurance and disability insurance under plans and programs in which the Named Executive Officer and/or the Named Executive Officer’s dependents and beneficiaries participated immediately prior to the date of termination. These benefits shall continue until the earlier of (a) the second anniversary of the date of termination, (b) the effective date of coverage under equivalent benefits from a new employer, or (c) the death of the Named Executive Officer. These benefits are valued at the amounts listed in the table above for the two year period.

(5) Pension and Retirement Plans

In the event of termination, each Named Executive Officer would receive their account balance under the Humana Retirement Equalization Plan disclosed in the Nonqualified Deferred Compensation table together with their Humana Retirement Savings Plan benefit. The Humana Retirement Savings Plan is a qualified 401(k) plan generally available to all Humana associates. The amounts below include both the individual’s contribution and the Company’s contributions. At December 31, 2010, the account balances under the Humana Retirement Savings Plan for the Named Executive Officers are as follows (which amounts are not included in the table):

Michael B. McCallister	$2,630,527
James H. Bloem	$493,495
James E. Murray	$1,428,509
V. Rajamannar Madabhushi	$21,036
Bonita C. Hathcock	$579,945

The Humana Retirement Savings Plan amounts are payable under various forms of distribution, the specific form to be elected by the participant. The forms of distribution are a single lump sum in cash or our common stock (if invested in the Humana common stock fund); substantially equal monthly, quarterly, or annual installments for a period of 5, 10, 15 or 20 years not to exceed the life expectancy of the participant, or the joint and last survivor expectancy of the participant and a designated beneficiary; a life annuity paid monthly or quarterly (solely with respect to distributions elected on or before December 31, 2010); or a life annuity paid monthly or quarterly with guaranteed payments for a period of 5, 10, 15 or 20 years (solely with respect to distributions elected on or before December 31, 2010).

(6) Retirement

As noted above, on June 25, 2009, the Committee approved certain amendments to the Company’s benefit plans, including the Stock Plans, that modify the definition of eligible retirement under each of the Stock Plans to mean a combination of age and years of service with the Company totaling 65 or greater, with a minimum required age of 55 and a minimum requirement of five years of service, Messrs. McCallister, Bloem and Murray, and Ms. Hathcock, each meet the eligibility requirements for retirement, and therefore in the event of retirement, the options granted to each of them in 2010 would continue to vest according to their original vesting schedule. The table above does not include this continued vesting.

(7) Life, Health and Other Benefits

All officers elected by the Board of Directors, including the Named Executive Officers, generally receive health benefits upon termination for themselves and their eligible dependents until the earlier of attainment of age 65 or obtaining other coverage. In the table above, a one year expense is listed, except for a Change in Control where the amount covers a two year period. In the event of death, the estate of each Named Executive Officer is entitled to receive a benefit in the amount of three times the current base salary of the officer (up to a maximum of $3 million). As of December 31, 2010, the amount payable under such death benefit, which is not included in the table above, is as follows for our Named Executive Officers:

Michael B. McCallister	$3,000,000
James H. Bloem	$1,700,000
James E. Murray	$2,089,000
V. Rajamannar Madabhushi	$1,676,000
Bonita C. Hathcock	$1,483,000

(8) Tax Gross Up Payments

At December 31, 2010, Mr. McCallister was the only Named Executive Officer having an arrangement in place with us that provides for a “tax gross up” payment, and even then only in the context of a Change in Control. In the event of a Change in Control, the effect of this gross-up would be to maintain Mr. McCallister in the same financial position that he would have been in had no tax under Section 4999 of the Internal Revenue Code been imposed. Notwithstanding the above, in the event that a reduction of Mr. McCallister’s Change in Control payments by 10% or less, but not more than $200,000, would cause none of the payments to be considered “excess parachute payments,” Mr. McCallister would not be entitled to a gross-up payment and the payments would be reduced to the extent necessary so that none of the payments would be considered “excess parachute payments.” At December 31, 2010, there would be no tax gross-up payment due Mr. McCallister because the amount paid to him upon a Change in Control would not exceed the triggering threshold under Section 280G of the Internal Revenue Code. In March 2009, the Organization & Compensation Committee of the Board of Directors determined that the Company will not enter into any new or materially amended agreements with executive officers that include excise tax gross-up provisions with respect to payments contingent upon a change in control. This determination will have no effect on the McCallister Employment Agreement (since it was entered into prior to that date) unless that agreement is materially modified or amended.

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Board of Directors has determined that there are no material transactions involving an executive officer or director nominee of the Company, other than described below. For a discussion of the transactions reviewed, please see the discussion under “Independent Directors” herein.

The Board of Directors has adopted a policy for review, approval and monitoring of transactions involving the Company and directors and executive officers or their immediate family members, or stockholders owning five percent or greater of the Company’s outstanding stock. The policy covers any related person transaction that meets the minimum threshold for disclosure under the SEC’s regulations. The Related Party Transaction Approval Policy may be viewed on our website. From the www.humana.com website, click on “Investor Relations,” then click on “Corporate Governance” on the left side of the page, and then click on the link entitled “Related Persons Transactions Policy” on the right side of the page.

A brother-in-law of Mr. Murray is employed as a Director, Service Operations in the Accounts Installation Department, and received a salary and incentive of approximately $206,000 for 2010, as well as benefits consistent with those provided to other employees with equivalent qualifications and responsibilities.

The Company has entered into an agreement with BlackRock, Inc., or BlackRock, which holds greater than five percent of the Company’s outstanding stock as of December 31, 2010. Under this agreement, BlackRock provides investment management services to the Company, for which the Company paid approximately $3,400,000 in fees for the year ended December 31, 2010.

EQUITY COMPENSATION PLAN INFORMATION

We maintain plans under which options to purchase our common stock and under which awards of restricted stock may be made to officers, directors, key employees and consultants. Options are granted at the average market price on the date of grant. Exercise provisions vary, but most options vest in whole or in part from one to three years from date of grant and expire seven to ten years after date of grant.

Information concerning stock option awards, and number of securities remaining available for future issuance under our equity compensation plans in effect as of December 31, 2010 follows:

Column	(a)	(b)	(c)
Plan category(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders(3)	5,778,140	$46.9550	3,225,299(2)
Equity compensation plans not approved by security holders(4)	16,832	$13.1851	0
Total	5,794,972	$46.8569	3,225,299

(1)	At the Annual Meeting on April 21, 2011, we will be seeking stockholder approval of the Humana Inc. 2011 Stock Incentive Plan, as described in this proxy statement.

(2)	Of the number listed above, 1,897,234 can be issued as Restricted Stock at December 31, 2010 (giving effect to the provision that one restricted share is equivalent to 1.7 stock options). Through February 25, 2011, 1,282,588 stock options and restricted stock unit awards were granted. After cancellations and giving effect to the provision that one restricted share is equivalent to 1.7 stock options, 1,294,788 shares remain available for future awards of stock options or 761,640 shares remain available for future awards of restricted stock under the 2003 Stock Incentive Plan.

(3)	The above table does not include awards of Shares of Restricted Stock or Restricted Stock Units. For information concerning these awards, see “Footnote 13 — Employee Benefit Plans” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

(4)	The material features of our only equity compensation plan that was not approved by our stockholders, the Humana Inc. Stock Option Plan for Employees, which we refer to as the 1999 Plan, are described below.

Non-Qualified Stock Option Plan for Employees

On September 9, 1999, the Board of Directors adopted the 1999 Plan. The Board of Directors has determined that no further awards would be made under the 1999 Plan after December 31, 2002.

The 1999 Plan authorized the grant of non-qualified stock options to eligible employees of the Company or its subsidiaries. Executive officers and directors were not eligible to participate in the 1999 Plan.

The 1999 Plan was intended to provide incentives and rewards for employees (i) to support the implementation of our business and human resource strategies and the achievement of our goals, and (ii) to align the interests of employees with those of our stockholders.

The 1999 Plan is administered by the Organization & Compensation Committee of our Board of Directors.

The maximum number of Shares of common stock that could be awarded under the 1999 Plan was 1,700,000. The maximum number of shares that could be awarded to any individual was 15% of the Shares of common stock authorized under the 1999 Plan.

Only non-qualified stock options could be granted under the 1999 Plan.

Generally, in the event of a Change in Control of the Company, as defined in the 1999 Plan, all outstanding stock options become fully vested and immediately exercisable in their entirety.

For federal income tax purposes, no income is recognized by a participant upon the grant of a non-qualified stock option under the 1999 Plan. Upon the exercise of an option, however, compensation taxable as ordinary income is realized by the participant in an amount equal to the excess of the fair market value of a Share on the date of such exercise over the exercise price. The taxable income resulting from the exercise of an option granted to an employee constitutes wages subject to the withholding of income taxes. Accordingly, we are required to make whatever arrangements are necessary to collect the amount of tax required to be withheld. The employee’s income as reported on the Form W-2 will include the stock option exercise.

AUDIT COMMITTEE REPORT

Our Audit Committee currently is comprised of five directors. All members are independent and are financially literate as defined in the New York Stock Exchange listing standards. The Board of Directors has determined that Mr. D’Amelio, Mr. O’Brien, Mr. Mitchell and Dr. Reynolds, each meet the definition of “audit committee financial expert.” The Board of Directors has adopted a written charter for the Committee.

The Audit Committee reviews Humana’s financial reporting processes on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2010 with Humana’s management and its independent registered public accounting firm, PricewaterhouseCoopers LLP, or PwC. Management is responsible for the financial statements and the reporting process, including its assessment of our internal control over financial reporting. PwC is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America. Management has represented to PwC and the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with PwC, the auditors’ independence from Humana and its management including the matters in the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

During 2010, the Audit Committee met independently with the Director of Internal Audit, key members of management, and PwC regarding our business, current and planned audit activities, and risks that could impact the Company and management actions to mitigate those risks. The Audit Committee, in consultation with management, Internal Audit, and PwC reviewed our quarterly financial statements and earnings releases. The Audit Committee reviewed our annual financial statements. Audit Committee members individually reviewed our monthly operating and financial information as well as internal audits of controls over operations, financial processes, and compliance with laws and regulations.

The Audit Committee reviewed and evaluated the relevant requirements of the Sarbanes-Oxley Act of 2002, the rules of the U.S. Securities and Exchange Commission and the listing standards of the New York Stock Exchange regarding audit committee procedures and responsibilities, including a review of our internal controls and procedures.

The Audit Committee reviewed and approved the services provided by PwC to us consisting of the following:

	For The Years Ended December 31
	2010	2009
Audit Fees	$4,328,200	$4,698,000
Audit Related Fees	1,004,500	958,500
Tax Services	93,140	140,000
All Other Fees	1,500	37,500

TOTAL	$5,427,340	$5,834,000

•

Audit Fees include activities relating to the attestation of our consolidated financial statements, the audit of internal control over financial reporting, statutory and other separate company audits, state department of insurance examinations and consultations related to miscellaneous SEC and financial reporting matters.

•

Audit-Related Fees include activities for employee benefit plan audits, reports issued pursuant to Statement on Auditing Standards No. 70, Service Organizations, and mandated regulatory and compliance reviews. No amounts were paid for financial systems design and implementation.

•	Tax Services include activities relating to tax compliance work and tax consultation.

•	All Other Fees include consultation related to the annual renewal of software licenses for accounting research software.

The Audit Committee discussed with our internal auditors and with PwC the overall scope and plans for their respective audits. At each meeting, the Audit Committee is provided the opportunity to meet with the internal auditors and with PwC with and without management present.

The Audit Committee has established policies and procedures for pre-approving all audit, review and attest services that are required under the securities laws and all other permissible tax and non-audit services necessary to assure PwC’s continued independence. The Audit Committee annually pre-approves the following permissible non-audit services:

•	related assurance and attestation services;

•	risk and control services;

•	transaction services; and

•	tax services.

The fees shown in the table above were all pre-approved in accordance with these policies and procedures. The Audit Committee separately will consider any proposed retention of the independent registered public accounting firm for permissible non-audit services other than those listed above.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Humana Annual Report on Form 10-K for the year ended December 31, 2010.

All members of the Audit Committee of Humana submit the foregoing report:

AUDIT COMMITTEE

Frank A. D’Amelio, Chairman

William E. Mitchell

David B. Nash, M.D.

James J. O’Brien

W. Ann Reynolds, Ph.D.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, in accordance with the recommendation of its Audit Committee, has appointed PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2011. In making this appointment, the Board considered the performance and independence of PwC, including whether any non-audit services performed by PwC are compatible with maintaining independence. The Audit Committee and Board of Directors believe that PwC has invaluable long-term knowledge of Humana. While preserving that knowledge, partners and employees of PwC engaged in audits of Humana are periodically changed, giving Humana access to new expertise, experience and perspectives. This year, we are asking our stockholders to ratify the appointment of PwC as our independent registered public accounting firm. Although ratification is not required by our Charter, Bylaws, Delaware law or otherwise, the Board is submitting the appointment of PwC to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm. If our stockholders fail to ratify the appointment, it will be considered as a non-binding recommendation to the Board and the Audit Committee to consider the appointment of a different firm for fiscal year 2012. Even if the appointment is ratified, the Board and the Audit Committee may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. Representatives of PwC will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Vote Required and Recommendation of Board of Directors.    The affirmative vote of a majority of the votes cast on the proposal is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Shares not present at the meeting and shares voting “abstain” or broker non-votes have no effect on the ratification of the appointment of PricewaterhouseCoopers LLP. Pursuant to NYSE regulations, brokers have discretionary voting power over the ratification of the appointment of the Company’s independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL THREE: APPROVAL OF THE

HUMANA INC. 2011 STOCK INCENTIVE PLAN

Upon the recommendation of the Organization & Compensation Committee, or the Committee, the Board of Directors has adopted the Humana Inc. 2011 Stock Incentive Plan, which we refer to as the Stock Plan, subject to stockholder approval at the April 21, 2011 Annual Meeting. The Board of Directors believes that in order to attract, retain and reward valuable personnel, it is important for the Company to maintain a flexible, long-term, stock-based incentive plan, which is both competitive with and responsive to rapidly changing industry standards. The Stock Plan provides the Company with the ability to devise incentive programs that are responsive to the demands of the marketplace and are aligned with stockholder interests.

The Company currently has one plan approved by stockholders, the Humana Inc. 2003 Stock Incentive Plan, which we refer to as the 2003 Stock Plan. Giving effect to the provision that one restricted stock unit is equivalent to 1.7 stock options, as of February 25, 2011, the 2003 Stock Plan had 761,640 Shares available for future awards of restricted stock or 1,294,788 Shares available for future awards of stock options. Therefore, the Board of Directors believes that it is in the best interests of the Company and the stockholders to adopt the new Stock Plan.

In general, the Stock Plan empowers the Company through the Committee to grant stock options, stock appreciation rights, restricted stock, performance awards, and other stock-based and cash-based grants and awards to directors, executive officers, and other employees of the Company and its subsidiaries.

Purpose of the Stock Plan

The purpose of the Stock Plan is to strengthen the Company by providing incentives and rewards for directors, executive officers and other employees of the Company and its subsidiaries, thereby encouraging them to devote their abilities to the success of the Company to enhance the value of the Company for the benefit of stockholders. It is also intended to enhance the ability of the Company to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depend.

Summary of the Stock Plan

A summary of certain key provisions of the Stock Plan is provided below. This summary, however, does not purport to be complete and is qualified in its entirety by reference to the provisions of the Stock Plan, a copy of which is attached to this proxy statement as Appendix A.

Key Provision	Description
Effective Date of the Stock Plan	• April 21, 2011, provided the Stock Plan is approved by our stockholders

Term of the Stock Plan

•    The earliest of: (i) the date that no additional Shares are available for issuance under the Stock Plan; (ii) the date that the Stock Plan is terminated by the Board of Directors in accordance with its terms; or (iii) the day immediately preceding the ten year anniversary of its effective date (April 20, 2021).

Key Provision	Description
Eligible Participants	• Our employees or employees of any of our subsidiaries, joint ventures and affiliated entities • Non-employee members of the Board • Key consultants

Total Shares Authorized and Share Counting

•    18,500,000 Shares for all types of stock incentive awards

•    Shares available under the Stock Plan are reduced by one Share for each Share underlying a stock option or stock appreciation right granted under the Stock Plan

•    Shares available under the Stock Plan are reduced by 2.29 Shares for awards other than stock options or stock appreciation rights granted under the Stock Plan

•    The following do not count against the aggregate number of Shares available under the Stock Plan:

(i)     The payment in cash of dividends or dividend equivalents under any outstanding award;

(ii)    Any award that is settled in cash rather than by issuance of Shares; or

(iii)  Awards granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become employees of the Company as a result of a merger, consolidation, acquisition or other corporate transaction.

Award Limits

•    The amount of awards payable in Shares that may be issued to any individual participant under the Stock Plan is limited to 20% of the Shares authorized under the Stock Plan.

•    The amount payable in any calendar year in respect of Performance Unit awards denominated in dollars to any individual participant under the Stock Plan is limited to $3,000,000 for the Chief Executive Officer and $1,500,000 for any other participant.

•    No more than 50% of the Shares authorized under the Stock Plan may be issued upon the exercise of incentive stock options granted under the Stock Plan.

Key Provision	Description
Type of Stock Incentive Awards

•    Incentive stock options and non-qualified stock options with an exercise period no longer than ten years

•    Stock appreciation rights

•    Restricted Stock and restricted stock units

•    Performance awards

•    Other awards in stock

Vesting and Exercise

•    As determined by the Committee based on time vesting, upon achievement of performance targets, or both

•    Unless otherwise determined by the Committee, each stock option, stock appreciation right and performance award granted to employees subject to Internal Revenue Code Section 162(m) under the Stock Plan is intended to be performance-based compensation in order to permit the deductibility of such executive officer awards by the Company (subject to the limitations of The Patient Protection and Affordable Care Act, as discussed further herein).

Restrictive Features

•    No Stock Option Repricings. The Stock Plan prohibits the repricing of stock options without the approval of stockholders. This provision applies to both direct repricings—lowering the exercise price of a stock option—and indirect repricings—canceling an outstanding stock option and granting a replacement stock option with a lower exercise price.

•    No annual “Evergreen” Provision. The Stock Plan provides for a fixed number of Shares, and requires stockholder approval of any additional allocation of Shares

•    No Discount Stock Options. The Stock Plan prohibits the grant of a stock option with an exercise price of less than the fair market value of the Company’s common stock on the date the stock option is granted.

Administration

The Stock Plan will be administered by the Committee, with each member qualifying as (i) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, (ii) an “outside” director within the meaning of Section 162(m) of the Internal Revenue Code, as amended, and (iii) an “independent” director under the current New York Stock Exchange standards for director independence.

In administering the Stock Plan, the Committee will determine, among other things: (i) the individuals to whom grants or awards will be made; (ii) the type and size of awards; and (iii) the terms of each award including, but not limited to, vesting schedule, grant price, restriction or performance criteria, and length of relevant performance, restriction or option periods.

The Committee may delegate to one or more directors, or one or more executive officers, the power to grant and administer awards under the Stock Plan to participants who are not executive officers. The Committee may also construe, interpret and correct defects, omissions and inconsistencies in the Stock Plan.

Participation

The Committee may grant Awards under the Stock Plan to any director, officer, employee or consultant of the Company or any of its subsidiaries, joint ventures and affiliated entities. The Company’s non-employee directors currently receive annual awards as described in this proxy statement under “Director Compensation, and the Company’s Named Executive Officers received annual awards as described in this proxy statement under “Compensation Discussion and Analysis” and “Grants of Plan-Based Awards.”

Shares of Company Stock Available for Issuance

The Stock Plan authorizes the issuance of up to Eighteen Million Five Hundred Thousand (18,500,000) Shares. No individual may be granted more than twenty percent (20%) of the total Shares authorized for the Stock Plan over the term of the Stock Plan. In addition, the maximum value of cash or property other than Shares that may be paid or distributed in a calendar year to any participant pursuant to a grant of performance units is limited to $3,000,000 for the Chief Executive Officer and $1,500,000 for any other participant. The stock subject to the provisions of the Stock Plan shall be authorized but unissued Shares or treasury Shares.

If any Shares subject to any award under the Stock Plan are forfeited or the award otherwise terminates without the issuance of such shares, those Shares will again be available for grant under the Stock Plan, and shall be added back as (a) one (1) Share for each one (1) Share subject to an Option or Stock Appreciation Right or (b) two and twenty-nine hundredths (2.29) Shares for every one (1) Share subject to an Award other than an Option or Stock Appreciation Right.

Pursuant to the Stock Plan, the number and kind of Shares to which awards are subject may be appropriately adjusted in the event of certain changes in capitalization of the Company, including stock dividends and splits, reclassification, recapitalization, reorganizations, mergers, consolidations, spin-offs, split-ups, combinations or exchanges of Shares.

Types of Stock Incentive Awards to be Granted

Subject to the limits under the Stock Plan, the Committee has the discretionary authority to determine the size of the award, the type of award, and whether it will be tied to meeting performance-based requirements or will vest solely over time. For Named Executive Officers, the performance-based requirements for vesting in an award are designed to comply with Section 162(m) of the Internal Revenue Code to permit us to deduct the value of the award for income tax purposes.

The types of awards that may be made under the Stock Plan are as follows:

•

Incentive stock options and non-qualified stock options are the right to purchase Shares where the value is based on the appreciation in the underlying Shares in excess of an exercise price, which right may be exercised by the holder during the term of the option, which is not to exceed ten years, unless earlier terminated upon certain events, such as for cause. The exercise price of stock options granted under the Stock Plan is determined by the Committee, but may not be less than the fair market value of a Share on the date the option is granted, defined as the average of the highest and lowest sale price of Humana Inc. common stock reported on the composite New York Stock Exchange tape on that date. The amount of incentive stock options vesting in a particular year cannot exceed the maximum amount permitted under Section 422 of the Code, determined using the aggregate fair market value of the Shares on the date of grant. In its sole discretion, the Committee may provide, at the time of grant, that the Shares to be issued upon an option’s exercise will be in the form of restricted stock or other similar securities.

•

Stock appreciation rights entitle a participant to receive upon exercise an amount equal to the number of Shares subject to the award multiplied by the excess of the fair market value of a Share at the time of exercise over the exercise price (which may not be less than the fair market value on the grant date). Stock appreciation rights may be paid in cash, Shares, other property or any combination thereof, Any stock appreciation rights related to an option other than an incentive stock option may be granted at the same time the option is granted or at any time thereafter before exercise or expiration of the option. Any stock appreciation rights related to an incentive stock option must be granted at the same time the option is granted. A stock appreciation right related to an option, or the applicable portion thereof, will terminate and no longer be exercisable upon the termination or exercise of the related option. Any option related to a stock appreciation right that is exercised will cease to be exercisable to the extent the related stock appreciation right has been exercised.

•

Restricted stock and restricted stock units are stock-based awards that do not require purchase, but which are not immediately available to the recipient until certain restrictions lapse, either based solely on continued employment or service with the Company for specified periods or based on the attainment of specified performance criteria. Restricted stock units represent Shares which, upon vesting, may be settled in Shares or in cash equal to the fair market value of the number of Shares represented by the restricted stock unit. Restricted stock units are not outstanding until paid in stock and therefore do not have voting or dividend rights.

•

Performance Awards are awards of restricted stock or units in which the recipient vests only upon satisfaction of certain performance criteria during a performance period as may be determined by the Committee. With certain exceptions, payment with respect to performance units and vesting of performance shares will occur only after the end of the relevant performance period. Performance units may be paid in cash, Shares (including restricted shares), other property or any combination thereof, in the sole discretion of the Committee at the time of payment.

•

Other Stock Awards may be issued to participants that are valued in whole or in part by reference to, or are otherwise based on, Shares. Such awards may be paid in Shares, cash or any combination or other property as the Committee may determine.

Performance Objectives

The performance criteria established by the Committee with respect to any performance awards will be based on the following objectives: (i) earnings per share; (ii) share price; (iii) consolidated net income (iv) pre-tax profits; (v) earnings or net earnings; (vi) return on equity or assets; (vii) sales; (viii) cash flows from operating activities; (ix) return on invested capital; (x) membership; (xi) other Company-specific growth or profit objectives as determined by the Committee, or (xii) any combination of the foregoing. These performance objectives may be established in respect to the performance of the Company, any of its subsidiaries, any of its divisions or any combinations thereof.

To preserve the intended incentives and benefits of an award based on performance objectives, the Committee may determine at the time performance objectives are established that certain adjustments shall apply to the objective formula or standard with respect to the applicable performance objective to take into account, in whole or in part, in any manner specified by the Committee, any one or more of the following: (i) the gain, loss, income or expense resulting from changes in accounting principles that become effective during the performance period; (ii) the gain, loss, income or expense reported publicly by the Company with respect to the performance period that are extraordinary or unusual in nature or infrequent in occurrence; (iii) the gains or losses resulting from, and the direct expenses incurred in connection with the disposition of a business, or the sale of investments or non-core assets; (iv) the gain or loss from all or certain claims and/or litigation and all or certain insurance recoveries relating to claims or litigation; (v) the impact of impairment of tangible or intangible assets including goodwill; (vi) the impact of restructuring or business recharacterization activities, including but not limited to reductions in force, that are reported publicly by the Company; or (vii) the impact of investments or acquisitions made during the year, or to the extent provided by the Committee, any prior year. Each of the adjustments described in this section may relate to the Company as a whole or any part of the Company’s business operations. The adjustments are to be determined in accordance with generally accepted accounting principles and standards, unless the Committee designates another objective method of measurement.

In addition to the foregoing, the Committee shall adjust any performance objectives or other features of an award that relate to or are wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, recapitalization, combination or exchange of Shares or other similar changes in such stock.

Termination, Death or Disability

Except as otherwise determined by the Committee, if a participant is terminated for cause, all rights of such participant under any outstanding award shall terminate.

Except as otherwise determined by the Committee, if a participant is terminated for any reason other than for cause, Retirement, death or disability, any outstanding option and stock appreciation right shall be exercisable by such participant at any time prior to the expiration date of the option or stock appreciation right or within ninety days after the date of such termination, whichever is the shorter period, but only to the extent the option or stock appreciation right was exercisable at the time of termination.

Except as otherwise determined by the Committee, upon termination of employment for any reason, other than for cause, Retirement, death or disability, during the restriction period, any portion of a restricted stock award or other performance award still subject to restriction will be forfeited by the participant and returned to the Company.

For purposes of the Stock Plan, “Retirement” shall mean a participant’s retirement from the Company or a subsidiary, as applicable on or after the first day of the month coincident with or following the date on which all of the following shall have occurred:

(a)	the participant has completed five years of retirement service;

(b)	the participant has reached at least age 55; and

(c)	the participant’s age plus years of retirement service equals or exceeds 65.

A participant’s “years of retirement service” shall be determined as provided for in the Humana Retirement Savings Plan, as may be amended from time to time.

Except as otherwise determined by the Committee, upon a participant’s Retirement, any option or stock appreciation right granted under the Stock Plan (A) that was exercisable at the date of such Retirement shall be exercisable for the two year period after the date of such Retirement (but not beyond the expiration date of the option or stock appreciation right) and (B) that was not exercisable at the date of such Retirement shall continue to vest and become exercisable as if the participant were continuing to provide services to the Company or a subsidiary, as applicable, and such option or stock appreciation right (or portion thereof) shall be exercisable for the two year period following the date on which such option or stock appreciation right (or portion thereof) becomes vested and exercisable.

Except as otherwise determined by the Committee, upon a participant’s Retirement, any shares of restricted stock or restricted stock units with respect to which restrictions have not lapsed as of the date of Retirement, shall continue to vest, in accordance with the original schedule, as if the participant were continuing to provide services to the Company or a subsidiary, as applicable; provided, further, that, the Committee may determine, in its sole discretion, that the restrictions on some or all such shares of restricted stock or restricted stock units held by the participant as of the date of Retirement shall immediately lapse.

Except as otherwise determined by the Committee, upon a participant’s Retirement, any performance awards with respect to which restrictions have not lapsed as of the date of Retirement shall thereupon be forfeited immediately by the participant and returned to the Company; provided, that the Committee may determine, in its sole discretion, that the restrictions on some or all of such performance awards shall lapse.

Except as otherwise determined by the Committee, upon death or disability, all outstanding options and stock appreciation rights of that participant then outstanding shall become immediately exercisable in full and shall remain exercisable for two years after the date of death regardless of the expiration of the option or stock appreciation right, except for incentive stock options which may not be exercised later than the expiration date of the options. Except as otherwise determined by the Committee, upon death or disability, all restrictions or performance criteria applicable to any shares of restricted stock, restricted stock units or performance awards shall immediately lapse, and such Shares or other property shall thereafter be immediately transferable and nonforfeitable.

Effect of Certain Transactions

Generally, in the event of a liquidation or dissolution of the Company, or a merger, consolidation or reorganization of the Company, unless otherwise provided pursuant to the terms of such transaction, the holders of outstanding options or awards are entitled to receive in respect of each Share subject to any outstanding options or awards, as the case may be, the same number and kind of stock, securities, cash, property or other consideration that each holder of a Share was entitled to receive in the transaction in respect of a Share. The treatment of outstanding options and stock appreciation rights may include the cancellation of such options and stock appreciation rights in connection with the transaction if the holders of such affected options and stock appreciation rights are given a period of at least fifteen days prior to the date of the consummation of the transaction to exercise their options or stock appreciation rights (whether or not they were otherwise exercisable) or paid an amount equal to the excess of the consideration received by shareholders in the transaction over the exercise price of the option or stock appreciation right.

Effective Date, Term, Amendment and Termination

If approved by stockholders, the Stock Plan will become effective as of the date of such approval (April 21, 2011) and will remain in effect until the earlier of (a) the date that no additional shares are available for issuance, (b) the date the Stock Plan is terminated by the Board of Directors in accordance with its terms, or (c) the day preceding the ten year anniversary of its effective date (April 20, 2021). Termination will not affect grants and awards then outstanding under the Stock Plan.

The Board of Directors may terminate or amend the Stock Plan at any time without stockholder approval, except for any amendment that would (i) increase the maximum number of shares issuable under the Stock Plan, (ii) reprice or replace options by reducing the exercise price, or (iii) change the individuals or class of individuals eligible to participate in the Stock Plan. No amendment may impair the rights of a participant with respect to outstanding awards without the participant’s consent.

Registration with the SEC

If the Stock Plan is approved by our stockholders, the Company intends to file a registration statement with the SEC to register the Shares that could be awarded under the Stock Plan as soon as practicable after such approval.

Federal Income Tax Consequences

The Company believes that under present law, the following are the U.S. federal income tax consequences generally arising with respect to grants of stock under the Stock Plan:

•

Options. The grant of an option will create no tax consequences for a participant or the Company. A participant will have no taxable income upon exercising an incentive stock option after the applicable incentive stock option holding periods have been satisfied (except that the alternative minimum tax may apply), and the Company will receive no deduction when an incentive stock option is exercised. Upon exercising an option other than an incentive stock option, a participant must recognize ordinary income equal to the difference between the fair market value of the Shares on the date of exercise and the exercise price. The Company will be entitled to a deduction for the same amount. The treatment to a participant of a disposition of Shares acquired through the exercise of an option depends on how long the Shares were held and on whether the Shares were acquired by exercising an incentive stock option or by exercising an option other than an incentive stock option. Generally, there will be no tax consequence to the Company in connection with a disposition of Shares acquired under an option, except that the Company may be entitled to a deduction in the case of a disposition of Shares acquired under an incentive stock option before the applicable incentive stock option holding periods have been satisfied.

•

Stock Appreciation Rights. The amount of any cash (or the fair market value of any Shares) received upon the exercise of a stock appreciation right under the Stock Plan will be includable in a participant’s ordinary income. Subject to any deduction limitation under Section 162(m) or 280G of the Internal Revenue Code, the Company will be entitled to a deduction equal to the amount of such ordinary income recognized by the participant (subject to the limitations of The Patient Protection and Affordable Care Act, as discussed further herein).

•

Restricted Stock. A participant generally will not recognize taxable income upon the grant of restricted stock, and the recognition of any income will be postponed until such shares are no longer subject to the restrictions or the risk of forfeiture. When either the restrictions or the risk of forfeiture lapses, the participant will recognize ordinary income equal to the fair market value of the restricted stock at the time that such restrictions lapse less any amount paid by the participant for the restricted stock. A participant who is eligible for Retirement at the time of a restricted stock grant, or who becomes eligible for Retirement during the vesting period of a restricted stock award, may be subject to income and employment taxes at the time of the restricted stock grant, or upon becoming eligible for Retirement, respectively. Subject to any deduction limitation under Section 162(m) or 280G of the Internal Revenue Code, the Company will be entitled to a deduction equal to the amount included in the participant’s gross income (subject to the limitations of The Patient Protection and Affordable Care Act, as discussed further herein). A participant may elect to be taxed at the time of the grant of restricted stock (rather than being taxed at the time that the respective restrictions lapse) and, if this election is made no later than 30 days after the date of grant, the participant will recognize ordinary income equal to the excess of the fair market value of the restricted stock at the time of grant determined without regard to any of the restrictions thereon over the amount paid, if any, by the participant for such shares. The Company would be entitled to a correlative deduction.

•

Restricted Stock Units. A participant generally will not recognize taxable income upon the grant of restricted stock units, and the recognition of any income will be postponed until such units are settled in cash or shares. A participant who is eligible for Retirement at the time of a grant of restricted stock units, or who becomes eligible for Retirement during the vesting period of an award of restricted stock units, may be subject to income and employment taxes at the time of the grant of restricted stock units, or upon becoming eligible for Retirement, respectively. Subject to any deduction limitation under Section 162(m) or 280G of the Internal Revenue Code, the Company will be entitled to a deduction equal to the amount included in the participant’s gross income (subject to the limitations of The Patient Protection and Affordable Care Act, as discussed further herein).

•

Performance Shares. Generally, a participant will not recognize any taxable income upon the award of performance shares. Upon vesting of the common stock at the end of the applicable performance period free of all restrictions, the participant will recognize ordinary income equal to the fair market value of the Shares on the date of vesting, and, subject to the deduction limitation under Section 162(m) or 280G of the Internal Revenue Code, the Company will be entitled to a deduction at such time equal to the amount recognized by the participant (subject to the limitations of The Patient Protection and Affordable Care Act, as discussed further herein). Alternatively, the participant may elect to be taxed at the time of the grant of the performance shares or restricted stock, as described above. The Company will be entitled to a deduction equal to the amount recognized by the participant (subject to the limitations of The Patient Protection and Affordable Care Act, as discussed further herein) at the time such amount is recognized by the participant, subject to the deduction limitation under Section 162 (m) or 280G of the Internal Revenue Code.

•

Performance Units. Generally, a participant will not recognize any taxable income upon the award of performance units. At the end of the applicable performance period, an amount equal to the amount of cash or fair market value of common stock received will be recognized as ordinary income by the participant and, subject to the deduction limitation under Section 162(m) or 280G of the Internal Revenue Code, the Company will be entitled to a deduction at such time equal to the amount recognized by the participant (subject to the limitations of The Patient Protection and Affordable Care Act, as discussed further herein).

Section 162(m) Limit. Subject to the new rule discussed below, the Stock Plan is designed to enable Humana to provide certain forms of performance-based compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code provides that, subject to certain exceptions, Humana may not deduct compensation paid to any one of certain executive officers in excess of $1 million for any one fiscal year. Section 162(m) excludes performance-based compensation meeting certain requirements from the $1 million limitation on tax deductibility. Subject to the new rule discussed below, if the Stock Plan is approved by stockholders, the Company expects that all stock options, stock appreciation rights and performance awards paid in accordance with the Stock Plan, and certain grants of restricted stock and other stock-based grants made under the Stock Plan, will be deductible as performance based compensation and not subject to the $1 million limitation on deductibility.

The Patient Protection and Affordable Care Act amended Section 162(m) to provide that, in general, for compensation which is paid or would otherwise become deductible after 2012, no deduction will be allowed to the extent total compensation for an individual exceeds $500,000 for the year. This limitation will apply to most individuals compensated by a health insurance provider such as Humana, and when effective will replace the limitation described above. This new rule includes compensation earned for services after 2009 but which is paid or would otherwise become deductible after 2012.

New Plan Benefits

Because benefits under the Stock Plan will depend on the Committee’s actions and the fair market value of our Shares at various future dates, it is not possible to determine the benefits that will be received by directors, executive officers and other employees if the Stock Plan is approved by our stockholders. Information concerning awards under the 2003 Stock Plan is available in this proxy statement in the following tables and the narrative accompanying them: Summary Compensation Table, Grants of Plan Based Awards, Outstanding Equity Awards at Fiscal Year End, Option Exercises and Stock Vested, Director Compensation and Equity Compensation Plan Information. On February 25, 2011, the fair market value of our Shares was $62.77.

Vote Required and Recommendation of Board of Directors.    The affirmative vote of a majority of the votes cast on the proposal is required for the approval of the Humana Inc. 2011 Stock Incentive Plan. Shares not present at the meeting and Shares voting “abstain” or broker non-votes have no effect on the approval of the Humana Inc. 2011 Stock Incentive Plan. Pursuant to NYSE regulations, brokers do not have discretionary voting power over the approval of the incentive compensation plan. Therefore, if you hold Shares through a bank, broker or other nominee and do not provide voting instructions to your bank, broker or other nominee, your Shares may not be voted with respect to this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE TO APPROVE THE HUMANA INC. 2011 STOCK INCENTIVE PLAN.

PROPOSAL FOUR: NON-BINDING ADVISORY VOTE WITH RESPECT

TO THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted on July 21, 2010 (which we refer to as the Dodd-Frank Act), requires that we include in this proxy statement a non-binding advisory stockholder vote with respect to the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis section, the compensation tables and the accompanying narrative disclosure, set forth in this proxy statement (commonly referred to as “Say-on-Pay”). We are therefore asking our stockholders to vote on the following resolution:

RESOLVED, that the stockholders of Humana Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the compensation tables, and the accompanying narrative disclosure, set forth in the Company’s proxy statement.

The compensation of our Named Executive Officers is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in this proxy statement. As discussed in those disclosures, our philosophy is that compensation should be market-based, competency-paced and contribution-driven. Our compensation programs are designed to challenge participants as well as reward them for superior performance for our Company and our stockholders, with an emphasis on pay-for-performance principles to align the interests of our Named Executive Officers with those of our stockholders. Our compensation practices and policies enable us to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Your vote on this Proposal 4 is an advisory one, and therefore is not binding on the Company, the Organization & Compensation Committee, or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. Nevertheless, our Board and our Organization & Compensation Committee value the opinions of our stockholders, and intend to consider any stockholder concerns evidenced by this vote. We will evaluate and disclose whether any actions are necessary to address those concerns.

Vote Required and Recommendation of Board of Directors.    The affirmative vote of a majority of the votes cast on the proposal is required for the approval of the non-binding advisory vote with respect to the compensation of the Company’s Named Executive Officers. Shares not present at the meeting and Shares voting “abstain” or broker non-votes have no effect on the approval of this non-binding advisory vote. Pursuant to NYSE regulations, brokers do not have discretionary voting power over this proposal, and therefore, if you hold Shares through a bank, broker or other nominee and do not provide voting instructions to your bank, broker or other nominee, your Shares may not be voted with respect to this proposal. If you timely submit a signed proxy but fail to specify instructions to vote with respect to this proposal, the accompanying proxy will be voted FOR this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES, AND THE RELATED DISCLOSURES CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL FIVE: NON-BINDING ADVISORY VOTE REGARDING THE

FREQUENCY OF THE VOTING WITH RESPECT TO THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act requires that we include in this proxy statement a non-binding advisory stockholder vote regarding the frequency with which the Company’s stockholders will have a future advisory vote with respect to the compensation of our Named Executive Officers, as provided for in Proposal 4 above. We are therefore asking our stockholders to vote on the following resolution:

RESOLVED, that the stockholders of Humana Inc. determine, on an advisory basis, that the frequency with which the stockholders of the Company shall have a future advisory vote with respect to the compensation of the Company’s Named Executive Officers set forth in the Company’s proxy statement is:

Choice 1 — every year;

Choice 2 — every two years;

Choice 3 — every three years; or

Choice 4 — abstain from voting.

The Company asks that you support an annual non-binding, advisory stockholder vote on the compensation of our Named Executive Officers. In formulating its recommendation, our board of directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. We believe that the advisory vote on executive compensation is, at its essence, a communication vehicle, and communication is most useful when it is received in a consistent manner. Furthermore, we believe that an annual advisory vote on executive compensation would provide the highest level of transparency, accountability and constructive communication by enabling the vote to correspond to the compensation information presented in the accompanying proxy statement for each annual shareholders’ meeting. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. Finally, we believe that our executive compensation philosophy, policies and practices are consistent with the long-term objectives of our stockholders, and therefore welcome their views on a regular basis.

As with your vote on Proposal 4 above, your vote on this Proposal 5 is advisory, and therefore not binding on the Company, our Organization & Compensation Committee, or our Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. Nevertheless, our Board and our Organization & Compensation Committee value the opinions of our stockholders, and, to the extent there is a significant vote in favor of one frequency over the other options, intends to consider our stockholders’ concerns in the evaluation of any appropriate next steps.

Vote Required and Recommendation of Board of Directors.    The frequency (every one, two, or three years) receiving the highest number of votes will be deemed to be the choice of the stockholders with respect to the non-binding, advisory vote on the frequency of voting with respect to the compensation of the Company’s Named Executive Officers. Shares not present at the meeting and Shares voting “abstain” or broker non-votes have no effect on the approval of this non-binding advisory vote. Pursuant to current NYSE regulations, brokers do not have discretionary voting power over the approval of the non-binding, advisory vote on the frequency of voting with respect to the compensation of the Company’s Named Executive Officers. Therefore, if you hold Shares through a bank, broker or other nominee and do not provide voting instructions to your bank, broker or other nominee, your Shares may not be voted with respect to this proposal. If you timely submit a signed proxy but fail to specify instructions to vote with respect to this proposal, the accompanying proxy will be voted FOR Choice 1.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR AN ANNUAL NON-BINDING, ADVISORY SHAREHOLDER VOTE WITH RESPECT TO THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

INCORPORATION BY REFERENCE

The Organization & Compensation Committee Report and the Audit Committee Report (including the reference to the independence and financial expertise of the Audit Committee members), each contained in this Proxy Statement, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Humana under the Securities Act, except to the extent that we specifically incorporate such information by reference into any of these future filings.

ADDITIONAL INFORMATION

Our Annual Report on Form 10-K for the year ended December 31, 2010, excluding certain of its exhibits, is included with the transmittal of this Proxy Statement. We will provide a copy without charge to anyone who makes a written request to Humana Inc., Investor Relations Department, 500 West Main Street, Louisville, KY 40202. Our Annual Report on Form 10-K and all other filings with the SEC may also be accessed via the Investor Relations page on our website at www.humana.com. From the www.humana.com website, click on “Investor Relations,” and then click on the report you wish to review under the “SEC & Financial Reports” subcategory.

By Order of the Board of Directors,

Joan O. Lenahan, Vice President and Corporate Secretary

APPENDIX A

HUMANA INC.

2011 STOCK INCENTIVE PLAN

SECTION 1.    PURPOSE AND ESTABLISHMENT.

1.1	Purpose. The purpose of the Humana Inc. 2011 Stock Incentive Plan (the “Plan”) is to strengthen Humana Inc., a Delaware corporation (the “Company”), by providing an incentive to its and its Subsidiaries’ employees, officers, consultants and directors and thereby encouraging them to devote their abilities to the success of the Company and its Subsidiaries, thus enhancing the value of the Company for the benefit of its stockholders. It is also intended to enhance the ability of the Company and its Subsidiaries to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depend.

1.2	Establishment and Term of the Plan. The Company establishes the Plan effective as of April 21, 2011, the Plan having been approved by the Company’s stockholders on that date. The Plan shall remain in effect until the earliest of: (i) the date that no additional Shares are available for issuance under the Plan, (ii) the date that the Plan has been terminated in accordance with Section 13 or (iii) the day preceding the tenth anniversary of the date of its adoption. Upon the termination or expiration of the Plan as provided in this Section 1.2, no Award shall be granted pursuant to the Plan, but any Award granted prior thereto may extend beyond such termination or expiration.

SECTION 2.    DEFINITIONS.

As used in the Plan, the following terms shall have the meanings set forth below:

2.1	“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit, Performance Share, Performance Unit, or Share Award.

2.2	“Award Agreement” or “Agreement” shall mean any written or electronic agreement, contract, or other instrument or document evidencing any Award granted by the Committee hereunder and signed or otherwise authenticated by both the Company and the Participant.

2.3	“Board” shall mean the Board of Directors of the Company.

2.4	“Cause” shall mean, unless otherwise defined in the Award Agreement or a written employment agreement in effect between the Company or any of its Subsidiaries and an individual Participant, a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, or a Participant’s willful misconduct or dishonesty, any of which is determined by the Committee to be directly and materially harmful to the business or reputation of the Company or its Subsidiaries.

2.5	“Change in Control” shall mean the occurrence of:

(a)

An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition”

(as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary”) (ii) the Company or its Subsidiaries, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(b)	The individuals who, as of the effective date of this Plan are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(c)	The consummation of:

(i)	A merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a merger, consolidation or reorganization of the Company where:

(A)	the stockholders of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy-five percent (75%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization;

(B)	the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the Voting Securities of the Surviving Corporation, and no agreement, plan or arrangement is in place to change the composition of the board of directors following the merger, consolidation or reorganization; and

(C)

no Person other than (i) the Company, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation, or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Voting Securities, has Beneficial

Ownership of twenty percent (20%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities.

(ii)	A complete liquidation or dissolution of the Company; or

(iii)	The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities then outstanding, increases the proportional number of Shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

2.6	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

2.7	“Committee” shall mean the Organization & Compensation Committee of the Board (or any successor committee); provided, however, that (i) with respect to Awards to any Eligible Individual subject to Section 16 of the Exchange Act, Committee means all of the members of the Organization & Compensation Committee who are “non-employee directors” within the meaning of Rule 16b-3 adopted under the Exchange Act, (ii) with respect to Awards intended to satisfy the requirements for “performance based compensation” within the meaning of Section 162(m) of the Code, the regulations promulgated thereunder, and any successors thereto, Committee means all of the members of the Organization & Compensation Committee who are “outside directors” within the meaning of Section 162(m) of the Code, and (iii) with respect to all Awards, the Committee shall be composed of “independent” directors as required under the New York Stock Exchange listing requirements.

2.8	“Company” shall mean Humana Inc. and any successor thereto.

2.9	“Covered Employee” means a Participant who the Committee determines is or may become a “covered employee” within the meaning of Section 162(m)(3) of the Code and the regulations promulgated thereunder for the year in which the vesting or settlement of a Performance Award may result in remuneration to the Participant that would not be deductible under Section 162(m) of the Code but for the designation of the Award granted hereunder as a Performance Award.

2.10	“Disability” means disability as determined by the Committee in accordance with standards and procedures similar to those under the Company’s long term disability plan.

2.11	“Eligible Individual” means any Employee or any director or consultant of the Company, any of its Subsidiaries, joint ventures and affiliated entities.

2.12	“Employee” shall mean any employee of the Company or of any of its Subsidiaries. Unless otherwise determined by the Committee in its sole discretion, for purposes of the Plan, an Employee shall be considered to have terminated employment and to have ceased to be an Employee if his or her employer ceases to be a Subsidiary of the Company, even if he or she continues to be employed by such employer.

2.13	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

2.14	“Fair Market Value” shall mean, (i) with respect to Shares, the average of the highest and lowest reported sales prices, regular way, of Shares in transactions reported on the New York Stock Exchange composite tape on the date of determination of Fair Market Value, or if no sales of Shares are reported on the New York Stock Exchange for that date, the comparable average sales price for the last previous day for which sales were reported on the New York Stock Exchange composite tape or the value of a Share for such date as established by the Committee using any other method of valuation and (ii) with respect to any other property, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

2.15	“Incentive Stock Option” shall mean an Option granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto and designated by the Committee as an Incentive Stock Option.

2.16	“Nonqualified Stock Option” shall mean an Option granted under Section 6 hereof that is not an Incentive Stock Option.

2.17	“Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

2.18	“Parent” shall mean any corporation which is a parent corporation within the meaning of Section 424(e) of the Code with respect to the Company.

2.19	“Participant” shall mean an Eligible Individual who is selected by the Committee to receive an Award under the Plan.

2.20	“Performance Award” shall mean any Award of Performance Shares or Performance Units pursuant to Section 9 hereof.

2.21	“Performance-Based Compensation” means an Award that is intended to constitute “performance based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

2.22	“Performance Objectives” shall have the meaning set forth in Section 9.3(a).

2.23	“Performance Period” shall mean that period, established by the Committee during which any performance goals specified by the Committee with respect to such Award are to be measured.

2.24	“Performance Share” shall mean any Shares issued or transferred to a Participant under Section 9.2.

2.25	“Performance Unit” shall mean Performance Units granted to a Participant under Section 9.1.

2.26	“Plan” shall mean the Humana Inc. 2011 Stock Incentive Plan, as the same may be amended from time to time.

2.27	“Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge, or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any forfeiture provisions and any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.28	“Restricted Stock Award” shall mean an award of Restricted Stock under Section 8 hereof.

2.29	“Restricted Stock Units” means rights granted to an Eligible Individual under Section 8 representing a hypothetical number of Shares.

2.30	“Retirement” shall mean a Participant’s retirement from the Company or a Subsidiary, as applicable on or after the first day of the month coincident with or following the date on which all of the following shall have occurred:

(a)	the Participant has completed five years of retirement service;

(b)	the Participant has reached at least age 55; and

(c)	the Participant’s age plus years of retirement service equals or exceeds 65.

A Participant’s “years of retirement service” shall be determined as provided for in the Humana Retirement and Savings Plan, as may be amended from time to time.

2.31	“Section 16” shall mean Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

2.32	“Share Award” means an Award of Shares granted pursuant to Section 10.

2.33	“Shares” shall mean the shares of common stock, $.16 2/3 par value, of the Company and such other securities of the Company into which such Shares are changed or for which such shares are exchanged.

2.34	“Stock Appreciation Right” shall mean any right granted to a Participant pursuant to Section 7 hereof to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the right on the date of grant which shall not be less than the Fair Market Value of one Share on such date of grant of the right.

2.35	“Subsidiary” shall mean (i) a “subsidiary corporation” of the Company as defined in Section 424(f) of the Code, or (ii) other than for purposes of determining who is an Employee that is eligible for an Award of Incentive Stock Option, any other entity in which the Company directly or indirectly owns 50% or more of the voting interests.

2.36	“Substitute Award” shall have the meaning set forth in Section 4.3.

2.37	“Ten-Percent Stockholder” means an Eligible Individual, who, at the time an Incentive Stock Option is to be granted to him or her, owns (within the meaning of Section 422 or the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or of a Parent or a Subsidiary.

SECTION 3.    ADMINISTRATION.

3.1

Authority of Committee. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to such resolutions not inconsistent with the provisions of the Plan, as may from time to time be adopted by the Board, to: (i) select those Eligible Individuals to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) accelerate the exercisability of, and accelerate or waive any restrictions and conditions applicable to an Award; (vi) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property or canceled or suspended; (vii) determine whether, to what extent and under what circumstances cash, Shares and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant; (viii) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (ix) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (x) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan; and (xi) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable. Notwithstanding anything in this Section 3.1 to the contrary, the Committee shall not have the authority to reduce the exercise price for Options and Stock Appreciation Rights other than in connection with adjustments as provided in Section 4

3.2	Decisions Binding. Decisions of the Committee shall be final, conclusive and binding upon all persons, including the Company and its Subsidiaries, any Participant, and any Eligible Individual.

3.3	Delegation. Subject to all applicable laws and the terms of the Plan, the Committee may delegate, in whole or in part and as limited by the Committee, its authority as identified herein to any individual or committee of individuals (who need not be directors of the Board), including without limitation the authority to make Awards to Eligible Individuals who are not officers or directors of the Company, or any of its Subsidiaries who are not subject to Section 16 of the Exchange Act. To the extent that the Committee delegates its authority to make Awards as provided by this Section, all references in the Plan to the Committee’s authority to make Awards and determinations with respect thereto shall be deemed to include the Committee’s delegate.

3.4	The terms and conditions of Awards need not be the same with respect to each recipient. The Committee shall have full and final authority to select those Eligible Individuals who will receive Awards, which shall be evidenced by an Award Agreement between the Company and the Participant.

SECTION 4.    SHARES SUBJECT TO THE PLAN.

4.1	Number of Shares Available for Grants. Subject to adjustment as provided in Section 4.6, the aggregate number of Shares that may be granted to Participants pursuant to Awards under the Plan shall not exceed eighteen million five hundred thousand (18,500,000). Any Shares granted as Options or Stock Appreciation Rights shall be counted against this number as one (1) Share for every one (1) Share granted. Any Shares granted as Awards other than Options or Stock Appreciation Rights shall be counted against this number as two and twenty-nine hundredths (2.29) Shares for every one (1) Share granted.

4.2

Lapsed Awards. If any Award (or portion thereof) is canceled, terminates, expires, or lapses for any reason, any Shares subject to such Award shall not count against the aggregate number of Shares that may be granted under the Plan set forth in Section 4.1 above and may again be the subject of Awards hereunder. Any Shares that again become subject to Awards pursuant to this Section 4.2 shall be added back as (a) one (1) Share for each one (1) Share subject to an Option or Stock Appreciation Right or (b) two and twenty-nine hundredths (2.29) Shares for every one (1) Share subject to an Award other than an Option or Stock Appreciation Right. If the exercise of a Stock Appreciation Right or Option involves the issuance of fewer Shares than were subject to the Stock Appreciation Right or Option, then Shares not issued may not again become subject to Awards under the Plan.

4.3	Other Items Not Included. The following items shall not count against the aggregate number of Shares that may be issued under the Plan set forth in Section 4.1 above: (i) the payment in cash of dividends or dividend equivalents under any outstanding Award; (ii) any Award that is settled in cash rather than by issuance of Shares; or (iii) Awards granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become Employees as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company or any Subsidiary (“Substitute Award”).

4.4	Award Limits. Notwithstanding any provision herein to the contrary, the following provisions shall apply (subject to adjustment as provided in Section 4.6 below):

(i)	in no event shall a Participant receive an Award or Awards (other than Performance Units denominated in dollars) during the term of the Plan in the aggregate in respect of more than twenty percent (20%) of the Shares (whether such Award or Awards may be settled in Shares, cash or any combination of Shares and cash) authorized under the Plan, and the maximum dollar amount of Performance Units denominated in dollars which may be paid in any calendar year shall not exceed $3 million in the case of the chief executive officer of the Company or $1.5 million in the case of any other Participant.

(ii)	in no event shall more than fifty percent (50%) of the Shares authorized under the Plan be issued upon the exercise of Incentive Stock Options granted under the Plan.

4.5	Source of Shares. The Company shall reserve for purposes of the Plan unissued Shares or out of Shares held in the Company’s treasury, or partly out of each, such number of Shares as shall be determined by the Board.

4.6	Adjustments. In the event of any merger, reorganization, consolidation, reclassification, recapitalization, stock dividend, stock split, reverse stock split, spin-off, split-up, issuance of warrants, rights or debentures, extraordinary dividend, property dividend, combination or exchange of shares, repurchase of shares or similar transaction or other change in corporate structure affecting the Shares, the Committee shall conclusively determine the appropriate adjustments, if any, to (i) the maximum number and classes of Shares or other stock or securities with respect to which Options or other Awards may be granted under the Plan, and (ii) the number and class of Shares or other stock, securities or other property which are subject to outstanding Options or other Awards granted under the Plan and the purchase price therefore, if applicable. Any such adjustment in the Shares subject to outstanding Incentive Stock Options (including any adjustments in the purchase price) shall be made in such a manner as not to constitute a modification as defined by Section 424 of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code. In addition, any such adjustment to outstanding Awards (i) that are subject to Section 409A of the Code shall be made only to the extent permitted by Section 409A of the Code and (ii) that are not subject to Section 409A of the Code shall be made in a manner that will not result in the Award becoming subject to Section 409A of the Code.

SECTION 5.    ELIGIBILITY.

Any Eligible Individual shall be eligible to be selected as a Participant; provided, however, that only Employees may be granted Awards of Incentive Stock Options.

SECTION 6.    STOCK OPTIONS.

Options may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan, the terms and conditions of which shall be set forth in an Award Agreement. If a participant shall fail to execute the Award Agreement evidencing an Award of Options, and any other documents that the Committee may require, within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. Any such Option shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:

6.1	Option Price. The exercise price per Share under an Option shall be determined by the Committee in its sole discretion; provided that, except in the case of an Option pursuant to a Substitute Award, such purchase price shall not be less than the Fair Market Value of a Share on the date of the grant of the Option (110% of the Fair Market Value in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder).

6.2	Option Period. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of ten (10) years (five (5) years in the case of an Incentive Stock Option issued to a Ten-Percent Stockholder) from the date the Option is granted except as provided under Section 12.

6.3	Exercisability. Options shall be exercisable at such time or times as determined by the Committee and set forth in the Award Agreement; provided, however, that the Committee may accelerate the time or times at which an Option shall be exercisable in its sole discretion.

6.4	Method of Exercise. The exercise of an Option shall be made only by a (i) written notice delivered in person or by mail to the Secretary of the Company at the Company’s principal executive offices, specifying the number of Shares to be purchased and accompanied by payment therefor and otherwise in accordance with the Award Agreement pursuant to which the Option was granted, or (ii) such other method as the Committee may permit. The purchase price for any Shares purchased pursuant to the exercise of an Option shall be paid, as determined by the Committee in its discretion, in either (or any combination thereof): (i) cash, or (ii) the transfer of Shares previously owned by the Participant, for a time period determined by the Committee, to the Company upon such terms and conditions as determined by the Committee. Any Shares transferred to the Company as payment of the purchase price under an Option shall be valued at their Fair Market Value on the date prior to the date of exercise of such Option. In addition, Options may be exercised through a registered broker-dealer pursuant to such cashless exercise procedures (other than Share withholding) which are, from time to time, deemed acceptable by the Committee. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option, and the number of Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares.

6.5

Incentive Stock Options. In accordance with rules and procedures established by the Committee, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options may be granted to a Participant and the terms of any Incentive Stock Option granted hereunder shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder.

6.6	Form of Settlement. In its sole discretion, the Committee may provide, at the time of grant, that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities. Similarly, the Committee may require Shares to be held for a specific period of time.

6.7	Non-Transferability. No Option shall be transferable by the Participant otherwise than by will or by the laws of descent and distribution, and an Option shall be exercisable during the lifetime of such Participant only by the Participant or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may set forth in the Award Agreement evidencing an Option (other than an Incentive Stock Option) at the time of grant or thereafter, that the Option may be transferred to members of the Participant’s immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members and/or trusts are the only partners, and for purposes of this Plan, a transferee of an Option shall be deemed to be the Participant. For this purpose, immediate family means the Participant’s spouse, parents, children, stepchildren and grandchildren and the spouses of such parents, children, stepchildren and grandchildren. The terms of an Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Participant.

6.8	Effect of a Change in Control. The effect of a Change in Control on an Option, if any, shall be set forth in the applicable Agreement.

SECTION 7.    STOCK APPRECIATION RIGHTS.

The Committee may in its discretion, either alone or in connection with the grant of an Option, grant Stock Appreciation Rights in accordance with the Plan, the terms and conditions of which shall be set forth in an Award Agreement. If a participant shall fail to execute the Award Agreement evidencing an Award of Stock Appreciation Rights, and any other documents that the Committee may require, within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. If granted in connection with an Option, a Stock Appreciation Right shall cover the same Shares covered by the Option (or such lesser number of Shares as the Committee may determine) and shall, except as provided in this Section 7, be subject to the same terms and conditions as the related Option.

7.1	Time of Grant. A Stock Appreciation Right may be granted (i) at any time if unrelated to an Option, or (ii) if related to an Option, either at the time of grant or at any time thereafter during the term of the Option.

7.2	Stock Appreciation Right Related to an Option.

(a)	Exercise. A Stock Appreciation Right granted in connection with an Option shall be exercisable at such time or times and only to the extent that the related Options are exercisable, and will not be transferable except to the extent the related Option may be transferable.

(b)

Amount Payable. Upon the exercise of a Stock Appreciation Right related to an Option, the Participant shall be entitled to receive an amount determined by multiplying (i) the excess of the Fair Market Value of a Share on the date of exercise of such Stock Appreciation Right over the Fair Market Value of a Share on the date the Stock Appreciation Right was granted, by (ii) the number of Shares as to which such Stock Appreciation Right is being exercised.

Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Award Agreement evidencing the Stock Appreciation Right at the time it is granted.

(c)	Treatment of Related Options and Stock Appreciation Rights Upon Exercise. Upon the exercise of a Stock Appreciation Right granted in connection with an Option, the Option shall be canceled to the extent of the number of Shares as to which the Stock Appreciation Right is exercised, and upon the exercise of an Option granted in connection with a Stock Appreciation Right, the Stock Appreciation Right shall be canceled to the extent of the number of Shares as to which the Option is exercised or surrendered.

7.3	Stock Appreciation Right Unrelated to an Option. The Committee may grant to Eligible Individuals Stock Appreciation Rights unrelated to Options. Stock Appreciation Rights unrelated to Options shall contain such terms and conditions as to exercisability, vesting and duration as the Committee shall determine, but in no event shall they have a term of greater than ten (10) years other than in the event of the death or Disability of the Participant as set forth in Section 12. Upon exercise of a Stock Appreciation Right unrelated to an Option, the Participant shall be entitled to receive an amount determined by multiplying (a) the excess of the Fair Market Value of a Share on the date of exercise of such Stock Appreciation Right over the Fair Market Value of a Share on the date the Stock Appreciation Right was granted, by (b) the number of Shares as to which the Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Award Agreement evidencing the Stock Appreciation Right at the time it is granted.

7.4	Non-Transferability. No Stock Appreciation Right shall be transferable by the Participant other than by will or by the laws of descent and distribution, and such Stock Appreciation Right shall be exercisable during the lifetime of such Participant only by the Participant or his or her guardian or legal representative. The terms of such Stock Appreciation Right shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Participant.

7.5	Method of Exercise. Stock Appreciation Rights shall be exercised by a Participant only by (i) a written notice delivered in person or by mail to the Secretary of the Company at the Company’s principal executive offices, specifying the number of Shares with respect to which the Stock Appreciation Right is being exercised or (ii) such other method as the Committee may permit.

7.6	Form of Payment. Payment of the amount determined under Section 7.2 or 7.3 may be made in the discretion of the Committee solely in whole Shares in a number determined at their Fair Market Value on the date prior to the date of exercise of the Stock Appreciation Right, or solely in cash, or in a combination of cash and Shares. If the Committee decides to make full payment in Shares and the amount payable results in a fractional Share, payment for the fractional Share will be made in cash.

7.7	Effect of a Change in Control. The effect of a Change in Control on a Stock Appreciation Right, if any, shall be set forth in the applicable Agreement.

SECTION 8.    RESTRICTED STOCK; RESTRICTED STOCK UNITS.

8.1

Grants. Restricted Stock Awards may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan. The terms and conditions of Restricted Stock Awards shall be set forth in an Award Agreement between the

Company and the Participant. Each Award Agreement shall contain such restrictions, which may include such terms and conditions, including forfeiture provisions, as the Committee may, in its discretion, determine and (without limiting the generality of the foregoing) such Award Agreements may require that an appropriate legend be placed on Share certificates.

8.2	Purchase Price. The purchase price, if any, for Shares of Restricted Stock shall be determined by the Committee, but shall not be less than the par value per Share, except in the case of treasury Shares, for which no payment need be required. Awards of Restricted Stock shall be subject to the terms and provisions set forth below in this Section 8.

8.3	Rights of Participant. Shares of Restricted Stock granted pursuant to an Award hereunder shall be issued in the name of the Participant as soon as reasonably practicable after the Award is granted provided that the Participant has executed an Award Agreement, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Shares. If a Participant shall fail to execute the Award Agreement evidencing a Restricted Stock Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. At the discretion of the Committee, Shares issued in connection with a Restricted Stock Award shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise and as set forth in the Award Agreement, upon delivery of the Shares to the escrow agent, the Participant shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

8.4	Non-transferability. Until all restrictions upon the Shares of Restricted Stock awarded to a Participant shall have lapsed in the manner set forth in Section 8.5, such Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated, nor shall they be delivered to the Participant.

8.5	Lapse of Restrictions. Restrictions upon Shares of Restricted Stock awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may determine. The Award Agreement evidencing the Award shall set forth any such restrictions. The Committee may accelerate or waive any or all of the restrictions and conditions applicable to any Award, for any reason.

8.6

Treatment of Dividends. At the time an Award of Shares of Restricted Stock is granted, the Committee may, in its discretion, determine that the payment to the Participant of dividends, or a specified portion thereof, declared or paid on such Shares by the Company shall be (a) deferred until the lapsing of the restrictions imposed upon such Shares and (b) held by the Company for the account of the Participant until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Shares of Restricted Stock) or held in cash. If deferred dividends are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Shares of Restricted Stock (whether held in cash or as additional Shares of Restricted Stock), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Shares of Restricted Stock shall be forfeited upon the forfeiture of such Shares.

8.7	Delivery of Shares. Upon the lapse of the restrictions and forfeiture provisions on Shares of Restricted Stock, the Committee shall cause a stock certificate or evidence of book entry Shares to be delivered to the Participant with respect to such Shares, free of all restrictions hereunder.

8.8	Restricted Stock Unit Awards. The Committee may grant to Eligible Individuals Awards of Restricted Stock Units, the terms and conditions of which shall be set forth in an Award Agreement. Each Restricted Stock Unit shall represent the right of the Participant to receive a payment upon vesting of the Restricted Stock Unit or on any later date specified by the Committee equal to the Fair Market Value of a Share as of the date the Restricted Stock Unit was granted, the vesting date or such other date as determined by the Committee at the time the Restricted Stock Unit was granted. The Committee may, at the time a Restricted Stock Unit is granted, provide a limitation on the amount payable in respect of each Restricted Stock Unit. The Committee may provide for the settlement of Restricted Stock Units in cash or with Shares having a Fair Market Value equal to the payment to which the Participant, or in such combination of Shares and cash as the Committee in its discretion shall determine. Restricted Stock Units shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

8.9	Effect of Change in Control. The effect of a Change in Control on an Award of Restricted Stock or Restricted Stock Units, if any, shall be set forth in the applicable Agreement.

SECTION 9.    PERFORMANCE AWARDS.

9.1	Performance Units. The Committee, in its discretion, may grant Awards of Performance Units to Eligible Individuals, the terms and conditions of which shall be set forth in an Award Agreement between the Company and the Participant. Performance Units may be denominated in Shares or a specified dollar amount and, contingent upon the attainment of specified Performance Objectives within the Performance Period, represent the right to receive payment subject to Section 9.3(c) of (i) in the case of Share-denominated Performance Units, the Fair Market Value of a Share on the date the Performance Unit was granted, the date the Performance Unit becomes vested or any other date specified by the Committee; (ii) in the case of dollar-denominated Performance Units, the specified dollar amount; or (iii) a percentage (which may be more than 100%) of the amount described in clause (i) or (ii) depending on the level of Performance Objective attainment; provided, however, that the Committee may at the time a Performance Unit is granted specify a maximum amount payable in respect of a vested Performance Unit. If a participant shall fail to execute the Annual Agreement evidencing an Award of Performance Units, and any other document that the Committee may require, within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. Each Award Agreement shall specify the number of Performance Units to which it related, the Performance Objectives which must be satisfied in order for the Performance Units to vest and the Performance Period within which such Performance Objectives must be satisfied.

(a)	Vesting and Forfeiture. Subject to Section 9.3(c), a Participant shall become vested with respect to the Performance Units to the extent that the Performance Objectives set forth in the Award Agreement are satisfied for the Performance Period.

(b)	Payment of Awards. Subject to Section 9.3(c), payment to Participants in respect of vested Performance Units shall be made as soon as practicable after the last day of the Performance Period to which such Award relates unless the Award Agreement evidencing the Award provides for the deferral of payment, in which event the terms and conditions of the deferral shall be set forth in the Award Agreement. Such payments may be made entirely in Shares valued at the Fair Market Value, entirely in cash, or in such combination of Shares and cash as the Committee in its discretion shall determine; provided, however, that if the Committee in its discretion determines to make such payment entirely or partially in Shares of Restricted Stock, the Committee must determine the extent to which such payment will be in Shares of Restricted Stock and the terms of such Restricted Stock at the time the Award is granted.

(c)	Non-transferability. Performance Units shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

9.2	Performance Shares. The Committee, in its discretion, may grant Awards of Performance Shares to Eligible Individuals with such terms and conditions including forfeiture provisions as the Committee shall determine and as set forth in an Award Agreement. Each Award Agreement may require that an appropriate legend be placed on Share certificates. Awards of Performance Shares shall be subject to the following terms and provisions.

(a)	Rights of Participant. The Committee shall provide at the time an Award of Performance Shares is made the time or times at which the actual Shares represented by such Award shall be issued in the name of the Participant; provided, however, that no Performance Shares shall be issued until the Participant has executed an Award Agreement evidencing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Performance Shares. If a Participant shall fail to execute the Award Agreement evidencing an Award of Performance Shares, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. At the discretion of the Committee, Shares issued in connection with an Award of Performance Shares shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise and as set forth in the Award Agreement, upon delivery of the Shares to the escrow agent, the Participant shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

(b)	Non-transferability. Until all restrictions upon the Performance Shares awarded to a Participant shall have lapsed, such Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated, nor shall they be delivered to the Participant. The Committee also may impose such other restrictions and conditions on the Performance Shares, if any, as it deems appropriate.

(c)	Lapse of Restrictions. Restrictions upon Performance Shares awarded hereunder shall lapse and such Performance Shares shall become vested at such time or times and on such terms, conditions and satisfaction of Performance Objectives as the Committee may, in its discretion, determine at the time an Award is granted.

(d)	Treatment of Dividends. At the time an Award of Performance Shares is granted, the Committee may, in its discretion, determine that the payment to the Participant of dividends, or a specified portion thereof, declared or paid on such Shares by the Company shall be (i) deferred until the lapsing of the restrictions imposed upon such Performance Shares and (ii) held by the Company for the account of the Participant until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Performance Shares) or held in cash. If deferred dividends are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Performance Shares (whether held in cash or as additional Performance Shares), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Performance Shares shall be forfeited upon the forfeiture of such Performance Shares.

(e)	Delivery of Shares. Upon the lapse of the restrictions on Performance Shares awarded hereunder, the Committee shall cause a stock certificate or evidence of book entry Shares to be delivered to the Participant with respect to such Shares, free of all restrictions hereunder.

9.3	Performance Objectives.

(a)	Establishment. Performance objectives (“Performance Objectives”) for Performance Awards may be expressed in terms of (i) earnings per share, (ii) Share price, (iii) consolidated net income, (iv) pre-tax profits, (v) earnings or net earnings, (vi) return on equity or assets, (vii) sales, (viii) cash flow from operating activities, (ix) return on invested capital, (x) membership, (xi) other Company-specific growth or profit objectives as determined by the Committee, or (xii) any combination of the foregoing. Performance Objectives may be in respect of the performance of the Company, any of its subsidiaries, any of its divisions or any combination thereof. Performance Objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The Performance Objectives with respect to an Award that is intended to constitute Performance-Based Compensation shall be established in writing by the Committee by the earlier of (x) the date on which a quarter of the Performance Period has elapsed or (y) the date which is ninety (90) days after the commencement of the Performance Period, and in any event while the performance relating to the Performance Objectives remains substantially uncertain.

(b)

Effect of Certain Events. At the time of the granting of an Award, or at any time thereafter, in either case to the extent permitted under Section 162(m) of the Code and the regulations thereunder without adversely affecting the treatment of any Award intended to constitute Performance-Based Compensation, the Committee may provide for the manner in which the performance will be measured against the Performance Objectives (or may adjust the Performance

Objectives) to reflect the impact of specified events, including any one or more of the following with respect to the Performance Period (i) the gain, loss, income or expense resulting from changes in accounting principles that become effective during the Performance Period; (ii) the gain, loss, income or expense reported publicly by the Company with respect to the Performance Period that are extraordinary or unusual in nature or infrequent in occurrence; (iii) the gains or losses resulting from and the direct expenses incurred in connection with, the disposition of a business, or the sale of investments or non-core assets; (iv) the gain or loss from all or certain claims and/or litigation and all or certain insurance recoveries relating to claims or litigation; (v) the impact of impairment of tangible or intangible assets, including goodwill; (vi) the impact of restructuring or business recharacterization activities, including but not limited to reductions in force, that are reportedly publicly by the Company; or (vii) the impact of investments or acquisitions made during the year or, to the extent provided by the Committee, any prior year. The events may relate to the Company as a whole or to any part of the Company’s business or operations, as determined by the Committee at the time the Performance Objectives are established. Any adjustments based on the effect of certain events are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Committee.

(c)	Determination of Performance. Prior to the vesting, payment, settlement or lapsing of any restrictions with respect to any Performance Award that is intended to constitute Performance-Based Compensation, the Committee shall certify that the applicable Performance Objectives have been satisfied to the extent necessary for such Award to qualify as Performance-Based compensation.

9.4	Effect of Change in Control. The effect of a Change in Control on a Performance Award, if any, shall be set forth in the applicable Agreement.

SECTION 10.    SHARE AWARDS.

The Committee may grant a Share Award to any Eligible Individual on such terms and conditions as the Committee may determine in its sole discretion. Share Awards may be made as additional compensation for services rendered by the Eligible Individual or may be in lieu of cash or other compensation to which the Eligible Individual is entitled from the Company.

SECTION 11.    EFFECT OF CERTAIN TRANSACTIONS.

Subject to the terms of an Agreement in connection with (a) the liquidation or dissolution of the Company or (b) a merger, consolidation or reorganization of the Company (a “Transaction”), either (i) each outstanding Option or Award shall be treated as provided for in the agreement entered into in connection with the Transaction or (ii) if not so provided in such agreement, following the Transaction each Optionee and Grantee shall be entitled to receive in respect of each Share subject to any outstanding Options or Awards, as the case may be, upon exercise of any Option or payment or transfer in respect of any Award, the same number and kind of stock, securities, cash, property or other consideration that each holder of a Share was entitled to receive in the Transaction in respect of a Share; provided, however, that, unless otherwise determined by the Committee, such stock, securities, cash, property, or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to the Options and Awards prior to such Transaction. Without limiting the generality of the foregoing, the treatment of outstanding Options and Stock Appreciation

Rights pursuant to this Section 11 in connection with a Transaction may include the cancellation of outstanding Options and Stock Appreciation Rights upon consummation of the Transaction provided either (x) the holders of affected Options and Stock Appreciation Rights have been given a period of at least fifteen (15) days prior to the date of the consummation of the Transaction to exercise the Options or Stock Appreciation Rights (whether or not they were otherwise exercisable) or (y) the holders of the affected Options and Stock Appreciation Rights are paid (in cash or cash equivalents) in respect of each Share covered by the Option or Stock Appreciation Right being cancelled an amount equal to the excess, if any, of the per share price paid or distributed to stockholders in the Transaction (the value of any non-cash consideration to be determined by the Committee in its sole discretion) over the exercise price of the Option or Stock Appreciation Right. For avoidance of doubt, (1) the cancellation of Options and Stock Appreciation Rights pursuant to clause (y) of the preceding sentence may be effected notwithstanding anything to the contrary contained in this Plan or any Agreement and (2) if the amount determined pursuant to clause (y) of the preceding sentence is zero or less, the affected Option or Stock Appreciation Right may be cancelled without any payment therefor.

SECTION 12.    TERMINATION OF EMPLOYMENT, DIRECTORSHIP OR CONSULTANCY; DEATH OR DISABILITY.

Unless otherwise determined by the Committee:

(a)	If the employment, directorship or consultancy of a Participant with the Company is terminated for Cause, all the rights of such Participant under any then outstanding Award shall terminate immediately, regardless of whether or not such Award is then vested.

(b)	If the employment, directorship or consultancy of the Participant is terminated for any reason other than for Cause, Retirement, death or Disability.

(i)	Any outstanding Options and Stock Appreciation Rights shall be exercisable by such Participant or a personal representative at any time prior to the expiration date of the Option or Stock Appreciation Right or within ninety (90) days after the date of such termination, whichever is the shorter period, but only to the extent the Option or Stock Appreciation Right was exercisable at the date of termination.

(ii)	Any Shares of Restricted Stock, Performance Awards or Restricted Stock Units with respect to which restrictions shall not have lapsed shall thereupon be forfeited immediately by the Participant and returned to the Company, and the Participant shall only receive the amount, if any, paid by the Participant for such Awards; provided that the Committee may determine, in its sole discretion, in the case of a termination of employment other than for Cause, that the restrictions on some or all of such Awards then held by the Participant shall immediately lapse.

(c)	In the event of the Participant’s Retirement:

(i)	Any Option or Stock Appreciation Right (A) that was exercisable at the date of such Retirement shall be exercisable for the two (2) year period after the date of such Retirement and (B) that was not exercisable at the date of such Retirement shall continue to vest and become exercisable as if the Participant were continuing to provide services to the Company or a Subsidiary, as applicable, and such Option or Stock Appreciation Right (or portion thereof) shall be exercisable for the two (2) year period following the date on which such Option or Stock Appreciation Right (or portion thereof) becomes vested and exercisable.

(ii)	Any Shares of Restricted Stock or Restricted Stock Units with respect to which restrictions have not lapsed as of the date of Retirement, shall continue to vest, in accordance with the original schedule, as if the Participant were continuing to provide services to the Company or a Subsidiary, as applicable; provided, further, that, the Committee may determine, in its sole discretion, that the restrictions on some or all such Shares of Restricted Stock or Restricted Stock Units held by the Participant as of the date of Retirement shall immediately lapse.

(iii)	Any Performance Awards with respect to which restrictions have not lapsed as of the date of Retirement shall thereupon be forfeited immediately by the Participant and returned to the Company, and the Participant shall only receive the amount, if any, paid by the Participant for such Performance Awards; provided, that the Committee may determine, in its sole discretion, that the restrictions on some or all of such Performance Awards then held by the Participant shall immediately lapse; provided, further, that the Award Agreement pursuant to which such Performance Award was granted may provide for such treatment on Retirement as the Committee may determine at the time of grant or at any time thereafter.

(d)	In the event of Disability or death of a Participant:

(i)	All outstanding Options and Stock Appreciation Rights of such Participant then outstanding shall become immediately exercisable in full. In the event of death of a Participant, all Options and Stock Appreciation Rights of such Participant shall be exercisable by the person or the persons to whom those rights pass by will or by the laws of descent and distribution or, if appropriate, by the legal representative of the estate of the deceased Participant at any time within two (2) years after the date of death, regardless of the expiration date of the Option or Stock Appreciation Right, except for Incentive Stock Options which may not be exercised later than the expiration date of the Options. In the event of Disability of any Participant, all Options and Stock Appreciation Rights of such Participant shall be exercisable by the Participant, or, if incapacitated, by a legal representative at any time within two (2) years of the date of determination of Disability regardless of the expiration date of the Option or Stock Appreciation Right.

(ii)	Any restriction and other conditions applicable to any Shares of Restricted Stock, Performance Awards or Restricted Stock Units then held by the Participant, including, but not limited to, vesting requirements, shall immediately lapse.

SECTION 13.    AMENDMENTS AND TERMINATION.

The Board may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of a Participant under an Award theretofore granted, without the Participant’s consent, or that without the approval of the Company’s stockholders would:

(i)	except as is provided in Section 4.6 of the Plan, increase the total number of Shares reserved for the purpose of the Plan;

(ii)	change the class of Eligible Individuals eligible to participate in the Plan; or

(iii)	reduce the exercise price for Options and Stock Appreciation Rights by repricing or replacing such Awards. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any Participant without his consent. Except as provided in Section 4.6 and with respect to the grant of Substitute Awards, the Committee shall not have the authority to cancel any outstanding Option and issue a new Option in its place with a lower exercise price; provided, however, that this sentence shall not prohibit an exchange offer whereby the Company provides certain Participants with an election to cancel an outstanding Option and receive a grant of a new Option at a future date if such exchange offer only occurs with stockholder approval.

SECTION 14.    INTERPRETATION.

14.1	Section 16 Compliance. The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act and the Committee shall interpret and administer the provisions of the Plan or any Agreement in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

14.2	Section 162(m). Unless otherwise determined by the Committee at the time of grant, each Option, Stock Appreciation Right and Performance Award granted to an Eligible Individual that is also a Covered Employee is intended to be Performance Based Compensation. Unless otherwise determined by the Committee, if any provision of the Plan or any Agreement relating to an Option or Award that is intended to be Performance-Based Compensation does not comply or is inconsistent with Section 162(m) of the Code or the regulations promulgated thereunder (including IRS Regulation § 1.162-27), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee discretion to increase the amount of compensation otherwise payable in connection with any such Option or Award upon the attainment of the Performance Objectives.

14.3	Compliance With Section 409A. All Options and Awards granted under the Plan are intended either not to be subject to Section 409A of the Code or, if subject to Section 409A of the Code, to be administered, operated and construed in compliance with Section 409A of the Code and any guidance issued thereunder. Notwithstanding this or any other provision of the Plan to the contrary, the Committee may amend the Plan or any Option or Award granted hereunder in any manner, or take any other action that it determines, in its sole discretion, is necessary, appropriate or advisable (including replacing any Option or Award) to cause the Plan or any Option or Award granted hereunder to comply with Section 409A and any guidance issued thereunder or to not be subject to Section 409A. Any such action, once taken, shall be deemed to be effective from the earliest date necessary to avoid a violation of Section 409A and shall be final, binding and conclusive on all Eligible Individuals and other individuals having or claiming any right or interest under the Plan.

SECTION 15.    GENERAL PROVISIONS.

15.1	The term of each Award shall be for such period of months or years from the date of its grant as may be determined by the Committee; provided that, except as provided in Section 12, in no event shall the term of any Option or any Stock Appreciation Right related to any Option exceed a period of ten (10) years from the date of its grant.

15.2	No Employee or Participant shall have any claim to be granted any Award under the Plan and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

15.3	The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have complied with the then applicable terms and conditions of such Award.

15.4	All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

15.5	Except as otherwise required in any applicable Award Agreement or by the terms of the Plan, recipients of Awards under the Plan shall not be required to make any payment or provide consideration other than the rendering of services.

15.6	The Committee is authorized to establish procedures pursuant to which the payment of any Award may be deferred.

15.7	The Company is authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due in respect of an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee shall be authorized to establish procedures for election by Participants to satisfy such withholding taxes by delivery of, or directing the Company to retain Shares. The Company will not issue Shares or Awards until such tax obligations have been satisfied.

15.8	Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is otherwise required; and such arrangements may be either generally applicable or applicable only in specific cases.

15.9	The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law.

15.10	If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any relevant jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(As adopted by the Board on February 17, 2011, and approved by the Company’s stockholders on April 21, 2011.)

HUMANA INC. 500 W. MAIN STREET ATTN: JOAN LENAHAN 27TH FLOOR LOUISVILLE, KY 40202

YOUR VOTE IS IMPORTANT

VOTE BY TELEPHONE OR INTERNET OR MAIL

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 20, 2011. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 20, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Humana Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. PLEASE DO NOT MAIL BACK YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M29443-P05513	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HUMANA INC.
The Board of Directors recommends you vote FOR the following proposals:
Vote on Directors
1.	Election of Directors.
	Nominees:	For	Against	Abstain		For	Against	Abstain

1a)   Frank A. D’Amelio

1b)   W. Roy Dunbar

1c)   Kurt J. Hilzinger

1d)   David A. Jones, Jr.

1e)   Michael B. McCallister

1f)    William J. McDonald

1g)   William E. Mitchell

1h)   David B. Nash, M.D.

1i)    James J. O’Brien

1j)    Marissa T. Peterson

		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	2. The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

					3. The approval of the Humana Inc. 2011 Stock Incentive Plan.	☐	☐	☐

					4. The approval of the compensation of the named executive officers as disclosed in the 2011 proxy statement.	☐	☐	☐

					The Board of Directors recommends you vote 1 year on the following proposal:	1 Year	2 Years	3 Years	Abstain

					5. The approval of the frequency with which future shareholder votes on the compensation of the named executive officers will be held.	☐	☐	☐	☐

At their discretion, the Proxies are authorized to vote upon any other matters as may come before the Annual Meeting.

Signatures of stockholders should correspond exactly with the names shown on this proxy card. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. When Shares of Company Common Stock are held by joint tenants, both should sign. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M29444-P05513

HUMANA INC.

ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, APRIL 21, 2011

10:00 AM, EDT

HUMANA BUILDING

25th FLOOR AUDITORIUM

500 WEST MAIN STREET

LOUISVILLE, KENTUCKY 40202

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Michael B. McCallister and Kurt J. Hilzinger, and each of them, their attorneys and agents, with full power of substitution to vote as Proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of Humana Inc. (the Annual Meeting) to be held in the Auditorium on the 25th Floor of the Humana Building, 500 West Main Street, Louisville, Kentucky on Thursday, the 21st day of April, 2011 at 10:00 a.m., EDT, and at any postponements or adjournments thereof, according to the number of votes the undersigned would be entitled to vote on the proposals as set forth on the reverse side if personally present.

THE SHARES OF COMMON STOCK COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP, FOR THE APPROVAL OF THE HUMANA INC. 2011 STOCK INCENTIVE PLAN, FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT, AND FOR A FREQUENCY OF ONE YEAR FOR A FUTURE VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the Annual Meeting.

(SEE REVERSE SIDE TO VOTE)